UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MEDTRONIC PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Medtronic

2022 Proxy Statement

and Notice of Annual Meeting of Shareholders

Notice of Annual General Meeting

Thursday, December 8, 2022

8:00 a.m. local time

Shelbourne Hotel, 27 St. Stephen’s Green, Dublin, Ireland*

MEETING AGENDA

1.	Electing, by separate resolutions, the eleven director nominees named in the proxy statement to hold office until the 2023 Annual General Meeting of Medtronic plc (the “Company”);

2.

Ratifying, in a non-binding vote, the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2023 and authorizing, in a binding vote, the Board of Directors, acting through the Audit Committee, to set the auditor’s remuneration;

3.	Approving, on an advisory basis, the Company’s executive compensation;

4.	Renewing the Board of Directors’ authority to issue shares under Irish law;

5.	Renewing the Board of Directors’ authority to opt out of pre-emption rights under Irish law;

6.	Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Medtronic ordinary shares;

7.

Receiving and considering the Company’s Irish Statutory Financial Statements for the fiscal year ended April 29, 2022 and the reports of the directors and auditors thereon, and reviewing the affairs of the Company; and

8.	Transacting any other business that may properly come before the meeting.

Proposals 1, 2, 3, 4, and 6 above are ordinary resolutions requiring a simple majority of the votes cast at the meeting to be approved. Proposal 5 is a special resolution requiring at least 75% of the votes cast at the meeting to be approved. All proposals are more fully described in this proxy statement. There is no requirement under Irish law that Medtronic’s Irish Statutory Financial Statements for the fiscal year ended April 29, 2022, or the directors’ and auditor’s reports thereon be approved by the shareholders, and no such approval will be sought at the Annual General Meeting.

RECORD DATE

Shareholders of record at the close of business on October 11, 2022, will be entitled to vote at the meeting.

ONLINE PROXY DELIVERY AND VOTING

As permitted by the Securities and Exchange Commission, we are making this proxy statement, the Company’s annual report to shareholders, and our Irish statutory financial statements available to our shareholders electronically via the Internet. We believe electronic delivery expedites your receipt of materials, reduces the environmental impact of our Annual General Meeting and reduces costs significantly. The Notice Regarding Internet Availability of Proxy Materials (the “Notice”) contains instructions on how you can access the proxy materials and how to vote online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the Notice. The Notice will be mailed to shareholders on or about October 27, 2022 and will provide instructions on how you may access and review the proxy materials on the Internet and how to vote.

ADMISSION TO THE ANNUAL GENERAL MEETING

The well-being of all attendees and participants at the Annual General Meeting is a primary concern for the Company and in this context we are monitoring developments in relation to the COVID-19 pandemic. While all shareholders are invited to attend the Annual General Meeting, the Annual General Meeting will proceed subject to the guidance provided by the Irish

Government and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as the Board considers appropriate to address health and safety concerns. As a result, there may be restrictions on travel and/or gatherings that affect or prohibit travel to and in-person attendance at the Annual General Meeting. Due to the ongoing risks posed by the COVID-19 pandemic, the members of our Board and senior management may not be physically present at our Annual General Meeting in Ireland and may instead participate remotely. Furthermore, to promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. Such additional procedures or limitations may include, but are not limited to, thorough screenings of attendees (including temperature checks), limits on the number of attendees to promote social distancing and requiring the use of face masks.

We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting if attending in person is not feasible or not recommended. This can be done in advance of the Annual General Meeting by using one of the voting options detailed in the accompanying proxy statement.

If you wish to attend the Annual General Meeting, you must be a shareholder on the record date and either request an admission ticket in advance by visiting www.proxyvote.com and following the instructions provided (you will need the control number included on your proxy card, voter instruction form or Notice), or bring proof of ownership of ordinary shares to the meeting. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.

,

*

Depending on concerns about and developments relating to the COVID-19 pandemic, we may need to change the date, time, location and or format of the meeting, subject to Irish law requirements. The Company would publicly announce any such changes and how to participate in the meeting by press release and a filing with the U.S. Securities and Exchange Commission (“SEC”) as soon as practicable prior to the meeting. Any such determinations and changes will be made and communicated in accordance with Irish law and SEC rules and requirements. The Company will be obliged to comply with any legal restrictions that are imposed as a consequence of COVID-19 and that affect the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on December 8, 2022: This proxy statement, the Company’s 2022 Annual Report to Shareholders and our Irish Statutory Financial Statements for the year ended April 29, 2022, are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE.

If possible, please vote your shares over the internet using the instructions found in the Notice. Alternatively, you may request a printed copy of the proxy materials and vote using the toll-free telephone number on the proxy card or by marking, signing, dating and mailing your proxy form in the postage-paid envelope that will be provided. Voting by any of these methods will not limit your right to vote during the Annual General Meeting. All proxies will be forwarded to the Company’s registered office electronically.

Under New York Stock Exchange rules, if you hold your shares in “street” name through a brokerage account, your broker will NOT be able to vote your shares on non-routine matters being considered at the Annual General Meeting unless you have given instructions to your broker prior to the meeting on how to vote your shares. Proposals 1 and 3 are considered non-routine matters under New York Stock Exchange rules. This means that you must give specific voting instructions to your broker on how to vote your shares so that your vote can be counted.

2022 Nonqualified Deferred Compensation	69

Potential Payments Upon Termination or Change of Control	71

Equity Compensation Plan Information	74

REPORT OF THE AUDIT COMMITTEE	75

AUDIT AND NON-AUDIT FEES	76

PROPOSAL 2	77
Non-Binding Ratification of Appointment of Independent Auditor And Binding Authorization of the Board of Directors, Acting Through the Audit Committee, to Set Auditor Remuneration

PROPOSAL 3	79
Advisory Resolution to Approve Named Executive Officer Compensation (“Say-On-Pay”)

PROPOSAL 4	81
Renewal of the Board’s Authority to Issue Shares Under Irish Law

PROPOSAL 5	82
Renewal of the Board’s Authority to Opt Out of Statutory Pre-emption Rights Under Irish Law

PROPOSAL 6	84
Authorization of the Company and Any Subsidiary of the Company to Make Overseas Market Purchases of Medtronic Ordinary Shares

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING	86
Voting by Proxy	86

How Proxies will be Voted	86

Voting at the Meeting	86

Admission to the Meeting	87

OTHER INFORMATION	88
Expenses of Solicitation	88

Shareholder Proposals and Director Nominations	88

Delivery of Documents to Shareholders Sharing an Address	88

Other	89

APPENDIX A	A-1
Financial and Non-Gaap Reconciliations

Medtronic  |  2022 Proxy Statement

Proxy Summary

Proxy Summary

This summary highlights information described in more detail elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2022 Annual General Meeting of Shareholders

Date and Time:*	Thursday, December 8, 2022 at 8:00 a.m. Local Time

Place:	Shelbourne Hotel 27 St. Stephen’s Green Dublin, Ireland

Commence Mail Date:	October 27, 2022

Record Date:	October 11, 2022

*

Depending on concerns about and developments relating to the COVID-19 pandemic, we may need to change the date, time, location and or format of the meeting, subject to Irish law requirements. The Company would publicly announce any such changes and how to participate in the meeting by press release and a filing with the U.S. Securities and Exchange Commission (“SEC”) as soon as practicable prior to the meeting. Any such determinations and changes will be made and communicated in accordance with Irish law and SEC rules and requirements. The Company will be obliged to comply with any legal restrictions that are imposed as a consequence of COVID-19 and that affect the meeting.

Advance Voting Methods and Deadlines

Method	Instruction	Deadline

Internet	Go to http://www.proxyvote.com and follow the instructions (have your proxy card or internet notice in hand when you access the website)

Internet and telephone voting are available 24 hours a day, seven days a week up to these deadlines:

Shares held through the Medtronic Savings and Investment Plan and the Medtronic Puerto Rico Employees’ Savings and Investment Plan – 11:59 p.m., Eastern Standard Time, on December 5, 2022

Registered Shareholders or Beneficial Owners – 11:59 p.m., Eastern Standard Time, on December 7, 2022

Telephone	Dial 1-800-690-6903 and follow the instructions (have your proxy card or internet notice in hand when you call)

Shares held through the Medtronic Savings and Investment Plan and the Medtronic Puerto Rico Employees’ Savings and Investment Plan – 11:59 p.m., Eastern Standard Time, on December 5, 2022

Registered Shareholders or Beneficial Owners – 11:59 p.m., Eastern Standard Time, on December 7, 2022

Mail

If you received paper copies of our proxy materials, mark your selections on the enclosed proxy card

•  Date and sign your name exactly as it appears on proxy card

•  Promptly mail the proxy card in the enclosed postage-paid envelope

Return promptly to ensure it is received before the date of the Annual General Meeting

Shares held through the Medtronic Savings and Investment Plan and the Medtronic Puerto Rico Employees’ Savings and Investment Plan – 11:59 p.m., Eastern Standard Time, on December 5, 2022

Registered Shareholders or Beneficial Owners – 11:59 p.m., Eastern Standard Time, on December 7, 2022

Medtronic  |  2022 Proxy Statement        1

Proxy Summary

Questions and Answers About Attending our Annual General Meeting and Voting

The Company encourages you to review the questions and answers about the Annual General Meeting and voting beginning on page 86 to learn more about the rules and procedures surrounding the proxy and Annual General Meeting process, as well as the business to be conducted at the Annual General Meeting. If you plan to attend the Annual General Meeting in person, please direct your attention to the information following “Admission to the Meeting” on page 87.

IF YOU WISH TO ATTEND THE ANNUAL GENERAL MEETING, YOU MUST EITHER REQUEST AN ADMISSION TICKET IN ADVANCE OR BRING PROOF OF OWNERSHIP OF ORDINARY SHARES TO THE MEETING.

YOUR VOTE IS IMPORTANT! PLEASE CAST YOUR VOTE AND PLAY A PART IN THE FUTURE OF MEDTRONIC.

Voting Matters and Board Recommendations

Proposal		Board Recommendation	For More Information

Proposal 1 –	To elect, by separate resolutions, the eleven director nominees named in the proxy statement to hold office until the 2023 Annual General Meeting of the Company	“FOR” all nominees	Page 12

Proposal 2 –	To ratify, in a non-binding vote, the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent auditor for fiscal year 2023 and to authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to set the auditor’s remuneration	“FOR”	Page 77

Proposal 3 –	To approve in a non-binding advisory vote, named executive officer compensation (a “Say-on-Pay” vote)	“FOR”	Page 79

Proposal 4 –	To renew the Board’s authority to issue shares	“FOR”	Page 81

Proposal 5 –	To renew the Board’s authority to opt out of pre-emption rights	“FOR”	Page 82

Proposal 6 –	Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Medtronic ordinary shares	“FOR”	Page 84

2        Medtronic  |  2022 Proxy Statement

Proxy Summary

Director Nominees

You are being asked to vote, by separate resolutions, on the election of the following eleven Directors. Each Director nominee is elected annually by a majority of votes cast. Detailed information about each Director’s background, skill sets and areas of expertise can be found beginning on page 13.

					Committee Memberships						Other Current Public Boards
Name	Age (1)	Director Since	Principal Position	Indep.	AC	CC	FFRC	NCGC	QC	STC

Richard H. Anderson	67	2002	Retired President and Chief Executive Officer of Amtrak	Y	M	M	M				—

Craig Arnold (2)	62	2015	Chairman and Chief Executive Officer of Eaton Corporation	Y				C		M	1

Scott C. Donnelly	60	2013	Chairman, President and Chief Executive Officer of Textron, Inc.	Y	M			M		M	1

Lidia L. Fonseca	53	2022 (3)	Executive Vice President, Chief Digital and Technology Officer, Pfizer, Inc.	Y		M				M	1

Andrea J. Goldsmith, Ph.D.	57	2019	Dean of the School of Engineering and Applied Science at Princeton University	Y					M	C	2

Randall J. Hogan, III	66	2015	Chairman of nVent Electric plc	Y	M		C				1

Kevin E. Lofton	67	2020	Retired Chief Executive Officer of CommonSpirit Health	Y			M		C		1

Geoffrey S. Martha	52	2019	Chief Executive Officer of Medtronic plc	N							—

Elizabeth G. Nabel, M.D.	70	2014	Chief Medical Officer, Opko Health, Inc.	Y		C			M		3

Denise M. O’Leary	64	2000	Private Venture Capital Investor	Y	C		M	M			1

Kendall J. Powell	68	2007	Retired Chairman and Chief Executive Officer of General Mills, Inc.	Y		M	M		M		—

(1)	As of July 1, 2022.

(2)	Lead Independent Director.

(3)	Effective June 27, 2022.

AC:	Audit Committee	NCGC:	Nominating and Corporate Governance Committee	C:	Chair

CC:	Compensation Committee	QC:	Quality Committee	M:	Member

FFRC:	Finance and Financial Risk Committee	STC:	Science and Technology Committee

Medtronic  |  2022 Proxy Statement        3

Proxy Summary

Corporate Governance Highlights

Strong Lead Independent Director See page 19	Annual Board and Committee Evaluation Processes See page 19	Robust Risk Management Program See page 20

Stock Ownership Guidelines for Named Executive Officers and Directors See pages 31 and 50	Annual Board of Director Elections and Majority Voting for Directors See pages 3 and 12	Regular Executive Sessions of Independent Directors See page 20

ESG Oversight Responsibility See page 10	Sustainability and ESG Highlights See page 9	Corporate Governance Principles See page 19

High Ethical Standards Established in Written Policies and Actions (Includes Codes of Conduct,
U.S. Patient Privacy Principles, Political Contribution Policy, and Policies Regarding Environmental,
Health and Safety and the Use of Animals)
See page 28 and our investor relations website

4        Medtronic  |  2022 Proxy Statement

Proxy Summary

2022 Nominee Director Board Composition

2022 Nominee Director Skills Matrix

Skills Matrix – Definitions

Executive Leadership – Current or former CEO, COO or equivalent

Finance/Accounting/Strategic Transactions – Current or former CFO or chief accounting officer; Audit Committee Financial Expert; other finance or accounting expertise and experience; M&A or equivalent

Healthcare Industry – Experience in the healthcare industry, including as a physician/clinician

Technology and Innovation – Current or former chief R&D officer or equivalent; CEO or COO of a large, complex technology company; experience as a senior-level scientist or technology leader

Legal/Regulatory/Risk Management/Government – Current or former chief legal, regulatory or risk officer or equivalent; prior service as a high-level government official or regulator

Global Operations – Management of or responsibility for large, complex global operations

Cybersecurity/IT – Expertise and experience in cybersecurity or information technology; CIO, CISO or equivalent

Consumer/Marketing/Brand Management – Expertise and experience in consumer marketing or brand management

Medtronic  |  2022 Proxy Statement        5

Proxy Summary

Director Selection Process

As part of its ongoing board refreshment process, the Nominating and Corporate Governance Committee has primary responsibility for identifying and evaluating candidates for appointment to the Company’s Board of Directors. Qualified individuals are also identified through independent third party search firms, independent recommendations, and from outreach through non-traditional channels to ensure a broad and diverse pool of candidates. Candidates engage in a rigorous review and interview process with the Company’s Nominating and Corporate Governance Committee, as well as with other members of the Board of Directors, including the Lead Independent Director. Candidates are assessed on such items as diversity of background including relevant skills, industry and other experience, and personal attributes, and an in-depth due diligence process is also conducted to ensure independence and integrity. At the conclusion of assessment and due diligence processes, the Nominating and Corporate Governance Committee presents qualified candidates to the full Board of Directors for review and approval. In 2021 the Board of Directors adopted a formal Board Diversity Policy to publicly codify the importance of and commitment to diverse representation on the Board of Directors.

Shareholder Outreach on Governance

The Company recognizes the value of shareholder engagement and takes a proactive approach to shareholder outreach on governance matters. Every year, the company has dialogue with many of its institutional investors, and specifically seeks input on governance, executive compensation, and strategic issues, as well as understanding their concerns and addressing their questions. The Company brings feedback from its shareholders to the Board; such feedback is instrumental to the Board’s decision-making process.

ENGAGEMENT CYCLE

Fiscal Year 2022 Performance Highlights

Medtronic is a leading global healthcare technology company, boldly attacking the most challenging health problems facing humanity and united by its Mission to alleviate pain, restore health, and extend life for millions of people around the world. The Company’s fiscal year 2022 (“FY22”) financial performance was affected by the impact of COVID-19, the impact in the second half of the fiscal year from the lack of new product approvals in its U.S. Diabetes business, and the impact of temporary supply chain issues, particularly in its Surgical Innovation business, in the fourth fiscal quarter. At the same time, Medtronic continued to advance its long-term strategies of innovation-driven growth, operational excellence, and disciplined capital allocation and portfolio management.

FY22 revenue of $31.7 billion increased 5% as reported and on an organic basis, in-line with the Company’s long-range plan of growing organic revenue 5%+. FY22 GAAP diluted earnings per share (EPS) of $3.73 increased 40%, while non-GAAP diluted EPS of $5.55 increased 26%, up significantly due to the impact of the pandemic on prior year earnings, and significantly above the Company’s long-range plan of growing non-GAAP EPS at 8%+. Cash flow from operations was $7.3 billion, an increase of 18%. FY22 free cash flow was $6.0 billion, an increase of 22%. Free cash flow conversion from non-GAAP earnings was 80%, at the Company’s goal of achieving 80% or greater conversion from non-GAAP net earnings.

Despite the difficult operating environment resulting from the pandemic and supply chain impacts, Medtronic had numerous highlights in FY22, including:

•

Continued Transformation – first full year working under the Company’s new operating model and enhanced “Medtronic Mindset” culture of acting boldly, competing to win, moving with speed and decisiveness, fostering belonging, and delivering results the right way;

6        Medtronic  |  2022 Proxy Statement

Proxy Summary

•	Scientific Evidence and Product Pipeline – conducted approximately 300 clinical trials globally and received over 200 regulatory approvals across the U.S., Europe, Japan, and China;

•	Future Innovation Investment – Record organic R&D spend of $2.7 billion to fuel innovative product pipeline;

•

Environmental, Social, and Governance – selected for inclusion on the Dow Jones Sustainability World Index (DJSI World) as one of the world’s leading companies for sustainability; hosted its inaugural ESG investor briefing where company leaders highlighted its sustainability strategy;

•

Healthcare Access – Medtronic LABS has screened over 1 million people, with 40,000 lives improved and 2,500 healthcare workers trained; announced partnership with Amazon Web Services to deliver better colon screening in underserved communities using our GI Genius;

•

Health Equity – announced partnership with Amazon Web Services and the American Society for Gastrointestinal Endoscopy (ASGE) to deliver better colon screening in communities with low screening rates using Medtronic GI Genius intelligent endoscopy modules;

•

Net Zero Carbon Emissions – announced ambition of achieving net zero carbon emissions within the Company’s operations and across its value chain (scopes 1, 2, & 3) by FY45, building upon its existing goal of reaching carbon neutrality by FY30;

•	Inclusion, Diversity, and Equity (ID&E) – ranked #10 on Diversity Inc’s Top 50 US Companies for Diversity, and introduced ID&E metrics as part of management compensation;

•	Operational Excellence – leveraging the Company’s scale, consolidated global operations and supply chain functions, which were previously fragmented throughout the organization;

•	Market Share - won share in an increasing number of its businesses, driven by the Company’s differentiated product offering;

•	Tuck-In Acquisitions – announced four acquisitions with combined $2.1 billion in present value total consideration, including Intersect ENT and Affera;

•	Shareholder Returns – returned $5.5 billion to its shareholders, or 92% of free cash flow, through its growing dividend and net share repurchase.

To conclude with the Company’s most important statistic, Medtronic served over 76 million patients globally in FY22. More than two patients are benefitting from Medtronic therapies and services every second. This is a direct result of the dedication and passion of its global team of 95,000+ full-time employees, collaborating with the Company’s partners in healthcare, to fulfill the Medtronic Mission.

Executive Compensation Philosophy

The Company’s compensation programs align the interests of all its executives, including named executive officers (“NEOs”), with those of the stakeholders, particularly shareholders. The Company’s programs are market-competitive to ensure it attracts, retains and engages highly talented executives with compensation packages established pursuant to the following principles:

•

Market-Competitive. We benchmark and assess our program annually to ensure market-competitive target total direct compensation consisting of base salary, target annual cash incentive and long-term incentives. The benchmarking process ensures that each element of target total direct compensation is within a market competitive range relative to our 27-company Comparison Group.

•

Pay for Performance. We emphasize pay for performance by making at least 75% of target total direct compensation payable to each NEO contingent on the attainment of annual and long-term Company performance goals. The commitment to pay for performance provides actual compensation outcomes with varying levels of competitiveness based on our absolute and relative performance results.

•

Shareholder Value Alignment. We align incentive programs with shareholder value creation by using annual and three-year performance measures that drive shareholder value. Incentive goals come directly from our Board-approved annual operating plan and our Board-approved long-term strategic plan.

•

ESG Metrics. Both Quality and Inclusion, Diversity, and Equity (ID&E) are components of our scorecard that directly impact payouts of our annual incentive plan. The quality goals can only reduce a payout, while the ID&E goals can increase or reduce a payout. Quality and ID&E also directly align to the Medtronic Mission, “To strive without reserve for the greatest possible reliability and quality in our products.”

Medtronic  |  2022 Proxy Statement        7

Proxy Summary

Executive Compensation Program Design

Our executive compensation program design supports our philosophy by emphasizing incentives, specifically long-term incentives. As the graphs bellow highlight, a significant majority (85% – 92%) of target total direct compensation is variable via incentives.

8        Medtronic  |  2022 Proxy Statement

Proxy Summary

Sustainability and ESG Highlights

Medtronic’s approach to sustainability and environmental, social and governance (“ESG”) is grounded in its Mission, which articulates the Company’s purpose and acknowledges its responsibility to contribute to human welfare; deliver the highest-quality products, therapies and services to patients; make a fair profit; recognize the personal worth of employees; and maintain good citizenship as a company.

The Company’s Mission has been its corporate sustainability roadmap for more than 60 years, and its relevance is magnified in today’s global business environment which calls upon companies to contribute in meaningful ways to sustainable development.

The Company’s priority ESG issues – which were identified by internal and external stakeholders and are distinctly aligned with the Mission – allow Medtronic to achieve sustainable growth while also contributing to the United Nations Sustainable Development Goals (“U.N. SDG”).

	MISSION	PRIORITY ESG ISSUES	U.N. SDG ALIGNMENT

Tenet 1	Contribute to human welfare... alleviate pain, restore health, extend life	• Innovation & Access • Integrated Care

Tenet 2	Direct growth in areas of biomedical engineering build on these areas through education and knowledge assimilation	• Innovation & Access • Integrated Care

Tenet 3	Strive without reserve for the greatest possible reliability and quality in our products... be recognized as a company of dedication, honesty, integrity, and service	• Product Quality & Safety • Technology & Device Security • Data Privacy & Security • Ethics in Sales & Marketing • Corruption & Bribery • Transparency

Tenet 4	Make a fair profit... to meet our obligations, sustain our growth, and reach our goals	• Affordability & Fair Pricing • Climate Risk & Resilience • Responsible Supply Management • Product Stewardship

Tenet 5	Recognize the personal worth of all employees... advancement opportunity	• Inclusion & Diversity • Talent

Tenet 6	Maintain good citizenship as a company	As a good corporate citizen we use all of our resources, including philanthropy and community investment, to address our material ESG issues.

Medtronic  |  2022 Proxy Statement        9

Proxy Summary

While Medtronic is committed to advancing performance related to all of the Company’s priority ESG issues, it elevates three that provide its greatest opportunity for global impact.

INNOVATION & ACCESS	PRODUCT QUALITY & SAFETY	INCLUSION & DIVERSITY

Increasing the availability of treatments to address significant disease burden, including those currently unmet, through therapy innovation, new application of existing technologies, and/or scientific cooperation and partnership, as well as accessibility to them through capacity building, infrastructure improvement, regulatory approval, and remote diagnosis or treatment.

Managing product quality as it relates to all key stakeholders – patients, physicians, hospital administrators and Medtronic businesses – through industry-leading design, reliability, manufacturability; supplier quality; global compliance and corrective action; and investments in personnel, training, IT tools and automation.

Advancing fair treatment and adequate representation of ethnicities and gender at all levels of our workforce through equal professional opportunities and pay and proactive inclusion of groups facing barriers. This includes cultivating strong employee engagement through global diversity networks and local employee-led affinity groups designed to help employees both professionally and personally.

Because climate risk and resilience are of growing concern to our stakeholders, Medtronic announced an ambition to be carbon neutral in the company’s owned and operated facilities (Scope 1 and 2) by fiscal year 2030 and net zero across our value chain (Scope 3) by fiscal year 2045, and we have posted a high-level decarbonization roadmap on Medtronic.com. In addition, we continue to integrate climate risk assessment into business continuity and enterprise risk management processes.

ESG Governance and Management

Recognizing the significant impact that ESG issues have on the company’s ability to achieve sustainable growth, the Nominating and Governance Committee of the Company’s Board of Directors has responsibility to oversee the Company’s ESG performance, including the impacts of its operations on society and the environment.

An executive-level Sustainability Steering Committee, sponsored by the Chief Financial Officer, oversees the Company’s sustainability strategy, performance and disclosure related to the Company’s priority ESG issues.

The Company’s Sustainability Program Office identifies and drives performance on activities related to our material ESG issues, including emerging risks and opportunities, and escalates them to the Sustainability Steering Committee as appropriate. The program office also sets performance and disclosure expectations and engages stakeholders on relevant topics.

Performance and Disclosure

Medtronic has set public targets to reduce the environmental impacts of company operations since 2007 and released its third set of long-term targets through 2025 in the company’s 2020 Integrated Performance Report. The Global Human Rights, Responsible Supply Management and Product Stewardship programs continue to mature, as the company embeds management of these issues to achieve compliance with emerging regulations and customer and stakeholder expectations. Medtronic releases an Integrated Performance Report annually, which follows the guidance of the Global Reporting Initiative, Sustainability Accounting Standards Board and Task Force on Climate-related Financial Disclosures frameworks. This report outlines the Company’s sustainability management approach and performance related to its priority ESG issues, including key metrics and targets. Medtronic’s CEO also was among 60-plus executive officers who publicly adopted the World Economic Forum Stakeholder Capitalism Metrics which were identified by the International Business Council. The Company began identifying these metrics in its 2021 Integrated Performance Report. Medtronic also releases an annual Inclusion, Diversity and Equity Report that publicly shares the company’s efforts to create an inclusive work environment, remove bias, and amplify its impact in local communities.

10        Medtronic  |  2022 Proxy Statement

Cautionary Note Regarding Forward-Looking Statements

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend” and other similar words. Forward-looking statements in this proxy statement include, but are not limited to, statements regarding individual and Company performance objectives and targets, statements relating to the benefits of Medtronic’s acquisitions, product launches and business strategies, and Medtronic’s intent to return capital to shareholders through dividends and share repurchases. These and other forward-looking statements are based on the Company’s beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this proxy statement, including the potential or anticipated direct or indirect impact of the COVID-19 pandemic on the Company’s business, results of operations and/or financial condition, can be found in Medtronic’s periodic reports on file with the U.S. Securities and Exchange Commission. The forward-looking statements speak only as of the date of this proxy statement and undue reliance should not be placed on these statements. Medtronic disclaims any intention or obligation to publicly update or revise any forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

Medtronic  |  2022 Proxy Statement        11

Proposal 1

Proposal 1 –

Election Of Directors

Directors and Nominees

The Company’s Board of Directors currently has eleven members, all of whom will serve until the 2022 Annual General Meeting. All nominees for election at the 2022 Annual General Meeting are currently serving Medtronic directors who were elected by shareholders at the 2021 Annual General Meeting, other than Lidia L. Fonseca, who, as previously announced, was appointed by our Board of Directors upon recommendation of the Nominating and Corporate Governance Committee, with an effective date of June 27, 2022. The Nominating and Corporate Governance Committee engaged a third-party search firm to identify qualified candidates, including Ms. Fonseca, and each Board member had an opportunity to meet with Ms. Fonseca prior to her appointment to confirm that her appointment would further the Board’s commitment to seek out candidates with diverse backgrounds, skills and experiences. Proxies cannot be voted for a greater number of individuals than the number of nominees named in this Proxy Statement.

In order to be elected as a director, each nominee must be appointed by an ordinary resolution and each must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. If a nominee becomes unable or declines to serve, the individuals acting as proxies will have the authority to vote for any substitute who may be nominated in accordance with Medtronic’s Articles of Association. The Company has no reason to believe this will occur.

The Nominating and Corporate Governance Committee considers candidates for Board membership, including those suggested by shareholders, applying the same criteria to all candidates. Any shareholder who wishes to recommend a prospective nominee for the Board for consideration by the Nominating and Corporate Governance Committee must notify the Company Secretary in writing at Medtronic’s registered office at 20 on Hatch, Lower Hatch Street, Dublin 2, D02 XH02, Ireland. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Nominating and Corporate Governance Committee to make an initial determination as to whether the nominee satisfies the criteria for directors set out in the Governance Principles.

If the Nominating and Corporate Governance Committee identifies a need to replace a current member of the Board, to fill a vacancy on the Board, or to expand the size of the Board, it considers candidates from a variety of sources, including third-party search firms that assist with identifying, evaluating and conducting due diligence on potential director candidates. The process followed to identify and evaluate candidates includes meetings to review biographical information and background material relating to candidates, and interviews of selected candidates by members of the Board. Recommendations of candidates for inclusion in the Board slate of director nominees are based upon the criteria set forth in the Governance Principles. These criteria include business experience and skills, judgment, honesty and integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with Medtronic’s interests. Consistent with the formal Board Diversity Policy adopted by the Board in 2021, the Nominating and Corporate Governance Committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. When evaluating candidates for Board membership, the Nominating and Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills, experience, and community involvement, and input from other members of the Board.

After completing the evaluation process, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to individuals who should be nominated by the Board. The Board determines the nominees after considering the recommendations and report of the Nominating and Corporate Governance Committee and such other nominees and evaluations as it deems appropriate.

Shareholders who intend to participate in the Annual General Meeting to nominate a candidate for election by the shareholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Nominating and Corporate Governance Committee was not requested to consider the candidacy) must comply with the procedures in Medtronic’s Articles of Association, which are described under “Other Information – Shareholder Proposals and Director Nominations” on page 88 of this proxy statement.

12        Medtronic  |  2022 Proxy Statement

Proposal 1

NOMINEES FOR DIRECTOR FOR ONE-YEAR TERMS ENDING IN 2023:

Richard H. Anderson Retired President and Chief Executive Officer, Amtrak	Craig Arnold Chairman and Chief Executive Officer, Eaton Corporation

Age: 67

Director Since: 2002

Committees:

Audit, Compensation, and Finance and Financial Risk

Experience:

Mr. Anderson served without compensation as the President and Chief Executive Officer of Amtrak, an intercity passenger rail service provider, from July 2017 until his retirement on April 15, 2020. From 2007 until May 2016, Mr. Anderson served as Chief Executive Officer and a director of Delta Air Lines, Inc., a commercial airline. Upon retiring as Chief Executive Officer of Delta Air Lines, Inc. in May 2016, he became the Executive Chairman of the board of directors of Delta Air Lines, Inc. until October 2016. He was Executive Vice President of UnitedHealth Group Incorporated, a diversified health care company, from 2004 until 2007. Mr. Anderson was Chief Executive Officer of Northwest Airlines Corporation from 2001 to 2004. Mr. Anderson is a former director of Delta Air Lines, Inc.

Qualifications:

Mr. Anderson’s qualifications to serve on the Board include his more than 25 years of business, operational, financial and executive management experience. He has also served on the board of directors of another public company. Mr. Anderson’s extensive experience, including within the health care industry, for Fortune 500 companies and for large privately-owned companies, allows him to contribute valuable executive leadership, strategic portfolio management, risk management and global operations insight to Medtronic.

Other Public Company Directorships:

None

Age: 62

Director Since: 2015

Committees:

Nominating and Corporate Governance (Chair), and Science and Technology

Experience:

Mr. Arnold has been Chairman and Chief Executive Officer of Eaton Corporation, a multinational power management company, since June 2016. From September 2015 to May 2016, Mr. Arnold served as President and Chief Operating Officer of Eaton Corporation. Prior to that, Mr. Arnold served as the Vice Chairman and Chief Operating Officer, Industrial Sector, of Eaton Corporation. From 2000 to 2008 he served as Senior Vice President of Eaton Corporation and Group Executive of the Fluid Power Group of Eaton. Prior to joining Eaton, Mr. Arnold was employed in a series of progressively more responsible positions at General Electric Company from 1983 to 2000. Mr. Arnold was appointed to the Board of Directors of Eaton Corporation in 2015. Mr. Arnold is a former director of Covidien plc.

Qualifications:

Mr. Arnold brings years of demonstrated executive leadership, senior management, and global operations experience including supply chain, manufacturing operations, sales and marketing and technology innovation. His position as Chief Executive Officer of the Eaton Corporation gives Mr. Arnold critical insights into the operational requirements of a large, multinational company including customers, end markets and talent development. In addition, as a CEO of a global company and through his experience previously serving on the Audit Committee of another public company, Mr. Arnold gained valuable knowledge and understanding of accounting principles and financial reporting rules and regulations, evaluating financial results, and generally overseeing the financial reporting process of a large public corporation.

Other Public Company Directorships:

Eaton Corporation

Medtronic  |  2022 Proxy Statement        13

Proposal 1

Scott C. Donnelly Chairman, President and Chief Executive Officer, Textron, Inc.	Lidia L. Fonseca Executive Vice President, Chief Digital and Technology Officer, Pfizer, Inc.

Age: 60

Director Since: 2013

Committees:

Audit, Nominating and Corporate Governance, and Science and Technology

Experience:

Mr. Donnelly is Chairman, President and Chief Executive Officer of Textron, Inc., a producer of aircraft, defense and industrial products. Mr. Donnelly joined Textron in June 2008 as Executive Vice President and Chief Operating Officer and was promoted to President and Chief Operating Officer in January 2009. He was appointed to the Board of Directors in October 2009, and became Chief Executive Officer of Textron in December 2009 and Chairman of the Board in September 2010. Previously, Mr. Donnelly was the President and CEO of General Electric Company’s aviation business unit, GE Aviation, a leading maker of commercial and military jet engines and components as well as integrated digital, electric power and mechanical systems for aircraft. Prior to July 2005, Mr. Donnelly held various other management positions since joining General Electric in 1989.

Qualifications:

Mr. Donnelly’s qualifications to serve on the Board include more than two decades of business experience in innovation, manufacturing, operations, sales and marketing, portfolio management, talent development, and business processes. Mr. Donnelly also serves on the board of directors of another public company. In addition, Mr. Donnelly’s extensive executive decision-making experience, corporate governance work and diverse perspectives, add value and expertise to our board.

Other Public Company Directorships:

Textron, Inc.

Age: 53

Director Since: 2022

Committees:

Compensation, and Science and Technology

Experience:

Lidia Fonseca is the Executive Vice President, Chief Digital and Technology Officer at Pfizer, Inc. where she is responsible for enterprise wide digital, data and technology strategy, products and solutions, as well as the Learning and Development and Business Process Excellence functions, a position she has held since January 2019. Prior to her current role, Ms. Fonseca was the Senior Vice President and CIO at Quest Diagnostics from April 2014 to December 2018. Previously, Ms. Fonseca served as the Senior Vice President and Chief Information Officer at Labcorp from 2008 to 2013. She was named to the list of 50 Most Powerful Latinas in 2020 and 2021 by the Association of Latino Professionals for America, was named a 2020 Healthcare Influencer and 2019 Healthcare Transformer by Medical, Marketing & Media, and she received the 2017 Forbes CIO Innovation Award.

Qualifications:

Ms. Fonseca’s qualifications to serve on the Board include her extensive industry experience leading and overseeing digital transformation initiatives, data deployment strategies, technology innovation and technology systems infrastructure at a number of different companies. Ms. Fonseca brings expertise in improving operational processes through automation and robotics, as well as identifying means to use advanced data analytics to deliver insights supporting better decision making. In addition, Ms. Fonseca’s direct to consumer-focused experience and perspective makes her a valuable member of our Board.

Other Public Company Directorships:

Tegna, Inc.

14        Medtronic  |  2022 Proxy Statement

Proposal 1

Andrea J. Goldsmith, Ph. D. Dean of the School of Engineering and Applied Science, Princeton University	Randall J. Hogan, III Chairman, nVent Electric plc

Age: 57

Director Since: 2019

Committees:

Quality, and Science and Technology (Chair)

Experience:

Dr. Goldsmith serves as the Dean of the School of Engineering and Applied Sciences at Princeton University. Prior to becoming Dean at Princeton, Dr. Goldsmith served as the Stephen Harris professor in the School of Engineering at Stanford University from 2012-2020 and served as a professor, associate professor or assistant professor of Electrical Engineering at Stanford University since January 1999. Dr. Goldsmith also founded and served as Chief Technology Officer of Plume WiFi (formerly, Accerlera, Inc.) from August 2010 to August 2014 and Quantenna Communications, Inc. (formerly, mySource Communications, Inc.) from 2005 to 2009. In addition, Dr. Goldsmith a member of the President’s Council of Advisers on Science and Technology, and currently serves on the Technical Advisory Board of Cohere Technologies. Dr. Goldsmith is a frequent lecturer and writer regarding wireless technologies.

Qualifications:

Dr. Goldsmith’s qualifications to serve on the Board include her nationally recognized status in science and engineering, as a member of the National Academy of Engineering and the American Academy of Arts and Sciences and as a Fellow of the Institute of Electrical and Electronics Engineers. Dr. Goldsmith also serves on the board of directors of other public companies. Dr. Goldsmith’s academic research focuses on the design, analysis, and fundamental performance limits of wireless systems and networks, and her insights and perspectives on the intersection between fundamental science and technology developments and commercial innovation make her a valuable member of the Board.

Other Public Company Directorships:

Crown Castle International Corp., Intel Corporation

Age: 66

Director Since: 2015

Committees:

Audit, and Finance and Financial Risk (Chair)

Experience:

Mr. Hogan has been the Chairman of nVent Electric plc, a manufacturing company for electrical connection and protection products, since May 2018. From January 2001 until May 2018, Mr. Hogan served as Chief Executive Officer of Pentair plc, an industrial manufacturing company, and was appointed Chairman in May 2002. From December 1999 to December 2000, he was President and Chief Operating Officer of Pentair, and prior to that he was Executive Vice President and President of Pentair’s Electrical and Electronic Enclosures Group. Prior to joining Pentair, he was President of the Carrier Transicold Division of United Technologies Corporation. Before that, he was with the Pratt & Whitney division of United Technologies, General Electric Company and McKinsey & Company. Mr. Hogan is a past Chair of the board of the Federal Reserve Bank of Minneapolis. Mr. Hogan is a former director of Covidien plc. and Pentair plc.

Qualifications:

Serving as Chairman of nVent Electric plc and having served in the roles of Chairman, Chief Executive Officer, President and Chief Operating Officer of Pentair, Mr. Hogan offers a wealth of management experience and business acumen. Running a public company gave Mr. Hogan front-line exposure to many of the issues facing public companies, particularly on the operational, financial and corporate governance fronts. Mr. Hogan’s service on the Board of Directors and Governance Committee of Unisys as well as on the Board of the Federal Reserve Bank of Minneapolis and service as former Chair of the Audit Committee of Covidien plc further augments his range of knowledge, providing experience on which he can draw while serving as a member of the Board and Audit Committee.

Other Public Company Directorships:

nVent Electric plc

Medtronic  |  2022 Proxy Statement        15

Proposal 1

Kevin E. Lofton Retired Chief Executive Officer, CommonSpirit Health	Geoffrey S. Martha Chairman of the Board and Chief Executive Officer, Medtronic plc

Age: 67

Director Since: 2020

Committees:

Finance and Financial Risk, and Quality (Chair)

Experience:

Mr. Lofton served as the Chief Executive Officer of CommonSpirit Health from February 2019, following the merger between Catholic Health Initiatives and Dignity Health, until his retirement in June 2020. Mr. Lofton previously served as the Chief Executive Officer of Catholic Health Initiatives from 2003 to 2019, and also held various executive management roles with Catholic Health Initiatives beginning in 1998. Mr. Lofton has also served as the Executive Director and Chief Executive Officer from 1993 to 1998 at UAB Hospital and from 1990 to 1993 at Howard University Hospital, as well as the Executive Vice President and Chief Operation Officer of University Medical Center – Florida from 1986 to 1990. In addition, Mr. Lofton served as the 2007 Chairman of the Board of the American Hospital Association, the largest health system trade association in the United States.

Qualifications:

Mr. Lofton’s qualifications to serve on the Board include over 40 years of executive experience in the healthcare industry as a senior level executive in hospital administration, most recently as Chief Executive Officer of CommonSpirit Health and Catholic Health Initiatives since 2003. Mr. Lofton’s long and broad experience leading healthcare provider organizations and his ability to successfully navigate evolving commercial, regulatory and public policy changes over time provide the Board with valuable perspective and insights. In addition, his extensive experience as a CEO along with his general business management expertise make Mr. Lofton a strong member of the Board.

Other Public Company Directorships:

Gilead Sciences, Inc.

Age: 52

Director Since: 2019

Committees:

None

Experience:

Mr. Martha is the Chairman of the Board of Directors and Chief Executive Officer of Medtronic. Mr. Martha assumed the role of CEO on April 27, 2020 and became Chairman of the Board on December 11, 2020. Prior to his role as Chairman and CEO, he served as President of Medtronic from November 1, 2019 through April 27, 2020 and joined the Board of Directors in November 2019. Previously, Mr. Martha served as Executive Vice President and President, Restorative Therapies Group, a role he held since August 2015. Mr. Martha previously served as Senior Vice President of Strategy and Business Development of Medtronic plc beginning in January 2015 and of Medtronic, Inc. beginning in August 2011. Prior to that, he served as Managing Director of Business Development at GE Healthcare from April 2007 to July 2011; General Manager for GE Capital Technology Finance Services from November 2003 to March 2007; Senior Vice President, Business Development for GE Capital Vendor Financial Services from February 2002 to October 2003; General Manager for GE Capital Colonial Pacific Leasing from February 2001 to January 2002; and Vice President, Business Development for Potomac Federal, the GE Capital federal financing investment bank from May 1998 to January 2001.

Qualifications:

Mr. Martha’s qualifications to serve on the Board include more than twenty years in business management, with over fifteen years in the health care industry. Mr. Martha’s strong business experience leading the Company as Chief Executive Officer, as well as his history of success in development, implementation and execution of corporate strategy and executive management, make Mr. Martha a qualified and valuable member of the Board.

Other Public Company Directorships:

None

16        Medtronic  |  2022 Proxy Statement

Proposal 1

Elizabeth G. Nabel, M.D. Chief Medical Officer, Opko Health, Inc.	Denise M. O’Leary Private Venture Capital Investor

Age: 70

Director Since: 2014

Committees:

Compensation (Chair), and Quality

Experience:

Dr. Nabel is the Chief Medical Officer of Opko Health, Inc., a position she began in May 2022. From March 2021 to April 2022, Dr. Nabel was Executive Vice President, Strategy of ModeX Therapeutics, a company focused on immunotherapies for cancer and infectious disease, a position she began in March 2021. From 2010 to February 2021, Dr. Nabel served as the President of Brigham Health, a system including hospitals and physician organizations operating inpatient and outpatient facilities, clinics, primary care health centers, and diagnostic and treatment technologies, research laboratories, and postgraduate medical and scientific education and training programs. Dr. Nabel was also a Professor of Medicine at Harvard Medical School from 2010 to February, 2021. Prior to that, Dr. Nabel held a variety of roles, including Director, at the National Heart, Lung and Blood Institute at the National Institutes of Health, a federal agency funding research, training, and education programs to promote the prevention and treatment of heart, lung, and blood diseases, from 1999 to 2009. Dr. Nabel is an elected member of the National Academy of Medicine of the National Academy of Sciences.

Qualifications:

Dr. Nabel’s qualifications to serve on the Board include extensive experience in the health care field, including senior positions with a number of research universities and organizations. Dr. Nabel has a deep understanding of medical sciences and healthcare innovation, as well as the physicians and other health care providers who are central to the use and development of the Company’s products. In addition, Dr. Nabel has extensive experience in operating, managing and overseeing a large, complex hospital system and physician organization, which bring value to our Board.

Other Public Company Directorships:

Moderna, Inc., Lyell Immunopharma, Inc., Accolade, Inc.

Age: 64

Director Since: 2000

Committees:

Audit (Chair), Finance and Financial Risk, and Nominating and Corporate Governance

Experience:

Ms. O’Leary has been a private venture capital investor in a variety of early stage companies since 1996. She was a member of the Stanford University Board of Trustees from 1996 through 2006, where she chaired the Committee of the Medical Center. Ms. O’Leary is a former director of US Airways Group, Inc. and Calpine Corporation. In addition, Ms. O’Leary is a member of the Board of Trustees of the University of Denver, where she served as Chair from July 2018 until June 2022.

Qualifications:

Ms. O’Leary’s qualifications to serve on the Board include her extensive experience with companies, including technology companies, at a variety of stages and her success in analyzing the business strategy, operational plans and structure, and financial deal models of these companies. She also serves on the board of directors of another public company. Her financial expertise, experience in the oversight of risk management, and thorough knowledge and understanding of capital markets provide valuable insight with regard to corporate governance and financial matters.

Other Public Company Directorships:

American Airlines Group, Inc.

Medtronic  |  2022 Proxy Statement        17

Proposal 1

Kendall J. Powell Retired Chairman and Chief Executive Officer, General Mills, Inc.

Age: 68

Director Since: 2007

Committees:

Compensation, Finance and Financial Risk, and Quality

Experience:

Mr. Powell was Chairman of General Mills, Inc., an international producer, marketer and distributor of cereals, snacks and processed foods, from 2008 until December 2017 and was Chief Executive Officer of General Mills, Inc. from 2007 until June 2017. He was President and Chief Operating Officer of General Mills, Inc. from 2006 to 2007, and became a director of General Mills, Inc. in 2006. He was Executive Vice President and Chief Operating Officer, U.S. Retail from 2005 to 2006; and Executive Vice President of General Mills, Inc. from 2004 to 2005. From 1999 to 2004, Mr. Powell was Chief Executive Officer of Cereal Partners Worldwide, a joint venture of General Mills, Inc. and the Nestle Corporation. Mr. Powell joined General Mills, Inc. in 1979. Mr. Powell is a former director of General Mills, Inc. Mr. Powell is also the Chair of the University of Minnesota Board of Regents.

Qualifications:

As a retired Chairman and former CEO of a Fortune 500 company, Mr. Powell brings more than three decades of business, operational and management experience in the U.S. and internationally. Mr. Powell has also served on the board of directors of another public company. His extensive marketing, direct-to-consumer expertise, executive decision-making and corporate governance experience make Mr. Powell a valuable director.

Other Public Company Directorships:

None

18        Medtronic  |  2022 Proxy Statement

Corporate Governance

Corporate Governance

Corporate Governance Principles

The Board of Directors has adopted Principles of Corporate Governance (the “Governance Principles”). The Governance Principles describe Medtronic’s corporate governance practices, policies, and framework. Among other things, the Governance Principles include the provisions below.

•	A majority of the members of the Board must be independent directors and no more than two directors may be Medtronic employees. Geoffrey S. Martha is an employee and is not independent.

•

Medtronic maintains Audit, Compensation, Finance and Financial Risk, Nominating and Corporate Governance, Quality, and Science and Technology Committees, each of which consists entirely of independent directors.

In 2021 the Board of Directors adopted a formal Board Diversity Policy to publicly codify the importance of and commitment to diverse representation on the Board of Directors. The Company’s Governance Principles, the charters of the Audit, Compensation, Finance and Financial Risk, Nominating and Corporate Governance, Quality, and Science and Technology Committees, our codes of conduct and our Board Diversity Policy are published on the Company’s website at www.medtronic.com/us-en/about/corporate-governance/overview.html. These materials are available in print to any shareholder upon request. From time to time, the Board reviews and updates these documents as it deems necessary and appropriate to keep abreast of governance regulations.

Board Performance Evaluations

Pursuant to the Company’s Governance Principles, the Board of Directors and all Committees undergo an annual performance self-evaluation process. The evaluation process encourages candid feedback from each Director to foster transparency and help ensure the effectiveness, leadership and cooperation of members of the Board and each Committee.

Surveys are administered by the Corporate Secretary’s office to each director regarding the Board and the Committee(s) on which the director served during the fiscal year, followed by Lead Independent Director review to identify any potential areas of concern. Results are presented and discussed with each Committee and the full Board.

Surveys and evaluations assess the following, among other factors:

•	Efficiency and effectiveness

•	Communication and open discussion

•	Opportunities for improvement

•	Satisfaction with performance of third party consultants

•	Board and Committee structure and operating mechanisms

•	Cooperation and access between Board and Company management

Medtronic believes that the self-evaluation and feedback are important tools for improvement and the continued effectiveness of the Board and Committees, and as a result, the Company.

Lead Independent Director and Chairman; Executive Sessions

The Company’s Board of Directors selects the Company’s Chairman of the Board in the manner it determines to be in the best interests of the Company. Geoffrey S. Martha is Chairman of the Board and Chief Executive Officer. The Board believes it is appropriate for Mr. Martha to serve as Chairman of the Board due to his extensive knowledge of, and experience in, the global health care industry generally and in the medical device industry specifically. This knowledge and experience is critical in identifying strategic priorities and providing unified leadership in the execution of strategy. The Company believes

Medtronic  |  2022 Proxy Statement        19

Corporate Governance

that Mr. Martha’s experience and knowledge as the Chief Executive Officer of the Company, combined with his role as Chairman of the Board, is an asset to Medtronic and promotes efficient board functioning, with independent board leadership provided by the Lead Independent Director.

Under Medtronic’s Principles of Corporate Governance, the independent directors annually elect a Lead Independent Director to ensure the integrity of independent board leadership is maintained and to oversee the periodic refreshment of Board leadership roles. The Company’s current Lead Independent Director is Craig Arnold, who succeeded Scott C. Donnelly as Lead Independent Director in March 2022.

As Lead Independent Director, Mr. Arnold’s duties include:

•	presiding as chair of regularly scheduled meetings of the independent directors, and presiding as chair of Board meetings at which the Chairman of the Board is not in attendance;

•	reviewing and approving the agenda for each meeting of the Board of Directors and each of its committees;

•	leading Board discussion;

•	overseeing the directors’ annual evaluation of the Board and each of its committees and advising the Chairman of the Board on the conduct of Board meetings;

•	facilitating teamwork and communications between the non-management directors and management, serving as a liaison between the two;

•	overseeing the process for identifying and evaluating Board nominees, as the chair of the Nominating and Corporate Governance Committee;

•	leading the process for assessing appropriate committee leadership and membership on a periodic basis;

•	recommending, as appropriate, changes to governance policies and practices;

•	reviewing all committee materials; and

•	acting as the focal point on the Board for suggestions from non-management directors, especially on sensitive issues.

In keeping with Medtronic’s commitment to corporate governance best practices, Mr. Arnold also takes the lead in both the Board’s ongoing, thoughtful evaluation of Medtronic’s governance structure and constructive shareholder engagement on emerging governance issues. Medtronic’s accountability to its shareholders is clearly indicated by its openness to their engagement, including through its proxy access policy and strong Lead Independent Director. In this role, Mr. Arnold ensures that he is available, if appropriately requested by shareholders, for consultation and direct communication.

In fiscal year 2022 the Board held five regular meetings and three special meetings. At each regular Board and committee meeting, the independent directors meet in executive session with no Company management present.

Board Role in Risk Oversight

The Company’s Board of Directors, in exercising its overall responsibility to oversee the management of the business, considers risks when reviewing the Company’s strategic plan, financial results, merger and acquisition-related activities, legal and regulatory matters and its public filings with the Securities and Exchange Commission. The Board is also deeply engaged in the Company’s Enterprise Risk Management (“ERM”) program and has received briefings on the outcomes of the ERM program and the steps the Company is taking to mitigate risks that program has identified. The Board’s oversight of risk management includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

•

Audit Committee: Assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees the internal controls and compliance activities. The Audit Committee periodically discusses policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial and business risk exposures and certain contingent liabilities and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s independent registered public accounting firm.

•

Finance and Financial Risk Committee: Assists the Board of Directors in its oversight of risk relating to the Company’s assessment of its significant financial risks and certain contingent liabilities.

20        Medtronic  |  2022 Proxy Statement

Corporate Governance

•	Compensation Committee: Assists the Board of Directors in its oversight of risk relating to the Company’s assessment of its compensation policies and practices.

•

Nominating and Corporate Governance Committee: Assists the Board of Directors in its oversight of risk relating to the Company’s actions and governance policies in furtherance of its corporate social responsibility, including considering the sustainability and impact of the Company’s business operations on employees, citizens, communities and the environment.

•	Quality Committee: Assists the Board of Directors in its oversight of risk relating to product quality and safety.

•	Science and Technology Committee: Assists the Board of Directors in its oversight of risk relating to product technology and technological innovation.

Compensation Risk Assessment

The Company conducted a risk assessment of its compensation policies and practices during fiscal year 2022 and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The framework for the assessment was developed using materials from the Compensation Committee’s independent consultant, Semler Brossy Consulting Group LLC (“Semler Brossy”). The Company evaluated its compensation plans and practices against the established framework and noted the following:

•

Base salaries at Medtronic are generally competitive in the median range of the executive compensation peer companies, not subject to any performance risk and act as a meaningful component of total compensation for most Medtronic employees.

•

Incentive plans for senior management and executive officers are appropriately weighted between short-term and long-term performance and between cash and equity compensation. In addition, the Company’s practice of establishing long-term incentive performance targets at the beginning of each of its overlapping three-year performance periods increases the incentives for sustained value creation.

•	Short-term and long-term incentive plans (referred to as MIP and LTPP) cap payouts to mitigate excessive risk in any one specific performance period.

•	Short-term incentive performance goals are recalibrated annually, based upon Medtronic’s annual operating plan approved by the Board, and are different from the long-term performance measures.

•

Executives and directors are subject to stock ownership and retention guidelines that require directors to maintain ownership of Medtronic stock equal to five times their annual retainer, Medtronic’s CEO to maintain ownership of Medtronic stock equal to six times his annual salary, and other NEOs to maintain Medtronic stock equal to three times their annual salary. Until the ownership guideline is met, the CEO and directors must retain 75% of after-tax Medtronic shares received through settlement of equity compensation awards, and other NEOs must retain 50% of such shares.

•	Medtronic has implemented policies designed to recoup payments or gains from incentive and equity compensation improperly paid or granted to executives.

Committees of the Board and Meetings

The Company’s standing Board committees consist solely of independent directors, as defined in the New York Stock Exchange (“NYSE”) Corporate Governance Standards. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Each director attended 75% or more of the total Board and Board committee meetings on which the director served in fiscal year 2022. In addition, it has been the longstanding practice of Medtronic for all directors to attend the Annual General Meeting of Shareholders. All directors serving at that time attended the last Annual General Meeting.

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Corporate Governance

The following table summarizes (i) the membership of the Board as of the end of fiscal year 2022, (ii) the members of each of the Board’s standing committees as of the end of fiscal year 2022, and (iii) the number of times each standing committee met during fiscal year 2022.

AS OF APRIL 29, 2022 (1)

	Board	Audit	Compensation	Finance and Financial Risk	Nominating and Corporate Governance	Quality	Science and Technology

Richard H. Anderson

Craig Arnold

Scott C. Donnelly

Andrea J. Goldsmith, Ph.D.

Randall J. Hogan, III

Kevin E. Lofton

Geoffrey S. Martha

Elizabeth G. Nabel, M.D.

Denise M. O’Leary

Kendall J. Powell

Number of fiscal year 2022 meetings	8 (2)	9	6	5	4	5	4

Member
Chair

(1)	Lidia L. Fonseca joined the Board effective June 27, 2022, and is a member of the Compensation Committee and Science and Technology Committee.
(2)	The Board held five regular meetings and three special meetings in fiscal year 2022.

The principal functions of the six standing committees – the Audit Committee, the Compensation Committee, the Finance and Financial Risk Committee, the Nominating and Corporate Governance Committee, the Quality Committee, and the Science and Technology Committee – are described below.

Audit Committee (1)
Denise O’Leary (Chair) Richard H. Anderson Randall J. Hogan III Scott C. Donnelly	Number of meetings during Fiscal Year 2022 9

Responsibilities:

•	Overseeing the integrity of Medtronic’s financial reporting

•	Overseeing the independence, qualifications and performance of Medtronic’s external independent registered public accounting firm and the performance of Medtronic’s internal auditors

•	Overseeing Medtronic’s compliance with applicable legal and regulatory requirements, including overseeing Medtronic’s engagements with, and payments to, physicians and other health care providers

•

Reviewing with the General Counsel and independent registered public accounting firm: legal matters that may have a material impact on the financial statements; any fraud involving management or other employees who have a significant role in Medtronic’s internal controls; compliance policies; and any material reports or inquiries received that raise material issues regarding Medtronic’s financial statements and accounting or compliance policies

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Corporate Governance

•

Reviewing annual audited financial statements with management and Medtronic’s independent registered public accounting firm and recommending to the Board whether the financial statements should be included in Medtronic’s Annual Report on Form 10-K

•	Reviewing and discussing with management and Medtronic’s independent registered public accounting firm quarterly financial statements and earnings releases

•

Reviewing major issues and changes to Medtronic’s accounting and auditing principles and practices, including analyses of the effects of non-GAAP financial measures, regulatory and accounting initiatives and off-balance sheet structures on Medtronic’s financial statements

•

Discussing policies with respect to risk assessment and risk management, including risks affecting Medtronic’s financial statements, operations, business continuity, and reputation and the reliability and security of the Company’s information technology and security systems, and the steps management has undertaken to monitor and control such exposures

•

Undertaking the appointment, compensation (subject to the requirements of Irish corporate law), retention and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee

•	Pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm

•

Reviewing, at least annually, a report by the independent registered public accounting firm describing its internal quality-control procedures and any material issues raised by the most recent internal quality-control review and any recent investigations by regulatory or professional agencies, and any steps taken to deal with any such issues, and all relationships between the independent registered public accounting firm and Medtronic

•

Reviewing the experience and qualifications of the lead partner of the independent registered public accounting firm each year and considering whether there should be rotation of the lead partner or the independent auditor itself

•	Establishing clear policies for hiring current and former employees of the independent registered public accounting firm

•	Preparing the Report of the Audit Committee

•	Meeting with the independent registered public accounting firm prior to the audit to review the scope and planning of the audit

•	Reviewing the results of the annual audit examination

•	Reviewing with the independent registered public accounting firm its evaluation of Medtronic’s identification of, accounting for, and disclosure of related party transactions

•	Advising the Board with regard to Medtronic’s policies and procedures regarding compliance with laws and regulations

•	Considering, at least annually, the independence of the independent registered public accounting firm

•

Reviewing the adequacy and effectiveness of Medtronic’s internal control over financial reporting, including information technology and security systems related to internal controls, and disclosure controls and procedures

•	Reviewing with the Vice President of Internal Audit the performance of Medtronic’s internal audit function and the results of any significant internal audits

•	Reviewing candidates for the positions of Chief Financial Officer and Controller of Medtronic

•	Establishing procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters

•	Meeting privately in separate executive sessions periodically with management, internal auditors and the independent registered public accounting firm

•

Meeting privately in executive session with the Chief Ethics and Compliance Officer, and approving any decisions with regard to hiring, terminating, disciplining, or compensating the Chief Ethics and Compliance Officer

(1)

The Board has determined that all members of the Audit Committee satisfy the applicable audit committee independence requirements of the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). The Board also determined that all members have acquired the attributes necessary to qualify them as “audit committee financial experts” as defined by applicable SEC rules.

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Corporate Governance

Audit Committee Pre-Approval Policies

Rules adopted by the SEC require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent registered public accounting firm. The Company’s Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related, tax and other permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Company obtains the approval of the Audit Committee before engaging the independent registered public accounting firm. The policies require the Audit Committee to be informed of each service, and do not permit any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members, but such member(s) must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Compensation Committee (1) (2)
Elizabeth Nabel, M.D. (Chair) Richard H. Anderson Kendall J. Powell Lidia L. Fonseca (effective June 27, 2022)	Number of meetings during Fiscal Year 2022 6

Responsibilities:

•	Periodically reviewing executive compensation philosophy and significant other compensation programs

•	Annually reviewing executive compensation programs

•	Annually reviewing and approving corporate goals and objectives relevant to the compensation of the Chairman & Chief Executive Officer and all other executive officers

•

Annually determining and approving the total compensation of the Chairman & Chief Executive Officer, based on its own evaluation of performance in light of the goals and objectives, as well as input from the Nominating and Corporate Governance Committee

•	Annually approving the total compensation of all other executive officers

•	Periodically recommend equity-based compensation plans to shareholders for approval

•	Annually reviewing and approving stock and other long-term incentive awards

•	Monitoring compliance by the Chairman & Chief Executive Officer and senior management with the Company’s stock ownership guidelines

•	Periodically reviewing severance arrangements for executive officers and recommending changes to the Board as needed

•

Reviewing and discussing with management the Compensation Discussion and Analysis required by the rules of the SEC and recommending to the Board the inclusion of the Compensation Discussion and Analysis in the Company’s annual proxy statement

•

Assisting the Board in reviewing results of any shareholder advisory votes on executive compensation, responding to other shareholder communications that relate to the compensation of executive officers, and reviewing and recommending to the Board for approval the frequency with which Medtronic will conduct shareholder advisory votes

•	Preparing the Committee’s report to be included in Medtronic’s annual proxy statement

•	Assessing the Company’s risk relating to its compensation policies and practices

•

The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. The Compensation Committee also may delegate certain of its responsibilities to one or more designated executives or committees in accordance with applicable laws, regulations, and plan requirements. Please refer to the Compensation Discussion and Analysis beginning on page 34 for additional discussion of the Compensation Committee’s processes and procedures relating to compensation.

(1)	The Board has determined that all members of the Compensation Committee satisfy the applicable compensation committee requirements of the NYSE and the SEC.

(2)

No member of the Compensation Committee during fiscal year 2022 was an officer or employee of Medtronic, and no executive officer of Medtronic during fiscal year 2022 served on the Compensation Committee or board of any company that employed any member of Medtronic’s Compensation Committee or Board. During fiscal year 2022, Sarah Powell, a daughter of director Kendall J. Powell, was employed by Medtronic as a Global Senior Product Manager as further described in this proxy statement under Corporate Governance – Related Party Transactions and Other Matters beginning on page 27. Mr. Powell had no involvement in the hiring of this role and has had no involvement in Ms. Powell’s performance assessments or compensation decisions.

24        Medtronic  |  2022 Proxy Statement

Corporate Governance

Finance and Financial Risk Committee
Randall J. Hogan III (Chair) Richard H. Anderson Kevin E. Lofton Denise M. O’Leary Kendall J. Powell	Number of meetings during Fiscal Year 2022 5

Responsibilities:

•	Reviewing and approving management’s recommendations to the Board for significant capital expenditures

•	Reviewing, recommending for approval to the Board and monitoring significant strategic transactions

•	Reviewing and overseeing management’s plans and objectives for the capitalization of the Company

•	Reviewing and approving management’s recommendations to the Board with respect to new offerings of debt and equity securities, stock splits, credit agreements, and Medtronic’s investment policies

•	Reviewing and approving management’s recommendations to the Board regarding dividends

•	Reviewing and approving management’s recommendations to the Board regarding authorization for repurchases of Medtronic’s stock

•	Reviewing and approving management’s recommendations for the Corporate Cash Investment Policy

•	Reviewing management’s decisions regarding certain financial aspects of the Company’s employee benefit plans

•	Reviewing and overseeing the Company’s tax strategies

•	Reviewing with management the Company’s strategies for management of significant financial risks and certain contingent liabilities

•	Reviewing with management the financial aspects of the Company’s insurance and self-insurance programs

•	Reviewing and recommending to the Board for approval authorization limits for the Chief Executive Officer to approve expenditures

Nominating and Corporate Governance Committee
Craig Arnold (Chair) Scott C. Donnelly Denise M. O’Leary	Number of meetings during Fiscal Year 2022 4

Responsibilities:

•

Formulating the Company’s policies and procedures for identifying a diverse pool of qualified director candidates and for evaluating and recommending candidates to the Board for nomination for election as directors

•	Implementing the Committee’s policies to identify, evaluate and recommend to the Board individuals for the Board to nominate for election as directors

•	Reviewing and making recommendations to the Board regarding whether members of the Board should stand for re-election

•	Considering any resignation offered by a director

•	Developing an annual evaluation process for the Board and its committees

•	Recommending to the Board directors to serve as members of each committee and recommending any changes to the Board or standing committees that the Committee believes desirable

•	Monitoring emerging corporate governance trends and overseeing and evaluating the Company’s corporate governance policies and programs to align with market best practices

•	Reviewing the Company’s Principles of Corporate Governance at least annually and recommending changes to the Board to align with market best practices

•	Reviewing shareholder proposals and recommending to the Board proposed Company responses to such proposals

•

Reviewing, in accordance with the Company’s Related Party Transaction Policies and Procedures, transactions and relationships with related parties that are required to be approved or ratified thereunder

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Corporate Governance

•	Reviewing the Company’s Related Party Transactions Policies and Procedures on a periodic basis and recommending changes to the Board

•

Reviewing the Company’s Standards for Director Independence, recommending any modifications to the standards deemed necessary for the proper governance of the Company, and providing at least annually to the Board the Committee’s assessment of which directors should be deemed independent directors

•	Reviewing at least annually the requirements of a “financial expert” under the applicable rules of the SEC and NYSE and determining which directors are “financial experts”

•	Overseeing and reviewing on a periodic basis the continuing education program for directors and the orientation program for new directors

•	Providing advice to the Board regarding director compensation and benefits

•	Reviewing the Company’s stock ownership guidelines for directors, monitoring compliance with such guidelines, and recommending changes to the Board

•	Reviewing Medtronic’s corporate political contributions

•

Reviewing the Company’s actions and governance policies in furtherance of its corporate social responsibility, including considering the sustainability and impact of the Company’s business operations on employees, citizens, communities and the environment

Quality Committee
Kevin E. Lofton (Chair) Andrea J. Goldsmith, Ph.D. Elizabeth Nabel, M.D. Kendall J. Powell	Number of meetings during Fiscal Year 2022 5

Responsibilities:

•

Overseeing assessment and making recommendations to the Board regarding the Company’s overall quality strategies and systems to monitor and control product quality and safety, the Company’s response to quality and quality systems assessments conducted by the Company and external regulators, the Company’s response to material quality issues and field actions, and the Company’s product technology and cybersecurity strategies, systems, and controls to ensure reliability and prevent unauthorized access.

•	Overseeing risk management in the area of human and animal studies, including the periodic review of policies and procedures related to the conduct of such studies

•	Staying informed of major regulatory changes both domestically and internationally to ensure the Company is poised to meet new standards

Science and Technology Committee
Andrea J. Goldsmith, Ph.D. (Chair) Craig Arnold Scott C. Donnelly Lidia L. Fonseca (effective June 27, 2022)	Number of meetings during Fiscal Year 2022 4

Responsibilities:

•

Overseeing assessment and making recommendations to the Board regarding the Company’s product, service, and technology portfolio and its effect on the Company’s growth and performance, emerging science and technology trends that will affect the Company, the Company’s approach to identifying and developing new markets, and the Company’s intellectual property portfolio

•	Monitoring the overall direction, effectiveness, and competitiveness of the Company’s research and development programs and pipeline

•	Evaluating the technological aspects of potential acquisitions as requested by the Board

•	Reviewing and assessing the Company’s competitive standing from a technological point of view

•

Providing updates to the Quality Committee, as requested, regarding recent technological developments relevant to the quality and safety of the Company’s products and services and the methods by which such developments could be implemented

26        Medtronic  |  2022 Proxy Statement

Corporate Governance

Director Independence

Under the NYSE Corporate Governance Standards, to be considered independent, the Board must affirmatively determine that the director has no material relationship with Medtronic, other than as a director. The Board of Directors has determined that the following directors (all of the non-management directors) are independent under the NYSE Corporate Governance Standards: Messrs. Anderson, Arnold, Donnelly, Hogan, Lofton and Powell, Drs. Goldsmith and Nabel, and Mses. O’Leary and Fonseca. In making this determination, the Board considered any current or proposed relationships that could interfere with a director’s ability to exercise independent judgment, including those identified by Medtronic’s Standards for Director Independence, which correspond to the NYSE standards on independence. These standards identify certain types of relationships that are categorically immaterial and do not, by themselves, preclude the directors from being independent. The types of relationships and the directors who have had such relationships include:

•

being a current employee, or having an immediate family member who is an executive officer, of an entity that has made or is expected to make immaterial payments to, or that has received or is expected to receive immaterial payments from, Medtronic for property or services, and each such relationship with Medtronic, through the relevant entity, is transactional in nature and is not a material transactional relationship (Mr. Arnold and Ms. Fonseca).

All of the relationships of the types listed above were entered into, and payments were made or received, by Medtronic in the ordinary course of business and on competitive terms, and no director participated in negotiations regarding, nor approved, any such purchases or sales. Aggregate payments to or transactions with the relevant organizations did not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues for any of that organization’s last three fiscal years. The Board reviewed the transactions with each of these organizations and determined that the directors had no role with respect to the Company’s decision to make any of the purchases or sales or to engage in the relationship, and that the nature and amount of payments involved in the transactions would not influence the relevant director’s objectivity in the boardroom or have a meaningful impact on such director’s ability to satisfy fiduciary obligations on behalf of Medtronic’s shareholders.

In the course of fulfilling its duties, the Board of Directors also considered situations in which the director had a further removed relationship with the relevant third party, such as being a director or trustee (rather than an employee or executive officer), of an organization that engages in a business relationship with Medtronic or receives discretionary charitable contributions from Medtronic or its affiliates. The Board determined that no such further removed relationships impact the independence of its directors.

Related Party Transactions and Other Matters

The Board of Directors of Medtronic has adopted written related party transaction policies and procedures. The policies require that all “interested transactions” (as defined below) between Medtronic or any of its subsidiaries and a “related party” (as defined below) are subject to approval or ratification by the Nominating and Corporate Governance Committee. In determining whether to approve or ratify such transactions, the Nominating and Corporate Governance Committee will consider, among other factors it deems appropriate, whether the interested transaction is on the same terms as are generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and any other information regarding the interested transaction or the related party that would be material to investors in light of the circumstances. An interested transaction may be approved only if it is determined in good faith that, under all of the circumstances, the interested transaction is in the best interests of Medtronic and its shareholders. In addition, the Nominating and Corporate Governance Committee has reviewed certain categories of interested transactions and deemed them to be pre-approved or ratified. Also, the Board of Directors has delegated to the chair of the Nominating and Corporate Governance Committee (or another member if the chair is interested in the transaction) the authority to pre-approve or ratify any interested transaction in which the aggregate amount is not expected to exceed $1 million. Finally, the policies provide that no director shall participate in any discussion or vote regarding an interested transaction for which he or she is a related party, except that the director shall provide all relevant information concerning the interested transaction to the Nominating and Corporate Governance Committee.

Under the policies, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any twelve-month period;

•	Medtronic or a subsidiary is a participant; and

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Corporate Governance

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director and/or a less than ten percent beneficial owner of another entity).

An “interested transaction” includes a material amendment or modification to an existing interested transaction.

A “related party” is defined as any:

•

person who is or was (since the beginning of the last fiscal year for which Medtronic has filed a Form 10-K and proxy statement) an executive officer, director or nominee for election as a director of Medtronic (even if they do not presently serve in that role);

•	greater than five percent beneficial owner of Medtronic’s ordinary shares; or

•	immediate family member of any of the foregoing, as such terms are interpreted under Item 404 of Regulation S-K.

During fiscal year 2022, Sarah Powell, a daughter of director Kendall J. Powell, was employed by Medtronic as a Global Marketing Program Manager. The aggregate value of the compensation paid to Ms. Powell during fiscal year 2022 was approximately $179,406, which included salary, bonus and equity compensation. In addition, Ms. Powell received the standard benefits provided to other non-executive Medtronic employees for her services during fiscal year 2022. Ms. Powell is not an executive officer of, and does not have a key strategic role within, Medtronic.

Complaint Procedure; Communications with Directors

The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place. A 24-hour, toll-free confidential compliance line is available for the submission of concerns regarding accounting, internal controls or auditing matters.

The Company’s Lead Independent Director may be contacted via e-mail at leaddirector@medtronic.com. Interested parties may also communicate with the independent directors via e-mail at independentdirectors@medtronic.com. Communications received from interested parties may be forwarded directly to Board members as part of the materials sent before the next regularly scheduled Board meeting, although the Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening or otherwise inappropriate. Advertisements, solicitations for periodical or other subscriptions and other similar communications generally will not be forwarded to the directors.

Codes of Conduct

All Medtronic employees, including its Chief Executive Officer and other senior executives, are required to comply with a Code of Conduct to help ensure that the Company’s business is conducted in accordance with the highest standards of ethical behavior. The Code of Conduct covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to the Company’s business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of Medtronic through management or legal counsel or by using Medtronic’s confidential compliance line. In addition, the Code of Ethics for Senior Financial Officers provides specific policies applicable to the Chief Executive Officer, Chief Financial Officer, Treasurer and Controller and to other senior financial officers designated from time to time by the Chief Executive Officer.

These policies relate to internal controls, the public disclosures of Medtronic violations of the securities or other laws, rules or regulations, and conflicts of interest. The members of the Board of Directors are subject to a Code of Business Conduct and Ethics relating to director responsibilities, conflicts of interest, strict adherence to applicable laws and regulations, and promotion of ethical behavior.

The Company’s codes of conduct are published on our website, at www.medtronic.com/us-en/about/corporate-governance/overview/principles-ethics.html, and are available in print to any shareholder who requests them. The Company intends to disclose future amendments to, or waivers for directors and executive officers of, the codes of conduct on its website promptly following the date of such amendment or waiver.

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Corporate Governance

Director Compensation

The Nominating and Corporate Governance Committee periodically reviews our non-employee director compensation program and makes recommendations for adjustments, as appropriate, to the Board. In fiscal year 2022, no changes were recommended or made to the director compensation program.

The principal features of the compensation received by the Company’s non-employee directors for fiscal year 2022 are described below.

Non-employee Directors are eligible for the following compensation:

•

Annual Cash Retainer – Non-employee directors are entitled to receive an annual cash retainer for their service on the Board. Committee chairs and the Lead Independent Director are entitled to a supplemental annual cash stipend, and non-chair Audit Committee members are entitled to an additional cash stipend. Directors who are also Medtronic employees receive no fees for their services as directors. The Company’s objective in using annual cash retainers and stipends is to recognize the stewardship role of non-employee directors with respect to the Company’s success and the increasing demands and responsibilities of our non-employee directors. The annual cash retainer and stipend fees are paid according to the following schedule:

Director Compensation

Annual Cash Retainer	$175,000

Committee Chair Stipends:

Audit	$25,000

Compensation	$20,000

Nominating and Corporate Governance	$20,000

Finance and Financial Risk	$20,000

Quality	$20,000

Science and Technology	$20,000

Lead Independent Director Stipend	$40,000

Member Audit Committee	$15,000

•

Annual Stock Awards – Each non-employee director receives an annual restricted stock unit award equal in value to $175,000 (rounded up to the nearest whole share), which vests as described in the Stock Awards section below. The Company uses full-value awards and a fixed dollar value for setting equity levels to compensate its non-employee directors in a manner that is consistent with majority practice and that is competitive with the Company’s peers. The Company believes that the annual equity grant to its non-employee directors, in combination with its stock ownership guidelines (described in the Stock Holdings section below), further aligns the interests of its non-employee directors with the interests of the Company’s shareholders.

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Corporate Governance

The Director Compensation table reflects all compensation awarded to, earned by, or paid to the Company’s non-employee directors for fiscal year 2022 service as a director. No additional compensation was provided to Mr. Martha for his service as a director on the Board.

Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards	Total

Richard H. Anderson	$190,000	$175,029	$365,029

Craig Arnold	$201,400	$175,029	$376,429

Scott C. Donnelly	$227,800	$175,029	$402,829

Andrea J. Goldsmith, Ph.D.	$178,200	$175,029	$353,229

Randall J. Hogan, III	$201,600	$175,029	$376,629

Michael O. Leavitt (1)	$119,464	$107,282	$226,746

James T. Lenehan (1)	$116,401	$107,282	$223,683

Kevin E. Lofton	$190,800	$175,029	$365,829

Elizabeth G. Nabel, M.D.	$207,600	$175,029	$382,629

Denise M. O’Leary	$195,800	$175,029	$370,829

Kendall J. Powell	$175,000	$175,029	$350,029

(1)	Governor Leavitt and Mr. Lenehan served as directors until the 2021 Annual General Meeting and therefore compensation amounts are prorated to reflect their partial fiscal year of service

Fees Earned or Paid in Cash

The fees earned or paid in the cash column represent the amount of the annual retainer and annual cash stipend for Board and committee service.

The annual cash retainer, annual cash stipend and special committee fees are paid in two installments – in the middle and at the end of a fiscal year. The annual cash retainer and annual cash stipend are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant year. The table on page 22 of this proxy statement under the section entitled “Committees of the Board and Meetings” shows the committees on which the individual directors serve.

Stock Awards

Directors are annually granted restricted stock units on the first day of the fiscal year in an amount equal to $175,000 divided by the fair market value of a Medtronic ordinary share on the date of grant, rounded up to the nearest whole share. Grants are made on a pro rata basis for participants who are directors for less than the entire preceding fiscal year and are reduced by 25% for any directors who failed to attend at least 75% of the applicable meetings during such fiscal year. The restricted stock units vest on the one-year anniversary of the grant date.

Dividends paid on Medtronic ordinary shares are credited to a director’s restricted stock unit account in the form of additional units, subject to the same vesting and forfeiture conditions as the director’s underlying restricted stock unit award.

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Corporate Governance

Restricted and Deferred Stock Unit Holdings

Non-employee directors held the following outstanding restricted stock units and deferred stock units as of April 29, 2022:

Non-Employee Director	Restricted Stock Units	Deferred Stock Units (1)
Richard H. Anderson	1,364	30,829
Craig Arnold	1,364	—
Scott C. Donnelly	1,364	2,312
Andrea J. Goldsmith, Ph.D.	1,364	—
Randall J. Hogan, III	1,364	—
Kevin E. Lofton	838	—
Elizabeth G. Nabel, M.D.	1,364	—
Denise M. O’Leary	1,364	33,213
Kendall J. Powell	1,364	22,820

(1)

Prior to the Covidien acquisition in January 2015, directors were granted deferred stock units rather than restricted stock units. The balance in a director’s deferred stock unit account will be distributed to the director in the form of Medtronic ordinary shares upon resignation or retirement from the Board in a single distribution or, at the director’s option, in five equal annual distributions.

Director Stock Ownership and Retention Guidelines

To align directors’ interests more closely with those of shareholders, the Nominating and Corporate Governance Committee approved the Medtronic plc Stock Ownership and Retention Guidelines pursuant to which non-employee directors are expected to own stock of Medtronic in an amount equal to five times the annual Board retainer. Until the ownership guideline is met, the directors must retain 75% of after-tax Medtronic shares received through settlement of equity compensation awards. Once the guideline is met, the directors must retain 75% of after-tax shares for one year following grant of equity compensation awards. For share issuances, net gain shares are those remaining after payment of income taxes. Shares retained may be sold on the later of one year after grant or when the ownership guidelines are met. In the case of retirement or termination, shares may be sold after the shorter of the remaining retention period or one year following retirement or termination, as applicable. As of August 5, 2022, all directors were in compliance with the stock ownership and retention policy.

Deferrals

Prior to the Covidien acquisition in January 2015, directors were able to defer all or a portion of their cash compensation through participation in the Medtronic Capital Accumulation Plan Deferral Program. This was a nonqualified plan designed to allow participants to defer a portion of their pre-tax compensation, and to earn returns or incur losses on those deferred amounts based upon allocation of their balances to one or more investment alternatives, which were the same investment alternatives that Medtronic offers its employees through its 401(k) Plan. Director contributions in the deferred compensation program were discontinued effective as of the close of the Covidien acquisition in January 2015.

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Share Ownership Information

Share Ownership Information

Significant Shareholders

The following table shows information concerning each person who is known by the Company to beneficially own more than 5% of the Company’s ordinary shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Ordinary Shares	Of Shares Beneficially Owned, Amount that May Be Acquired Within 60 Days	Percent of Class

The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355 (1)	113,153,710	N/A	8.42

BlackRock, Inc., 55 East 52nd Street, New York, NY 10055 (2)	107,903,361	N/A	8.00

(1)

The information for security ownership of this beneficial owner is based on a Schedule 13-G/A filed by The Vanguard Group on February 10, 2022. On February 10, 2022, Vanguard, together with its affiliates, held indirect voting power over ordinary shares.

(2)

The information for security ownership of this beneficial owner is based on a Schedule 13-G/A filed by BlackRock, Inc. on February 1, 2022. On February 1, 2022, BlackRock, Inc., together with its affiliates, held indirect voting power over ordinary shares.

32        Medtronic  |  2022 Proxy Statement

Share Ownership Information

Beneficial Ownership of Directors and Management

The following table shows information as of August 5, 2022, concerning beneficial ownership of Medtronic’s ordinary shares by Medtronic’s directors, named executive officers identified in the Summary Compensation Table under “Executive Compensation,” and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Ordinary Shares (1)	Of Shares Beneficially Owned, Amount that May Be Acquired Within 60 Days
Richard H. Anderson	117,712	32,774
Craig Arnold	34,432	1,710
Scott C. Donnelly	15,141	4,040
Ivan Fong	12,619	12,619
Lidia Fonseca	—	—
Andrea J. Goldsmith, Ph.D.	4,464	1,710
Randall J. Hogan, III	41,244	1,710
Bradley E. Lerman	427,182	403,129
Kevin E. Lofton	2,387	1,710
Geoffrey S. Martha	565,116	534,757
Elizabeth G. Nabel, M.D.	11,831	1,710
Denise M. O’Leary	44,412	8,403
Karen L. Parkhill	347,220	343,869
Kendall J. Powell	40,606	24,704
Rob ten Hoedt	481,183	456,391
Robert J. White	547,776	533,429
Directors and executive officers as a group (21 persons) (2)	3,860,346	3,462,625

(1)

Amounts include the shares shown in the last column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares within 60 days of August 5, 2022. Amounts do not include stock options, restricted stock units and performance share units granted but not yet vested nor exercisable within 60 days of August 5, 2022.

(2)

As of August 5, 2022, no director or executive officer beneficially owns more than 1% of the shares outstanding. Medtronic’s directors and executive officers as a group beneficially own approximately 0.3% of the shares outstanding.

Delinquent Section 16(a) Report

Based upon a review of reports and written representations furnished to it, Medtronic believes that during fiscal year 2022, no director, officer, or other person subject to Section 16(a) of the Exchange Act (“Section 16”) with respect to Medtronic failed to file on a timely basis any report required by Section 16.

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Compensation Discussion and Analysis

Compensation

Discussion and Analysis

The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Medtronic’s named executive officers for fiscal year 2022 were:

•	Geoffrey S. Martha, Chairman and Chief Executive Officer

•	Karen L. Parkhill, Executive Vice President and Chief Financial Officer

•	Ivan Fong, Executive Vice President, General Counsel and Secretary*

•	Robert J. White, Executive Vice President, Medical Surgical Portfolio

•	Rob ten Hoedt, Executive Vice President, President EMEA & APAC

*

Mr. Fong was hired on February 1, 2022 and replaced Mr. Lerman, Senior Vice President, General Counsel and Secretary, who retired from the organization effective February 1, 2022 as previously announced on December 16, 2021. Mr. Lerman was a NEO in fiscal year 2021, see “Executive Transitions” below for further discussion. For purposes of this Compensation Discussion and Analysis and the related disclosures that follow, the term “NEOs” refers to all NEOs other than Mr. Lerman unless otherwise noted.

Executive Summary

EXECUTIVE COMPENSATION PHILOSOPHY

The Company’s compensation programs align the interests of all our executives, including NEOs, with those of all stakeholders, particularly shareholders. Medtronic’s programs are market-competitive to ensure we attract, retain, and engage highly talented executives with compensation packages established pursuant to the following principles:

Market-Competitive

We benchmark and assess our program annually to ensure market-competitive target total direct compensation consisting of base salary, target annual cash incentive and long-term incentives. The benchmarking process ensures that each element of target total direct compensation is within a market competitive range relative to our 27-company Comparison Group.

Pay for Performance

We emphasize pay for performance by making at least 75% of target total direct compensation payable to each NEO contingent on the attainment of annual and long-term Company performance goals. The commitment to pay for performance provides actual compensation outcomes with varying levels of competitiveness that align with our absolute and relative performance results.

Shareholder Value Alignment

We align incentive programs with shareholder value creation by using annual and three-year performance measures that drive shareholder value. Incentive goals come directly from our Board-approved annual operating plan and our Board-approved long-term strategic plan.

Focus on Quality and Inclusion, Diversity, and Equity

Both Quality and Inclusion, Diversity, and Equity (ID&E) are components of our scorecard that directly impact payouts of our annual incentive plan. The quality goals can only reduce a payout, while the ID&E goals can increase or reduce a payout. Quality and ID&E also align to the Medtronic Mission.

NEW FOR FISCAL YEAR 2022

The Compensation Committee made significant changes to the Medtronic Incentive Plan (MIP) for FY22 to base 25% of the payout on an external competitive metric, strengthen quality performance by incorporating additional metrics into a scorecard approach, add in a specific metric on inclusion, diversity and equity, and increase individual performance accountability.

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Compensation Discussion and Analysis

➢	Added Market Share to have a metric tied directly to external competitiveness

➢	Payout can be modified down for missing company Quality Performance Objectives

➢	Payout can be modified up or down based on performance against company ID&E scorecard and individual NEO performance

The changes were determined in consultation with the Compensation Committee and Independent Consultant to better align with Medtronic’s short and long-term strategy. Beginning in FY22, the MIP incorporated market share as a key financial metric in addition to organic revenue growth (revenue growth), diluted EPS, and free cash flow metrics. Market share measures our ability to increase penetration in key product areas, portfolios, and regions. We assess this externally versus peers to drive relative improvement and complement our internal financial measures in the MIP. In addition, the FY22 MIP also included a qualitative scorecard to measure key non-financial metrics such as quality, inclusion, diversity, and equity. The Committee believes that incorporating these quantitative and qualitative measures is critical to holistically support Medtronic’s financial and strategic performance.

PAY FOR PERFORMANCE

Fiscal Year 2022 Financial Performance Summary

Medtronic’s operational, financial, and stock price performance contributed to total direct compensation outcomes that were below its targeted levels for FY22, 60% – 70% in average as described below.

During FY22, the Company’s performance against its targets was affected by the impact of COVID-19, the impact in the second half of the fiscal year from the lack of new product approvals in its U.S. Diabetes business, and the impact of temporary supply chain issues, particularly in its Surgical Innovation business, in the fourth fiscal quarter. These headwinds impacted our incentive plan metrics. Specifically, the results for revenue, EPS, and cash flow fell below Medtronic’s internal performance goals for incentive plan purposes.

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Compensation Discussion and Analysis

Medtronic stock price was $130.92 at the start of FY22 and hit an all-time high daily close of $135.17 on September 8, 2021. The stock closed the fiscal year at $104.36. Including the benefit of dividends, the total return of Medtronic stock over FY22 was -18%, compared to a 0% total return of the S&P 500 and -6% total return of the Dow Jones U.S. Select Medical Equipment Index. Over a 3-year and 5-year period, the total return of Medtronic stock is 28% and 40%, respectively. As noted below, stock price performance meaningfully impacted the actual compensation relative to the target compensation established at the beginning of the year.

At the same time, Medtronic continued to advance its long-term strategies of innovation-driven growth, operational excellence, and disciplined capital allocation and portfolio management. The Company received over 200 regulatory approvals in the US, Europe, Japan, and China, in FY22, as it continued to advance its pipeline and launch innovative medical technology into its end markets. Further, the Company made progress on its new compensation metrics of ID&E and market share, with results at or above its internal performance goals.

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Compensation Discussion and Analysis

Consistent with the performance we delivered in FY22, actual compensation was below our target opportunity. As the graph below illustrates, NEO actual total direct compensation was between 60-70% of the target opportunity.

Overview Target vs. Actual Pay ($M)
Salary
MIP
PSU
RSU
Annual Options
$15.88
$3.75
$2.50
$6.25
$2.03
$1.35
$9.71
$1.99
$4.97
$1.41
$1.35
$6.62
$1.44
$0.94
$2.35
$0.99
$0.90
$4.21
$0.75
$1.87
$0.69
$0.90
$5.61
$1.23
$0.80
$2.00
$0.79
$0.79
$3.52
$0.64
$1.59
$0.50
$0.79
$5.19
$1.05
$0.68
$1.70
$0.88
$0.88
$3.41
$0.55
$1.37
$0.61
$0.88
Target
Actual
CEO
Target
Actual
CFO
Target
Actual
EVP/President Medical Surgical
Target
Actual
EVP/President EMEA & APAC

•

The value shown for target equity compensation reflects the aggregate grant date fair date value of each NEO’s equity awards granted in fiscal year 2022, determined in accordance with FASB ASC Topic 718; Compensation – Stock Compensation (consistent with the Summary Compensation Table)

•

Actual compensation reflects FY22 MIP payout, the intrinsic value of stock options and the value of time-based RSUs and performance share units based on the year end (April 29, 2022) stock price of $104.36

•	Mr. Fong is not included in this analysis as he was not an employee for the entirety of FY22.

As the graphic above illustrates, our pay for performance alignment meets our compensation philosophy. Specifically, the FY22 financial performance was below our target expectations. As a result, our payouts were below the targets established at the beginning of the fiscal year. For example, the CEO’s FY22 MIP payout was $1.41M versus a target of $2.03M (69.5% of target). Our long-term incentive vehicles are completely denominated in equity and the realizable pay fluctuates with both our financial performance and stock price. For example, the stock option grant is underwater ($131.26 grant price compared to $104.36 fiscal year end price). Similarly, the RSUs and PSUs are also influenced by the decline in share price (CEO share value is $6.96M as compared to $8.75M). The committee believes that the design and implementation of our executive compensation program drives pay for performance aligned with shareholder value creation.

As further evidence of our pay for performance orientation, realizable compensation for our Chairman & CEO is reasonably positioned relative to our Comparison Group in the context of relative performance. Specifically, three-year realizable compensation is positioned at the 16th percentile of the Comparison Group, and three-year performance is positioned at the 44th, 19th and 48th percentiles for TSR, revenue growth, and EPS growth, respectively.

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Compensation Discussion and Analysis

The following chart presents a comparison of Medtronic’s CEO’s “realizable compensation” and Company performance for the last three completed fiscal years relative to the Comparison Group. As mentioned in the compensation philosophy section highlighted earlier, this displays that we provide competitive compensation that is heavily performance-based and ultimately shareholder aligned.

Notes:

Realizable compensation represents the sum of actual base salaries paid, actual annual incentives earned, the intrinsic value of stock options, fair market value of restricted stock and projected value of long-term performance awards as of April 29, 2022.

Total shareholder return consists of three-year stock price appreciation and dividend reinvestments.

All financial performance amounts for Medtronic and the comparison companies are based on GAAP as reported amounts as of the last completed fiscal year-end.

CONSIDERATION OF “SAY-ON-PAY” VOTING RESULTS AND OTHER SHAREHOLDER FEEDBACK

At our 2021 annual general meeting, shareholders again showed strong support for our executive compensation programs with 90.3% of the votes cast approving our executive compensation.

The Compensation Committee reviewed shareholder and other stakeholder feedback, along with the results of the shareholder “say-on-pay” vote in making compensation decisions during fiscal year 2022. Efforts to gather stakeholder feedback included periodic outreach to our largest shareholders. Based on this feedback and the 90.3% say-on-pay approval by shareholders in fiscal year 2021, the Compensation Committee concluded that shareholders generally support Medtronic’s compensation philosophy. In addition, shareholders provided feedback specific to ID&E performance. The Compensation Committee, in consultation with its independent compensation consultant, added an ID&E measurement modifier to the FY22 MIP as part of its redesign of the program. The Compensation Committee will continue to gather and consider shareholder feedback in future compensation decisions.

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Compensation Discussion and Analysis

Process

ROLE AND RESPONSIBILITIES

Compensation Committee

The Compensation Committee establishes our compensation philosophy, program design and administration rules, and is the decision-making body on all compensation matters related to our NEOs. The Compensation Committee solicits input from an independent outside compensation consultant and relies on the consultant’s advice. For more information on the Compensation Committee, its members and its duties as identified in its charter, please refer to the section entitled “Committees of the Board and Meetings – Compensation Committee” beginning on page 24 of this proxy statement.

Independent Compensation Consultant

The Compensation Committee has engaged Semler Brossy, an independent outside compensation consulting firm (the “Independent Consultant”), to advise the Compensation Committee on all matters related to executive officer compensation. Specifically, the Independent Consultant conducts an annual competitive market analysis of total compensation for NEOs, provides relevant market data, updates the Compensation Committee on compensation trends and regulatory developments, and counsels the Compensation Committee on program designs and specific compensation decisions related to our CEO and other executives. This is the only work completed by the Independent Consultant for Medtronic and the services of that firm are at the discretion and direction of the Compensation Committee.

Consistent with the NYSE listing standards, the Compensation Committee reviews and confirms the independence of its outside consultants on an annual basis. In connection with this process, the Compensation Committee has reviewed, among other items, a letter from Semler Brossy addressing its independence and the members of the consulting team serving the Compensation Committee, including the following factors: (i) other services provided to us by Semler Brossy, (ii) fees paid by us as a percentage of Semler Brossy’s total revenue, (iii) policies or procedures of Semler Brossy that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team and a member of the Compensation Committee, (v) any Company stock owned by the senior advisor or any member of that individual’s immediate family, and (vi) any business or personal relationships between our executive officers and the senior advisor. The Compensation Committee discussed these considerations and concluded that the work performed by Semler Brossy and its senior advisor involved in the engagement did not raise any conflict of interest.

Chief Executive Officer

In making compensation decisions for executive officers reporting to the CEO, the Compensation Committee solicits the views of our CEO and the Independent Consultant. The Compensation Committee conducts executive sessions without the CEO present. The CEO does not make recommendations to the Compensation Committee about his own compensation.

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Compensation Discussion and Analysis

GOVERNANCE

The Committee leverages best-in-class governance practices to design and administer Medtronic’s executive compensation programs. In particular, the table below notes the market-leading governance features that are incorporated into our programs:

Summary of Key Compensation Practices

What We Do	✓	Pay and shareholder performance alignment
	✓	Responsible use of shares under our long-term incentive program
	✓	Multiple performance metrics under our short and long-term performance-based plans discourage short-term risk-taking at the expense of long-term results
	✓	Targets for performance metrics aligned to financial goals communicated to shareholders
	✓	Payout caps on MIP and LTIP to mitigate unnecessary risk taking
	✓	Limited perquisites
	✓	Double-trigger change of control vesting of compensation and benefits, including equity
	✓	Comprehensive claw back policy that applies to annual incentive, long-term incentives and equity compensation
	✓	Competitive stock ownership guidelines and holding periods on portions of after-tax shares until guidelines are met
	✓	Engagement of an independent compensation consultant

What We Do Not Do	×	No defined benefit supplemental executive retirement plans or special healthcare coverage for NEOs
	×	No “single-trigger” vesting of equity awards in event of a change of control
	×	No dividends or dividend equivalents on unearned equity compensation
	×	No excessive severance benefits
	×	No hedging and pledging of Company stock permitted for executives
	×	No “golden parachute” excise tax gross ups
	×	No backdating or repricing of stock option awards
	×	No multi-year compensation guarantees

USE OF MARKET COMPETITIVE COMPENSATION DATA

The Compensation Committee considers relevant market pay practices when establishing executive compensation program and pay levels, including base salary and annual and long-term incentives. To facilitate our ability to benchmark competitive compensation levels and practices, the Compensation Committee established a Comparison Group. The Compensation Committee selected the companies that constitute the Comparison Group after discussion with its Independent Consultant. The Comparison Group is selected using Compensation Committee approved criteria designed to identify companies with whom we are most likely to compete for talent. The criteria the Committee considers include items such as:

•	Size (measured by revenue, market capitalization, enterprise value and other measures)

•	Complexity and global footprint

•	Companies that represent the Medical Device, Life Sciences and Technology industries

The Compensation Committee uses data from the Comparison Group to establish a competitive market range within which pay is positioned to reflect experience and performance. Consistent with our pay-for-performance philosophy, we establish an award range for short-term and long-term incentives that generates above-market pay for above-market performance and below-market pay for below-market performance. In addition to the competitive market information, the Compensation Committee also reviews information about performance, potential, expertise, and experience for each NEO.

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Compensation Discussion and Analysis

The following table summarizes the selection criteria used by the Compensation Committee to select the Comparison Group.

Selection Criteria
Start with Standard & Poor’s 100 largest U.S. companies and the S&P 500 Healthcare Equipment and Technology Indices
Limit to Several Relevant Global Industry Classification Standard Sectors	Consider the following criteria for selecting companies
1. Health Care 2. Consumer Staples 3. Industrials 4. Information Technology

1. Overall company size

2. Health care company

3. Data science and artificial intelligence

4. Global operations

5. Manufacturer

6. Government contractor

7. Geographic competitor

8. Proxy advisory peer companies

During fiscal year 2021 the Independent Consultant recommended the following changes to the Comparison Group: (1) the removal of Microsoft, (2) the affirmation of Raytheon Technologies following the merger with United Technologies and (3) the addition of Thermo Fisher. The recommended changes to the Comparison Group better aligned the financial profile of the peer group as a whole and maintains significant overlap with the ISS peer group (21 of 23 companies). The Compensation Committee approved these changes for fiscal year 2022. Summarized below is a comparison of the Company to the Comparison Group in various measures of financial and market size as of May 16, 2022.

COMPARISON GROUP SIZE COMPARISONS

Financial data sourced from S&P Capital IQ.	27-Company Comparison Group
	3M	Honeywell
	Abbott Laboratories	IBM
	AbbVie	Intel
	Amgen	Johnson & Johnson
	Baxter	Lockheed Martin
	Becton, Dickinson, & Co.	Merck & Co.
	Biogen	PepsiCo
	Boeing Company	Pfizer
	Boston Scientific	Qualcomm
	Bristol Myers Squibb	Raytheon Technologies (1)
	Cisco Systems	Stryker
	Danaher	Thermo Fisher
	Eli Lilly & Co.	UnitedHealth Group
Gilead Sciences
(1) Previously United Technologies.

–	All financial and market data are taken from Standard & Poor’s Capital IQ

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Compensation Discussion and Analysis

Fiscal Year 2022 Compensation Program Design

The overall design of our FY22 executive annual total rewards program is illustrated below:

Component	Basic Design	Purpose
Base Salary	• Fixed and recurring element of compensation ○ Calibrated with the Comparison Group market range	• Compensates for carrying out basic duties of the job • Recognizes individual experiences, skills, and sustained performance
Benefits	• Market-competitive benefits and perquisites including health, retirement, allowances and other life events	• Provides same benefits available to Medtronic employees; non-qualified deferred compensation plan provides the same tax planning benefit to executives after adjusting for statutory limitations
Annual Incentive Plan

•   Performance-based cash compensation opportunity using both financial and nonfinancial metrics

○  Financial metrics are revenue growth, non-GAAP diluted EPS, free cash flow, and market share

○  Nonfinancial measures are Quality and ID&E

• Encourage sustained performance improvements in key financial areas that drive total shareholder return and key nonfinancial areas that drive our strategy
PSU

•   Performance-based equity compensation using both internal financial goals and relative total shareholder return

○  Revenue Growth 3-year simple average

○  Relative TSR versus the Comparison Group over a 3-year period (Relative TSR)

•   ROIC modifier (downward only)

•   Represents a significant portion of long-term incentives based on meeting key strategic financial goals that are aligned with shareholder experiences

•   Promotes long-term stock ownership in Medtronic

Stock Options	• Vest 25% per year starting on the 1st anniversary of grant date	• Aligns pay with performance by linking value to stock price appreciation and shareholder value creation
RSU	• Vest 100% on the 3rd anniversary of grant date	• Promotes long-term stock ownership in Medtronic • Encourages retention

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Compensation Discussion and Analysis

The mix of total direct compensation for our NEOs is weighted 92% to 85% at risk with 80% to 70% allocated to long-term incentives, as illustrated below.

Fiscal Year 2022 Compensation Decisions

FISCAL YEAR 2022 ANNUAL BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

One of the principles of our compensation philosophy as outlined on page 34 is to provide a competitive base salary relative to our Comparison Group. As the Compensation Committee evaluates base salary decisions, it considers several factors such as desired competitiveness, performance, expertise, experience, and internal equity. At the beginning of each fiscal year, the Independent Consultant presents to the Compensation Committee an analysis that identifies the market base salary ranges for the CEO and each NEO. Using this market data the Compensation Committee approves base salary changes for NEOs and recommends to the Board of Directors base salary changes for the CEO.

The table below shows the fiscal year 2022 base salaries for the CEO and each NEO.

Name	FY21 Salary (000s)	FY22 Salary (000s)	Merit % Increase

Geoffrey S. Martha (1)	$1,100	$1,350	22.7%

Karen L. Parkhill	$867	$902	4.0%

Ivan Fong (2)	—	$835	—

Robert J. White	$764	$795	4.0%

Rob ten Hoedt (3)	$864	$881	2.0%

(1)	Mr. Martha’s 22.7% increase was aligned with the planned progression as a new CEO to move toward market competitive levels.

(2)

No base salary is reflected for FY21 for Mr. Fong as he was not employed by the Company until FY22. The amount reported for FY22 represents his annualized base salary rate for his partial year of service.

(3)	Mr.ten Hoedt’s base salary amounts reported were paid in Swiss francs and the value reflected was translated to U.S. dollars as of April 29, 2022 at a rate of 1 Swiss Franc = 1.088 U.S. Dollars

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Compensation Discussion and Analysis

FISCAL YEAR 2022 ANNUAL MEDTRONIC INCENTIVE PLAN

The Medtronic Incentive Plan provides an opportunity to earn an annual cash payout for performance relative to pre-established financial and nonfinancial objectives. The Compensation Committee sets individual target awards for each NEO, expressed as a percentage of base salary, based on several factors such as desired competitiveness, performance, expertise, experience, and internal equity. The following table highlights the target MIP percentage for each NEO, there were no changes to the MIP target percent of salary in FY22:

Name	FY21 MIP Target	FY22 MIP Target	% Increase

Geoffrey S. Martha	150%	150%	0%

Karen L. Parkhill	110%	110%	0%

Ivan Fong (1)	—	100%	—

Robert J. White	100%	100%	0%

Rob ten Hoedt	100%	100%	0%

(1)	Mr. Fong’s MIP Payment was prorated to reflect his time employed during FY22

Fiscal Year 2022 Annual Medtronic Incentive Plan Payout Results

The Committee uses the Board-approved annual operating plan to support tough but fair financial performance expectations and nonfinancial objectives key to our sustained long-term success. As noted earlier, the design of this program is new for FY22, reflecting the input of shareholders over a multi-year period, and is structured as follows:

Fiscal Year 2021 MIP Design

New Fiscal Year 2022 MIP Design

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Compensation Discussion and Analysis

Medtronic Performance

The Committee and Company were intentional with this new design to focus on financial measures that shape shareholder value creation, and further strategic imperatives to fuel sustained performance over the long-term. The table below outlines the specific Medtronic performance measures, the respective weighting, the performance ranges, the rational for including them in the MIP, and the resulting outcomes based on Medtronic’s FY22 performance. As the table below suggests and as was highlighted earlier, Actual MIP payouts for FY22 were below our targeted expectations.

Measure	Rationale	Weight	Performance Minimum	Performance Target	Performance Maximum	Actual Result	Weighted Payout

Revenue Growth Over Prior Year (Constant Currency) (1)	Top line growth continues to be a key driver of shareholder value.	25%	4.89%	10.41%	15.93%	5.34%	13.52%

Diluted EPS Growth (Non-GAAP) (2)	Earnings both from operating efficiency and financial management is a key driver of returns to shareholders.	25%	$5.17	$5.74	$6.31	$5.35	16.55%

Free Cash Flow (Non-GAAP) (2)(3)	Free cash flow is a key driver of shareholder returns and captures items not included in GAAP net income such as litigation, tax payments and benefits not associated with balance sheet transactions – the Free Cash Flow may be adjusted to avoid payment timing-based windfalls for large items.	25%	$5,082	$6,352	$7,622	$5,651	18.10%

Market Share (Y/Y Share Performance)	Increases in market share is a driver of revenue and income across our portfolios and regions.	25%	(0.5%) - 0.25%	0.25% - 1%	1%+	0.40%	25.00%

Total Payout as a % of Target							73.16%

(1)	Revenue Growth for MIP purposes is based on annual operating plan FX rates not actual.

(2)

Non-GAAP diluted EPS and free cash flow are considered non-GAAP financial measures under applicable SEC rules and regulations. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is included in Appendix A of this proxy statement.

(3)	$ in millions.

The non-GAAP diluted EPS measure was also designated to be the plan threshold performance measure that had to be achieved in order for any payout to be made under the plan. If the minimum performance goal for the non-GAAP diluted EPS measure was not satisfied, then the plan provided no payout regardless of the results of the other performance measures.

For purposes of the annual incentive calculation, “diluted EPS” refers to non-GAAP diluted EPS. A reconciliation of the GAAP to non-GAAP diluted EPS is included in Appendix A of this proxy statement. Organic revenue growth represents FY22 revenue in comparison to FY21 revenue at constant currencies. Free cash flow is defined as cash provided by operating activities, less additions to property, plant and equipment as shown on the Statement of Cash Flows. The Compensation Committee has pre-established adjustments for non-GAAP diluted EPS and free cash flow as allowed under Medtronic’s Annual Incentive Plan. Market Share is based on calendar year revenue reporting to reflect performance in the same time periods as our competitors.

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Compensation Discussion and Analysis

Team Performance Scorecard

In addition to financial performance, Medtronic also assessed nonfinancial performance focused on ID&E and Quality. We firmly believe that an inclusive, diverse and equitable culture will support sustained long-term value creation. We made considerable progress in diversity focused on an increase in female managers and above and ethnically diverse managers and above. Medtronic exceeded the progress goal toward our stated FY26 representation for women (globally) and ethnic diversity (U.S.) in management level positions and achieved all the major components of our ID&E strategy. Overall assessment for this critical area yielded a 100% modifier (i.e., no addition or reduction to the payout). Complimenting our ID&E category was Quality emphasizing both compliance and quality. The quality performance component consists of metrics and receipt of a warning letter (material and unmaterial) will trigger the quality modifier. Quality performance will be assessed at the end of the performance period using a combination of quantitative and qualitative assessment. Medtronic received a warning letter from the U.S. Food & Drug Administration causing the quality portion of our nonfinancial performance assessment to yield a modifier that reduced the overall MIP payout (generating a 90% modifier). Combining the Quality and IDE performance produced a modifier of 95% of target, reducing the payout. The table below illustrates the non-financial performance:

ID&E		FY22 Target	Category Weight	Result	Payout Range

Women Mangers + (Total Medtronic)		41.1%	50%	42.0%	95% - 105%

Ethnically Diverse Managers + (US only)		25.4%	50%	26.5%	105% - 120%
ID&E Modifier Result					100.0%

Quality	Category	FY22 Target	Category Weight	Result	Payout

Compliance	Findings/Inspections	<= 0.75	50%	0.38	50.0%

	FCA Execution Timelines	>=90%		83.5%	14.5%

Quality	Complaint Timeliness Execution	>=90%	50%	83.0%	15.5%

	CAPA Aging YTD	>=80%		87.0%	16.7%

Payout Modifier					96.7%

Adjusted Quality Performance (Warning Letter)					90.0%

TEAM SCORECARD RESULT					95.0%

Individual Performance Scorecard

The final component of the FY22 MIP for NEOs other than the CEO is individual performance based on an assessment of performance for each individual considering financial, strategic, cultural objectives. Actual modifiers ranged between 90% and 100% for the NEOs. The table below summarizes these decisions:

Name	Individual Performance	Modifier

Karen L. Parkhill	Ms. Parkhill achieved all of her individual performance objectives including ID&E goals. Ms. Parkhill serves as executive sponsor for the Pride Network.	100%

Ivan Fong	Too new to rate	100%

Robert J. White	Mr. White achieved key objectives for the Medical Surgical Portfolio including ID&E goals, however, did not achieve all objectives for the Surgical Robotics business. Mr. White serves as executive sponsor for the Medtronic Hispanic Latino Network.	90%

Rob ten Hoedt	Mr. ten Hoedt achieved key objectives for EMEA and APAC regions. Mr. ten Hoedt supported our ID&E strategy by increasing the number of female leaders with the regions.	100%

The Compensation Committee believes that the overall Medtronic financial and operational performance adequetly reflect the performance of the CEO. Therefore, the Compensation Committee did not include an individual performance component for the CEO.

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Compensation Discussion and Analysis

Total FY22 Annual MIP Payout Results

Based on the financial, nonfinancial and individual performance results, the total MIP payouts, by NEO, are as follows:

Name	Medtronic Performance	X	Team Performance Scorecard	X	Individual Performance Scorecard	=	FY22 Total Performance	FY22 MIP Target	FY22 MIP Award

Geoffrey S. Martha	73.2%		95.0%		—		69.5%	150%	$1,407,375

Karen L. Parkhill	73.2%		95.0%		100.0%		69.5%	110%	$689,740

Ivan Fong (1)	73.2%		95.0%		100.0%		69.5%	100%	$129,122

Robert J. White	73.2%		95.0%		90.0%		62.6%	100%	$496,984

Rob ten Hoedt	73.2%		95.0%		100.0%		69.5%	100%	$612,499

(1)	Mr. Fong’s MIP payment is prorated to reflect his time employed during the FY22 MIP period

FISCAL YEAR 2022 LONG-TERM INCENTIVE PLAN (LTIP)

The Medtronic long-term incentive program explicitly links a significant portion of our NEO’s compensation to long-term stock price performance and uses financial goals that are aligned to shareholder value creation. The Compensation Committee sets individual target awards for each NEO based on several factors such as desired competitiveness, performance, expertise, experience, and internal equity. The following table highlights the FY22 target long-term incentive value for each NEO as compared to FY21:

Name	FY21 LTIP Target (000s)	FY22 LTIP Target (000s)	% Increase (1)

Geoffrey S. Martha	$11,250	$12,500	11.1%

Karen L. Parkhill	$4,400	$4,700	6.8%

Ivan Fong (2)	—	$3,230	—

Robert J. White	$3,600	$4,000	11.1%

Rob ten Hoedt (3)	$2,800	$3,400	21.4%

(1)	Medtronic increased individual target awards for its NEOs to maintain alignment with our compensation philosophy.

(2)

Medtronic compensated Mr. Fong for the loss of certain compensation from a previous employer by providing a New Hire RSU award with a grant date value of $2.5 million, a New Hire stock option award with a grant date value of $2.8 million and a New Hire PSU award with a grant date value of $2.2 million for the performance period FY22-FY24. The PSUs have the same performance and time characteristics as the other NEO awards (described below).

(3)

In October 2021 the Committee aligned Mr. ten Hoedt’s compensation with market standards based on increased duties and responsibilities following his role expansion to include APAC as an interim leader which was later formalized. Under the agreement Mr. ten Hoedt’s LTIP target was increased for the fiscal year by $500,000 to $3.4M. In addition, Mr. ten Hoedt became eligible to receive a $500,000 cash payment that vests in substantially equivalent installments on the first and second anniversaries of the start date of his role expansion, September 30, 2021. There were no other changes to Mr. ten Hoedt’s pay components.

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Compensation Discussion and Analysis

As noted in our compensation philosophy, the long-term incentive design is intended to be market competitive, performance-based, shareholder-aligned and encourage long-term retention and stock ownership. Therefore, we have used a portfolio approach in the design of our long-term incentive program including performance share units (PSUs), stock options and time-based restricted stock units (RSUs).

Performance Share Units

Our Performance Share Unit plan is a 3-year incentive plan that is based on long-term measures of Company performance and makes up 50% of the target LTIP value. Our PSU design was introduced for our FY21 grant following an extensive review completed by the Compensation Committee, Independent Consultant, and management. The review considered shareholder feedback, competitive benchmarking, and the Company’s long-term strategic imperatives. We maintained the design for FY22 as it continues to align with our strategy.

The PSU plan has measures that are complementary to the annual MIP, are tied to longer term financial performance, encourage a responsible use of capital and directly reflect total shareholder return performance. Additionally, we believe that measuring one-year revenue growth in the MIP and three-year revenue growth in the PSU plan appropriately balances flexibility in a dynamic market and durability over time. The specifics of the PSU plan are displayed at right.

PSU goals are set at the beginning of the 3-year performance period. The 50% portion focused on revenue growth is defined as the 3-year simple average, measured at constant currency (excluding the impact of significant acquisitions and divestitures). The 50% portion focused on Relative TSR is defined as the ending share price of a share of common stock, plus the value of reinvested dividends, divided by the beginning share price. Both beginning and ending share prices are measured over a 30-day average. Relative TSR is measured against Medtronic’s Comparison Group. ROIC is defined as non-GAAP net income after the removal of the after-tax impact of amortization plus interest expense net of tax, divided by Invested Capital, averaged over the 3-year period. Invested Capital is defined as Total Equity Plus Interest-Bearing Liabilities less Cash and Cash Equivalents for each year. If the three-year ROIC target is not achieved the overall performance score is reduced by 30%. That overall performance score is then multiplied by the applicable NEOs individual target PSU grant to arrive at the actual number of shares earned.

At the completion of the 3-year performance period, PSUs are earned based on the achievement of these goals and paid out in shares. For each performance measure, the share payout would be 0% if performance is below the minimum, 50% of target if performance is at threshold, 100% if performance is at target and 200% of target if performance is at or above the maximum performance level. Three-year revenue growth and relative TSR are independently assessed, and the payout results are added together. This sum is assessed relative to the ROIC modifier and reduced by 30% if the ROIC target is not achieved.

Dividend equivalents with respect to the PSUs are accrued over the performance period and are settled in additional shares based on actual performance.

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Compensation Discussion and Analysis

Stock Options

Given our focus on growth, and the generation of long-term shareholder value, we believe that stock options truly are performance-based. This component constitutes 30% of the target LTIP value and is directly aligned to stock price appreciation and shareholder value creation. Stock options have value only when the market price exceeds the exercise price. All stock option grants have an exercise price that is equal to the market closing stock price on the date of grant. Stock options have a ten-year term and vest over four years in equal increments of 25% per year beginning one year after the date of grant.

Restricted Stock Units (RSUs)

RSUs represent 20% of the target LTIP value and are intended to assist in retaining high performing executives and aligning executives’ compensation with shareholders through long-term stock ownership. The RSU grants cliff vest (100%) on the third anniversary of the grant date.

FISCAL YEAR 2020 – 2022 LTIP PAYOUT RESULTS

The FY20 – FY22 LTIP consisted of a portfolio of cash and equity vehicles including stock options, performance based restricted stock units and cash long-term performance plan. This is the final cycle prior to the redesign in FY21.

Fiscal Year 2020 – 2022 Performance-Based Restricted Stock Unit: Did Not Vest

In FY20 RSU grants were provided to several of our NEOs, Mr. Martha, Ms. Parkhill and Messrs. ten Hoedt and White consistent with our then long-term incentive design. These RSUs contained a performance threshold and a time-based component requiring cumulative diluted EPS growth of 3% ending in FY22 to trigger vesting. At the end of FY22, the Compensation Committee reviewed performance against the 3% cumulative diluted EPS growth performance trigger. The Committee determined that the 3% cumulative diluted EPS growth requirement was not met; therefore, the RSUs granted to the NEOs listed above did not vest at the end of FY22. The fiscal year 2020 – 2022 performance period is the final performance based RSU grant awarded prior to the redesign in FY21.

Fiscal Year 2020 – 2022 Long-Term Performance Plan Payout Results

At the end of the fiscal year, the Compensation Committee certified the results for the LTPP performance period that began in FY20 and was completed at the end of FY22. Payments of awards for this LTPP performance period were made during the first fiscal quarter of FY23 and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 57.

The following table shows the results for fiscal year 2020 – 2022 LTPP and the resulting total payout percentage:

Element	Revenue Growth (1)	Relative TSR (2)	ROIC (3)

Actual Result	(0.2)%	46P	10.5%

2020-2022 LTPP Target	5.0%	50th Percentile	13.0%

Payout Level	0.0%	92.00%	57.51%

Objective Weight	33.34%	33.33%	33.33%

Weighted Payout Percent	0.0%	30.66%	19.17%

TOTAL PAYOUT PERCENT			49.83%

(1)	Revenue Growth is the three-year cumulative revenue growth measured at constant currency.

(2)	Relative Total Shareholder Return measures our performance relative to our comparator group.

(3)

ROIC is the non-GAAP net income after the removal of the after-tax impact of amortization plus interest expense net of tax, divided by Invested Capital, averaged over the 3-year period. Invested Capital is Total Equity plus interest bearing liabilities less cash and cash equivalents for each year.

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Compensation Discussion and Analysis

LONG-TERM PERFORMANCE PLAN PAYMENTS:

Name	FY20-FY22 Actual Performance	FY20-FY22 Targets	FY20-FY22 Awards

Geoffrey S. Martha	49.83%	$2,300,001	$1,146,091

Karen L. Parkhill	49.83%	$1,466,667	$730,841

Ivan Fong	—	—	—

Robert J. White	49.83%	$1,200,000	$597,960

Rob ten Hoedt	49.83%	$933,334	$465,081

Executive Officer Transitions

Mr. Lerman, Senior Vice President General Counsel and Secretary, retired from the organization effective February 1, 2022 as announced on December 16, 2021. The table below shows the fiscal year 2022 base salary, MIP target and LTIP target for Mr. Lerman.

Bradley E. Lerman	FY21	FY22	% Increase

Base Salary (000s)	$874	$900	3.0%

MIP Target	85%	85%	0.0%

LTIP Target (000s)	$3,950	$3,950	0.0%

In conjunction with Mr. Lerman’s retirement, Medtronic announced on December 16, 2021 the appointment of Ivan Fong as Executive Vice President, General Counsel and Secretary effective February 1, 2022. He serves on the Company’s Executive Committee and is responsible for leading Medtronic’s global legal organization and key supporting functions, including corporate compliance and government affairs. As highlighted in the tables above Mr. Fong’s annual compensation consists of an annual base salary of $835,000, a target MIP of 100% and target long term incentives of $3,230,000. In addition, Medtronic compensated Mr. Fong for the loss of certain compensation from a previous employer by providing a $650,000 new hire cash payment, a new hire RSU award with a grant date value of $2.5 million, a new hire stock option award with a grant date value of $2.8 million and a new hire PSU award with a grant date value of $2.2 million for the performance period FY2022-FY2024. The PSUs have the same performance and time characteristics as the other NEO award components.

Executive Compensation Governance Practices and Policies

STOCK OWNERSHIP AND RETENTION POLICY

Medtronic’s executive stock ownership and retention guidelines are meant to align management and shareholder incentives, at the highest levels of Medtronic’s organization. Those guidelines require the CEO to maintain ownership of stock equal to six times annual base salary and other NEOs to maintain stock ownership equal to three times annual base salary. Until the ownership guideline is met, the CEO must retain 75% of after-tax net gain shares received through settlement of equity compensation awards and other NEOs must retain 50% of such shares. For purposes of complying with the guidelines shares owned outright, legally or beneficially, by an officer or the officer’s immediate family members, after-tax unvested restricted stock units, and shares held in the tax-qualified and nonqualified retirement and deferred compensation plans count toward the guideline. For share issuances (restricted stock unit vesting), net gain shares are those shares remaining after payment of income taxes.

Compliance with our ownership and retention guidelines is measured at the beginning of the first fiscal month of a new fiscal year by the internal team at the Company responsible for handling executive compensation matters and the results of such measurement are reported to the Nominating and Corporate Governance Committee or Compensation Committee, as applicable, after the measurement. On each measurement date, compliance is measured using each executive officer’s base salary then in effect and the average closing price per share of the Company’s ordinary shares on the NYSE for the six calendar months preceding the measurement date. As of August 5, 2022, all NEOs are in compliance with the stock ownership and retention policy.

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Compensation Discussion and Analysis

HEDGING AND PLEDGING POLICY

Our insider trading policy prohibits our NEOs and directors (along with others) from engaging in short sales of Medtronic securities (including short sales against the box) or engaging in purchases or sales of puts, calls or other derivative securities based on Medtronic securities. The policy also prohibits our NEOs from purchasing Medtronic securities on margin, borrowing against Medtronic securities held in a margin account or pledging Medtronic securities as collateral for a loan.

SALE AND TRANSFER OF AWARDS

All stock option, restricted stock, restricted stock unit, and performance-based restricted stock/restricted stock unit awards are granted under plans that specifically prohibit the sale, assignment and transfer of awards with limited exceptions such as the death of the award recipient. In addition, the Compensation Committee may allow an award holder to assign or transfer an award.

INCENTIVE COMPENSATION FORFEITURE (“CLAWBACK”)

The Company has a comprehensive Incentive Compensation Forfeiture Policy, which is designed to recoup improper awards or gains paid to executive officers. If the Board determines that any executive officer has received an improper payment or gain, which is an incentive payment or grant mistakenly paid or awarded to the executive officer as a result of misconduct (as defined below), the executive officer must return the improper payment or gain to the extent it would not have been paid or awarded had the misconduct not occurred, including interest on any cash payments. “Misconduct” means any material violation of our Code of Conduct or other fraudulent or illegal activity for which an executive officer is personally responsible as determined by the Board. All executive officers are required to agree to this policy in writing.

EQUITY COMPENSATION FORFEITURE

The Company may require the return or forfeiture of cash and shares received or receivable in certain circumstances in which an employee has a termination of employment from the Company or any affiliate. The Company may exercise its ability to require forfeiture of awards if the employee receives or is entitled to receive delivery of shares or proceeds under an equity award program within six months prior to or 12 months following the date of termination of employment if the current or former employee engages in any of the following activities: (a) performing services for or on behalf of any competitor of, or competing with, the Company or any affiliate; (b) unauthorized disclosure of material proprietary information of the Company or any affiliate; (c) a violation of applicable business ethics policies or business policies of the Company or any affiliate; or (d) any other occurrence that is consistent with the intent noted in items a—c, as determined by the Compensation Committee.

EQUITY AWARD GRANTING PRACTICES

The Compensation Committee typically approves annual long-term incentive awards for NEOs each June at a regular meeting of the Compensation Committee (CEO awards are approved by the full Board of Directors). The awards are granted at the next regularly scheduled grant date. Medtronic typically grants equity on the first trading day of each quarter of the Fiscal Year.

New hire, promotion, retention and other special or ad hoc awards for NEOs and other Section 16 Officers are approved by the Compensation Committee. The grants are typically effective on the next regularly scheduled grant date following Committee approval. Medtronic adheres to the following practices when granting equity awards:

•	Stock options are granted with an exercise price equal to the market close stock price of Medtronic ordinary shares on the date of grant.

•	We prohibit the repricing of stock options. This includes amending outstanding options to lower their exercise price, substituting new awards with a lower exercise price or executing a cash buyout.

TAX AND ACCOUNTING IMPLICATIONS

In evaluating compensation programs applicable to our NEOs (including the Company’s annual and long-term incentive plans), the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Internal Revenue Code (Section 162(m)), which places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that is deductible by the Company for federal income tax purposes. The Tax Cuts and Jobs Act eliminated the performance-based exception to the $1 million deduction limit under Section 162(m). As a result, since fiscal year 2019, compensation paid to our NEOs in excess of $1 million is generally nondeductible, whether or not it is

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Compensation Discussion and Analysis

performance-based (except for certain performance-based compensation paid pursuant to a legally binding arrangement in place on November 2, 2017). The Compensation Committee will continue to maintain maximum flexibility in the design of our compensation programs. While the Compensation Committee generally considers the Section 162(m) limit when determining compensation, it continues to reserve the discretion to exceed the limitation on deductibility under Section 162(m) to ensure that our NEOs are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its shareholders. Furthermore, interpretations of and changes in the tax laws, and other factors beyond the Compensation Committee’s control, may also affect the deductibility of compensation.

The Compensation Committee also considers accounting treatment in the design of various forms of awards in determining the overall components of our compensation program, including forms of incentive equity under the long-term incentive plan.

COMPENSATION RISK ASSESSMENT

Compensation policies and practices are also designed to discourage inappropriate risk-taking. While you should refer to the section entitled “Corporate Governance — Board Role in Risk Oversight” beginning on page 20 of this proxy statement for a discussion of the Company’s general risk assessment of compensation policies and practices, mitigating factors with respect to our NEOs include the following:

•

The NEOs are subject to stock ownership guidelines that require our CEO to maintain ownership of stock equal to six times annual base salary, and other NEOs to maintain ownership of stock equal to three times annual base salary. As of August 5, 2022, all NEOs are in compliance with the stock ownership and retention guidelines.

•	Incentive plans are more heavily weighted toward long-term performance to reduce the incentive to impair the prospects for long-term performance in favor of maximizing performance in one year.

•	Improper payments or gains from incentives and equity compensation are subject to clawback.

•	Short-term and long-term cash incentive payments are capped to avoid potential windfalls.

•

Short-term and long-term incentive performance targets are established at the beginning of each performance period and are not subject to change. Short and long-term incentive programs use different measures of performance. The financial measures for the short-term cash incentives focus on annual operating plan measures such as revenue growth, diluted EPS, cash flow and market share. Long-term incentives measure shareholder three-year revenue growth, total shareholder return and ROIC relative to our long-term strategic expectations communicated to shareholders.

•

The Compensation Committee retains discretionary authority to override any incentive plan’s formulaic outcome in the event of unforeseen circumstances. For example, controlling for large unplanned transactions that generate a plan windfall that is not aligned with annual operating income.

The Compensation Committee annually reviews an in-depth risk assessment of Medtronic’s sales and non-sales compensation programs. The assessment includes a review of fixed versus variable pay mix, incentive plan metrics, and payout formulas as well as governance and compliance mechanisms such as approval authorities and payment claw back policies. The review completed in March of fiscal year 2022 found that no compensation programs, policies, or practices were likely to have a material adverse impact on Medtronic.

Other Benefits and Perquisites

Medtronic provides broad-based benefit plans to all of its employees, including the same programs for NEOs. All employees participate in the same health care plans, and we do not provide NEOs with any different or additional benefit plans except for a business allowance of $24,000 for U.S. based NEOs and $40,000 for the CEO. Our business allowance policy is described in detail below.

AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

At the time of hire we entered into offer letters with each of our NEOs. Each offer letter specifies the annual base salary for the executive, which may be modified at the discretion of the Compensation Committee. In addition, the offer letters specify that the executives are eligible to participate in the Medtronic Incentive Plan and the Company’s long-term incentive plan. Offer letters also reflect one-time compensation awards or adjustments, if any, generally provided in connection with an executive’s promotion, in order to align the executive’s compensation with market standards based on increased duties and responsibilities, or an executive’s hiring, in order to align our recruiting efforts with market practices, including providing

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Compensation Discussion and Analysis

awards on terms similar to awards the executive forfeited when leaving his or her former employer. Under the terms of the offer letters, each NEO is also eligible to participate in the welfare, retirement and other benefit plans, practices, policies and programs, as may be in effect from time to time, as described in more detail below. In addition, in October 2021 the Committee aligned Mr. ten Hoedt’s compensation with market standards based on increased duties and responsibilities following his role expansion. Under the agreement: (1) Mr. ten Hoedt’s annual LTIP target was increased for the fiscal year, resulting in additional equity grants on November 1, 2021 (as reflected in the Grants of Plan-Based Awards table) and (2) Mr. ten Hoedt became eligible to receive a $500,000 cash payment that vests in substantially equal installments on the first and second anniversaries of the start date of his role expansion (September 30, 2021), subject to his continued service through each applicable vesting date.

TERMINATION/CHANGE OF CONTROL BENEFITS

As described in detail and quantified in the Potential Payments upon Termination or Change in Control section, our NEOs receive certain benefits upon their termination by the Company without “cause” or for select recent hires, upon their resignation for “good reason,” including such terminations following a change of control (COC) of the Company. Our Compensation Committee regularly reviews termination and COC benefits and continues to believe that the severance benefits in connection with certain terminations of employment constitute reasonable levels of protection for our executives that are aligned with shareholders.

Compensation in a COC situation is designed to protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a COC, and to help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the Company. Our COC policy supports these principles. We believe shareholders will be best served if the interests of our executive officers are aligned with shareholders’ interests, and we believe providing COC benefits should motivate senior management to objectively evaluate potential mergers or transactions that may be in the best interests of shareholders. Our COC policy is discussed in more detail in the “Potential Payments Upon Termination or Change of Control” section of “Executive Compensation.” Our COC Policy requires a “double trigger” and applies only if a participant is involuntarily terminated without cause or the participant terminates employment for good reason within three years after a COC event. None of our policies or arrangements with NEOs provide for any “golden parachute” excise tax gross ups.

Our NEOs must also enter into the Company’s standard restrictive covenant agreement, including provisions such as non-competition, confidential information and non-solicitation of the Company’s employees and customers as well as an at-will employment attestation.

The 2021 Medtronic plc Long Term Incentive Plan generally prohibits single-trigger vesting on a “change of control” (as defined under the plan), unless the change in control results in the Company’s successor not assuming outstanding awards, which protects employees and supports an orderly transition of leadership.

UNITED STATES TAX-QUALIFIED RETIREMENT PLANS

Medtronic sponsors a number of United States tax-qualified retirement plans for its employees, including the NEOs. The Company maintains the Medtronic Retirement Plan (“MRP”), which consists of two types of benefits – the Final Average Pay Pension (“FAPP”) benefit and the Personal Pension Account (“PPA”) benefit. Employees hired before May 1, 2005 could elect to receive the FAPP and either the PPA or the Personal Investment Account (“PIA”) feature in the Medtronic Savings and Investment Plan – our 401(k) plan.

Employees hired or rehired on or after May 1, 2005 but prior to January 1, 2016 are not eligible for the FAPP benefit as that particular benefit has been closed to new entrants but may elect either the PPA benefit under the MRP or the PIA feature under the 401(k) plan. Messrs. Martha and White participate in the PIA plan. Under the PIA plan the company contributes 5% of eligible compensation each year.

Employees hired or rehired on or after January 1, 2016 are eligible for the Medtronic Core Contribution (“MCC”) feature in the 401(k) plan. The MCC is a defined contribution plan in which employees receive a contribution equal to 3% of eligible pay at the end of the fiscal year. Ms. Parkhill and Mr. Fong participate in the MCC plan.

Additional details regarding the MRP, PIA, and 401(k) plan are provided on page 67 of this proxy statement.

SUPPLEMENTAL RETIREMENT PLANS

The Company offers a Nonqualified Retirement Plan Supplement (“NRPS”) designed to provide all eligible employees, including the NEOs, with benefits that supplement those provided under our tax-qualified plans. The NRPS is designed to

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Compensation Discussion and Analysis

restore benefits lost under the PPA, PIA, FAPP or MCC due to covered compensation limits prescribed by the Internal Revenue Code. The NRPS also restores benefits for otherwise eligible compensation deferred into the Medtronic Capital Accumulation Plan Deferral Program (the “Capital Accumulation Plan”). The NRPS provides employees with no greater benefit than they would have received under the qualified plan in which they participate were it not for the covered compensation limits and deferrals into the Capital Accumulation Plan.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Company provides all employees at the vice president level or above, including our NEOs, and highly compensated employees with a market-competitive nonqualified deferred compensation plan through the Capital Accumulation Plan. Our plan allows these employees to make voluntary deferrals from their base pay and incentive payments, which are then credited with gains or losses based on the performance of selected investment alternatives. These alternatives are the same as those offered in our tax-qualified 401(k) Plan for all employees. There are no Company contributions to the plan or Company subsidized returns or Company guaranteed returns.

BUSINESS ALLOWANCE

Medtronic does not provide any perquisites such as automobiles or financial and tax advisors. Instead, we provide NEOs with a market-competitive business allowance. The NEOs may spend their business allowance at their discretion for expenses such as financial and tax planning or automobiles. The business allowance is paid as taxable income, and we do not track how executives use their respective business allowances. The annual business allowances provided to our U.S.-based NEOs in fiscal year 2022 ranged from $24,000 to $40,000. Additionally, it is occasionally appropriate for NEOs to be accompanied during business travel by their spouses. The expenses associated with such travel, while rare, are considered taxable income. The business allowances and travel expenses are included in the “All Other Compensation” column of the Summary Compensation Table.

CORPORATE AVIATION SERVICE

The Medtronic Aviation service provides air transportation for use primarily by the CEO and members of the Board of Directors. Other executives may occasionally use the aviation services for business purposes based on availability and approval by the CEO or General Counsel. The service will help facilitate more effective and efficient travel planning, and limited personal use is deemed appropriate in conjunction with scheduled business travel.

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Compensation Committee Report

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this proxy statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.

COMPENSATION COMMITTEE:

Elizabeth Nabel, M.D., Chair

Richard H. Anderson

Kendall J. Powell

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Executive Compensation

Executive Compensation

2022 Summary Compensation Table

The following table summarizes all compensation for each of the last three fiscal years awarded to, earned by, or paid to the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers during fiscal year 2022 (collectively, the named executive officers or “NEOs”). Please refer to the section entitled “Compensation Discussion and Analysis” beginning on page 34 of this proxy statement for a description of the compensation components for Medtronic’s NEOs. A narrative description of the material factors necessary to understand the information is provided below the Summary Compensation Table.

In addition, the comparison between FY22, FY21 and FY20 compensation is impacted by several factors:

•

FY21 change from a cash-settled 3-fiscal year incentive plan (LTPP) to a 3-fiscal year performance share plan inflates the reported FY22 and FY21 compensation total as the cash LTPP is reported when earned (in the Non-Equity Incentive Compensation column) while the performance shares are reported when granted (in the Stock Awards Column). As a result, both the backward-looking LTPP and forward-looking performance shares are included in FY22 and FY21 but not in FY20.

○	FY22 LTPP payout of 49.83% of target as compared to FY21 LTPP payout of 109% of target and FY20 LTPP payout of 75.16% of target.

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Executive Compensation

We have added a supplemental “alternate total” column to the Summary Compensation Table below to adjust for the impact of showing both the LTPP and performance shares in the same year in FY21 and FY22 (by moving LTPP values to the year of grant rather than the year earned).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)	Alternate Total (LTPP Reported in Year of Grant) (7) ($)

Geoffrey S. Martha (1) Chairman and Chief Executive Officer	2022	1,345,192	—	8,750,185	3,750,293	2,553,466	—	450,497	16,849,633	15,703,542
	2021	1,142,308	—	7,875,134	4,504,950	2,740,000	—	209,257	16,471,648	15,381,648
	2020	905,270	—	2,300,105	2,324,909	626,334	—	149,389	6,306,007	7,979,673

Karen L. Parkhill Executive Vice President and Chief Financial Officer	2022	901,543	—	3,290,163	1,435,118	1,420,581	—	90,611	7,138,016	6,407,175
	2021	900,876	—	3,080,067	2,145,007	2,322,211	—	68,656	8,516,817	7,148,867
	2020	865,921	—	1,466,705	1,491,560	851,814	—	90,400	4,766,400	5,381,253

Ivan Fong (2) Executive Vice President, General Counsel and Secretary	2022	189,481	650,000	6,961,248	3,769,398	129,122	—	16,971	11,716,220	11,716,220

Robert J. White (3) Executive Vice President, Medical Surgical Portfolio	2022	793,952	—	2,800,038	1,225,100	1,094,944	—	112,840	6,026,875	5,428,915
	2021	793,364	—	2,520,114	1,745,006	1,781,315	—	81,352	6,921,151	5,903,816

Rob ten Hoedt (4) EVP & President, Europe, Middle East & Africa Region, and Asia Pacific	2022	881,294	—	2,380,177	1,045,098	1,077,580	217,242	62,120	5,663,512	5,198,431

Bradley E. Lerman (5) Former Senior Vice President, General Counsel and Secretary	2022	698,977	—	2,765,123	1,210,097	904,385	—	97,722	5,676,305	5,186,881
	2021	907,718	—	2,765,069	1,830,011	1,832,984	—	87,059	7,422,842	6,332,842
	2020	873,120	—	1,066,676	1,091,588	751,600	—	117,578	3,900,562	4,215,628

(1)	Geoff Martha was appointed to CEO from President effective April 27, 2020

(2)

Mr. Fong was not a Named Executive Officer in fiscal years 2020 or 2021. The $650,000 cash payment and a portion of the stock awards and option awards reported represent forfeited compensation from a previous employer. As noted above, Mr. Fong’s 2022 MIP payment is prorated to reflect his time employed during the FY22 MIP period.

(3)	Mr. White was not a Named Executive Officer for fiscal year 2020

(4)

Mr. ten Hoedt was not a Named Executive Officer for fiscal year 2020 or 2021. For Mr. ten Hoedt, amounts paid in Swiss francs were translated to U.S. dollars as of April 29, 2022 at a rate of 1 Swiss Franc = 1.088 U.S. Dollars

(5)	Mr. Lerman retired from the position of Senior Vice President, General Counsel and Secretary effective February 1, 2022

(6)	See Non-Equity Incentive Plan Compensation section below for more details

(7)

To help illustrate the actual decisions made by the Compensation Committee, we present an alternative total for the Summary Compensation Table. This alternative total shows the LTPP values at target in the year of grant rather than in the year earned, which is consistent with the treatment of PSUs

SALARY

The salary column represents the base salary earned by the NEO during the applicable fiscal year. This column includes any amounts that the officer may have deferred under the Capital Accumulation Plan, which deferred amounts also are included in the 2022 Nonqualified Deferred Compensation Table on page 69 of this proxy statement. Each of the NEOs also contributed a portion of salary to the Medtronic Savings and Investment Plan, our 401(k) Plan.

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Executive Compensation

STOCK AWARDS

Amounts reported in the stock awards column for FY22 represent aggregate grant date fair value of performance share units (PSUs) and grants of restricted stock units (RSUs) under the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan and the 2021 Medtronic plc Long Term Incentive Plan. The grant date fair value of the RSUs has been determined in accordance with FASB ASC Topic 718, Compensation— Stock Compensation. The grant date value of PSUs is based upon the probable outcome of the performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures, in accordance with FASB ASC Topic 718, Compensation— Stock Compensation. For purposes of the Summary Compensation Table, we have assumed that the probable outcome of the performance conditions would result in the award vesting at target and the best estimate available for the aggregate compensation cost to be recognized over the service period as of the award date would reflect the value of each PSU at the Company’s stock price on the grant date. Accordingly, the grant date fair value was determined by multiplying the number of PSUs awarded by the closing stock price on the date of grant. For PSUs granted in FY22, the values assuming the highest level of performance conditions will be achieved are $12,500,152, $4,700,158, $7,630,232, $4,000,017, $3,400,215, and $3,950,138 for Mr. Martha, Ms. Parkhill, Messrs. Fong, White, ten Hoedt, and Lerman, respectively. There can be no assurance that these values will ever be realized. There is no assurance that any of the performance targets will be achieved, that the service-based awards will vest or that the any of the recipients will realize the values listed above. For a description of the vesting terms of the stock awards, see the narrative disclosure following the 2022 Grants of Plan-Based Awards table on page 60 and the footnotes to the 2022 Outstanding Equity Awards at Fiscal Year End table on page 62 of this proxy statement. Additional information regarding the assumptions used to calculate these amounts is incorporated by reference to Note 12 to the financial statements included in the Company’s Form 10-K for fiscal year 2022.

OPTION AWARDS

The option awards column represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation— Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model.

Additional information regarding the assumptions used to calculate these amounts is incorporated by reference to Note 12 to the financial statements included in the Company’s Form 10-K for fiscal year 2022.

NON-EQUITY INCENTIVE PLAN COMPENSATION

This column reflects the Medtronic MIP and LTPP payments earned by the NEOs during the applicable fiscal year and payable subsequent to fiscal year end. It includes any amounts deferred under the Capital Accumulation Plan (as stated in the 2022 Nonqualified Deferred Compensation table on page 69 of this proxy statement). The table below reflects compensation received by the NEO under each plan for the performance period ending through fiscal year 2022.

Name	MIP	2020-2022 LTPP	Total Non-Equity Incentive Plan Compensation

Geoffrey S. Martha	$1,407,375	$1,146,091	$2,553,466

Karen L. Parkhill	$689,740	$730,841	$1,420,581

Ivan Fong	$129,122	—	$129,122

Robert J. White	$496,984	$597,960	$1,094,944

Rob ten Hoedt	$612,499	$465,081	$1,077,580

Bradley E. Lerman	$414,961	$489,424	$904,385

For a more detailed description of the terms of the non-equity incentive plan awards, see page 44 of the Compensation Discussion and Analysis and the narrative disclosure following the 2022 Grants of Plan-Based Awards on page 60 of this proxy statement.

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CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS

This column includes the estimated aggregate increase in the accrued pension benefit under Medtronic’s defined benefit pension plans. The change in the present value of the accrued pension benefit is influenced by variables such as additional years of service, age, pay and the discount rate used to calculate the present value of the change. In determining the present value of accrued pension benefits under Medtronic’s plans, discount rates of 4.48% for the qualified plan and 4.23% for the nonqualified NRPS were used for fiscal year 2022, an increase from 3.46% for the qualified plan and 2.80% for the nonqualified NRPS in fiscal year 2021.

The pension values are calculated based on the accrued pension benefits (qualified plan and the nonqualified NRPS) as of April 29, 2022 and the fiscal year-end 2022 ASC 715 disclosure in the financial statements included in assumptions. Assumptions are described in Note 15 to the financial statements included in the Company’s Form 10-K for fiscal year 2022.

ALL OTHER COMPENSATION

The all other compensation column includes the following:

Name	Fiscal Year	Perquisites and Other Personal Benefits (1)	Tax Reimbursement	Company Contributions to Defined Contribution Plans (2)	Total

Geoffrey S. Martha	2022	$289,827	$—	$160,669	$450,497

Karen L. Parkhill	2022	$24,000	$27	$66,584	$90,611

Ivan Fong	2022	$6,434	$503	$10,034	$16,971

Robert J. White	2022	$24,000	$34	$88,806	$112,840

Rob ten Hoedt	2022	$62,120	$—	$—	$62,120

Bradley E. Lerman	2022	$18,646	$30	$79,046	$97,722

(1)	This column represents the aggregate incremental cost of perquisites and other benefits, and includes:

•	For Mr. Martha, a $40,000 business allowance. He also received $249,827 attributable to personal use of Company aircraft

•	For Ms. Parkhill, a $24,000 business allowance

•	For Mr. Fong, a $5,446 business allowance and reimbursement of relocation expenses of $988

•	For Mr. ten Hoedt, $16,320 of financial planning services and an automobile lease of $45,800

•	For Mr. White, a $24,000 business allowance

•	For Mr. Lerman, a $18,646 business allowance

The Company occasionally allows its executives to use tickets for sporting and special events previously acquired by the Company when no other business use has been arranged. There is no incremental cost to the Company for such use

(2)

This amount reflects the contribution by Medtronic to match contributions NEOs elected to make to the Medtronic Savings and Investment Plan. Medtronic provides an automatic matching contribution equal to 50% of a participant’s elective deferrals up to 6% of eligible compensation. The Company also may provide a discretionary matching contribution based on our financial performance during the fiscal year that, when combined with the automatic matching contribution, will not exceed 150% of a participant’s elective deferrals up to 6% of eligible compensation. In fiscal year 2022 the EPS achievement was $5.61 this equaled a $0.627 matching contribution for every $1 elective deferral a participant contributed to the plan up to 6% of eligible compensation. Participants in the PIA receive a contribution from Medtronic equal to 5% of eligible pay at the end of the fiscal year. The amount for Mr. Martha includes $149,760 in Company contributions to the qualified PIA ($14,500) and nonqualified PIA ($135,260). The amount for Mr. White includes $77,897 in Company contributions to the qualified PIA ($14,500) and nonqualified PIA ($63,397). The amount for Mr. Lerman includes $72,098 in Company contributions to the qualified PIA ($14,500) and nonqualified PIA ($57,598). Participants in the MCC receive a contribution from Medtronic equal to 3% of eligible pay at the end of the fiscal year. The amount for Ms. Parkhill includes $55,674 in Company contributions to the qualified Medtronic Core Contribution Plan (“MCC”) ($8,700) and the nonqualified MCC ($46,974). The amount for Mr. Fong includes $5,684 in Company contributions to the qualified MCC ($5,299) and nonqualified MCC ($385). For additional information on the nonqualified MCC plan, see the 2022 Nonqualified Deferred Compensation table on page 69.

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Executive Compensation

2022 Grants of Plan-Based Awards

The following table summarizes all plan-based award grants to each of the NEOs during fiscal year 2022. Threshold amounts assume attainment of plan performance thresholds. You should refer to the Compensation Discussion and Analysis sections entitled “New Fiscal Year 2022 Annual Medtronic Incentive Plan (“MIP”) Design” on page 44 and “Fiscal Year 2022 Long-Term Incentive Plan (LTIP)” beginning on page 47 to understand how plan-based awards are determined. A narrative description of the material factors necessary to understand the information in the table is provided below.

				Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All other stock awards: Number of Shares of Stock or Units (#)	All other option awards: Number of Securities Underlying Options (#)	Option Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type (1)	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Geoffrey S. Martha	MIP			1,215,000	2,025,000	3,341,250
	PSU	8/2/2021	6/25/2021				23,808	47,616	95,232				6,250,076
	OPT	8/2/2021	6/25/2021								162,731	131.26	3,750,293
	RSU	8/2/2021	6/25/2021							19,047			2,500,109
Karen L. Parkhill	MIP			595,459	992,431	1,637,512
	PSU	8/2/2021	6/25/2021				8,952	17,904	35,808				2,350,079
	OPT	8/2/2021	6/25/2021								62,272	131.26	1,435,118
	RSU	8/2/2021	6/25/2021							7,162			940,084
Ivan Fong (2)	MIP			111,473	185,788	306,549
	PSU	2/1/2022	12/8/2021				10,619	21,238	42,476				2,200,044
	PSU	2/1/2022	12/8/2021				7,796	15,591	31,182				1,615,072
	OPT	2/1/2022	12/8/2021								145,852	103.59	2,800,284
	OPT	2/1/2022	12/8/2021								50,476	103.59	969,114
	RSU	2/1/2022	12/8/2021							24,134			2,500,041
	RSU	2/1/2022	12/8/2021							6,237			646,091
Robert J. White	MIP			476,724	794,539	1,310,990
	PSU	8/2/2021	6/25/2021				7619	15,237	30474				2,000,009
	OPT	8/2/2021	6/25/2021								53,159	131.26	1,225,100
	RSU	8/2/2021	6/25/2021							6,095			800,030
Rob ten Hoedt (2)	MIP			486,014	810,024	1,336,539
	PSU	8/2/2021	6/25/2021				5524	11,047	22094				1,450,029
	PSU	11/1/2021	10/19/2021				1040	2,080	4160				250,078
	OPT	8/2/2021	6/25/2021								38,839	131.26	895,082
	OPT	11/1/2021	10/19/2021								6,670	120.23	150,016
	RSU	8/2/2021	6/25/2021							4,419			580,038
	RSU	11/1/2021	10/19/2021							832			100,031
Bradley E. Lerman	MIP			358,240	597,067	985,160
	PSU	8/2/2021	6/25/2021				7,524	15,047	30,094				1,975,069
	OPT	8/2/2021	6/25/2021								52,508	131.26	1,210,097
	RSU	8/2/2021	6/25/2021							6,019			790,054

(1)

MIP = Annual performance-based plan award granted under the Medtronic Incentive Plan. As described above in the Compensation Discussion & Analysis, Medtronic’s financial performance including revenue growth, non-GAAP EPS, free cash flow and market share can be adjusted up or down based on Team Performance and Individual Performance (excluding the CEO).

PSU = Long-term performance plan award granted under the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan, with the exception of Mr. Fong who was granted under the 2021 Medtronic plc Long Term Incentive Plan

OPT = Nonqualified stock options granted under the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan, with the exception of Mr. Fong who was granted under the 2021 Medtronic plc Long Term Incentive Plan

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RSU = Restricted stock unit granted under the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan, with the exception of Mr. Fong who was granted under the 2021 Medtronic plc Long Term Incentive Plan

(2)	Mssrs. Fong and ten Hoedt each received one-time replacement and market-aligning equity incentive awards in connection with their hiring and role expansion, respectively

ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS

Amounts in these columns represent potential payouts at threshold, target and maximum performance under 2022 MIP. Earned payouts under the MIP for annual revenue growth and diluted EPS can range from 50% to 200%, for free cash flow 50% to 150%, for market share 90% to 110%, for the team scorecard 80% to 110% and their individual scorecard (other than the CEO) 70% to 130% of the target award based on Company, team and individual performance as described on page 44 of this proxy statement. The threshold payout levels described above reflect threshold performance achievement for one performance metric in the MIP (i.e, EPS threshold required for payout under MIP), including a downward modifier for both team and individual performance. The maximum dollar value that may be paid to any participant in qualified performance-based awards denominated in cash in any fiscal year is $20 million for the Chief Executive Officer and $10 million for each other participant. As previously noted, Mr. Fong’s MIP payment is prorated to reflect his time employed during the FY22 MIP period. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in Appendix A of this proxy statement.

ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS

Amounts in these columns represent potential payouts at threshold, target and maximum performance under the fiscal year 2022-2024 PSUs. The threshold amount assumes shares earned at the threshold performance for revenue growth and relative shareholder return. The performance share plan is designed to increase the emphasis on long-term growth and value creation, with the weighting of 3-year revenue growth and 3-year relative total shareholder return at 50% each. Return on Invested Capital (12-month non-GAAP earnings after the removal of after-tax impact of amortization and excluding non-recurring items, plus interest expense net of tax all divided by Total Equity plus Interest-Bearing Liabilities less Cash and Cash Equivalents for each year averaged over the three-year period) acts as a downward modifier, reducing the payout by 30% if a minimum level of ROIC is not achieved. Unvested RSUs receive dividend equivalent units (DEUs), which are credited and added to the share balance. DEUs are only paid to the extent the underlying RSUs are earned.

ALL OTHER STOCK AWARDS

The amounts reported in this column represent grants of RSUs, which vest 100% on the third anniversary of the grant date. Unvested RSUs receive dividend equivalent units (DEUs), which are credited and added to the share balance. DEUs are only paid to the extent the underlying RSUs are earned.

ALL OTHER OPTION AWARDS/EXERCISE OR BASE PRICE OF OPTION AWARDS

The exercise or base price of the stock option grant represents the closing market price of Medtronic ordinary shares on the date of grant. Option awards vest 25% on each anniversary of the date of grant over a four-year period.

GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS

This column represents the grant date fair value of each equity award granted in fiscal year 2022 computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Additional information regarding the assumptions used to calculate these amounts are incorporated by reference to Note 12 to the financial statements included in the Company’s Form 10-K for fiscal year 2022.

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Executive Compensation

2022 Outstanding Equity Awards at Fiscal Year End

The table below reflects all outstanding equity awards made to each of the NEOs that were outstanding at the end of fiscal year 2022. The market or payout value of unearned shares, units or other rights that have not vested is based on $104.36, which was the closing price of Medtronic’s ordinary shares on the New York Stock Exchange on April 29, 2022, and for performance-based restricted stock units and for performance share unit awards presumes that the target performance goals are met.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)					Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (1)
Name	Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number (#) (1)	Market Value ($)	Number (#) (1)	Market or Payout Value ($)

Geoffrey S. Martha	7/28/2014	1,594	—	62.76	7/28/2024	7/29/2019			12,986	1,355,219
	7/28/2014	17,519	—	62.76	7/28/2024	10/28/2019			10,248	1,069,481
	1/27/2015	34,741	—	74.84	1/27/2025	8/3/2020	23,974	2,501,927
	8/3/2015	39,317	—	78	8/3/2025	10/9/2020			53,392	5,571,989
	8/3/2015	1,283	—	78	8/3/2025	8/2/2021	19,365	2,020,931
	8/1/2016	1,136	—	88.06	8/1/2026	8/2/2021			48,410	5,052,068
	8/1/2016	34,825	—	88.06	8/1/2026
	7/31/2017	1,191	—	83.97	7/31/2027
	7/31/2017	39,697	—	83.97	7/31/2027
	7/30/2018	1,271	424	89.08	7/30/2028
	7/30/2018	50,836	16,946	89.08	7/30/2028
	7/29/2019	40,910	40,910	103.26	7/29/2029
	7/29/2019	807	808	103.26	7/29/2029
	10/28/2019	32,584	32,586	106.22	10/28/2029
	8/3/2020	53,132	159,397	97.33	8/3/2030
	8/3/2020	17,789	53,369	97.33	8/3/2030
	8/2/2021	—	162,731	131.26	8/2/2031
Karen L. Parkhill	8/1/2016	45,424	—	88.06	8/1/2026	7/29/2019			15,036	1,569,157
	8/1/2016	1,136	—	88.06	8/1/2026	8/3/2020	9,377	978,584
	7/31/2017	53,988	—	83.97	7/31/2027	10/9/2020			20,882	2,179,246
	7/31/2017	1,191	—	83.97	7/31/2027	8/2/2021	7,282	759,950
	7/30/2018	63,800	21,267	89.08	7/30/2028	8/2/2021			18,203	1,899,665
	7/30/2018	1,271	424	89.08	7/30/2028
	7/29/2019	47,369	47,370	103.26	7/29/2029
	7/29/2019	807	808	103.26	7/29/2029
	8/3/2020	393	1,182	97.33	8/3/2030
	8/3/2020	20,780	62,343	97.33	8/3/2030
	8/3/2020	12,594	37,784	97.33	8/3/2030
	8/2/2021	—	1,085	131.26	8/2/2031
	8/2/2021	—	61,187	131.26	8/2/2031
Ivan Fong	2/1/2022	—	145,852	103.59	2/1/2032	2/1/2022	24,276	2,533,443
	2/1/2022	—	50,476	103.59	2/1/2032	2/1/2022	6,274	654,755
						2/1/2022			21,363	2,229,443
						2/1/2022			15,683	1,636,678

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	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)					Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (1)
Name	Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number (#) (1)	Market Value ($)	Number (#) (1)	Market or Payout Value ($)

Robert J. White	02/18/2015	76,434	—	78.5	02/18/2025	07/29/2019			12,303	1,283,941
	08/03/2015	23,932	—	78	08/03/2025	08/03/2020	7,364	768,507
	08/03/2015	1,283	—	78	08/03/2025	10/09/2020			17,086	1,783,095
	08/01/2016	1,136	—	88.06	08/01/2026	08/02/2021	5,948	620,733
	08/01/2016	24,226	—	88.06	08/01/2026	08/02/2021			15,492	1,616,745
	07/31/2017	30,170	—	83.97	07/31/2027
	07/31/2017	1,191	—	83.97	07/31/2027
	07/30/2018	47,447	15,816	89.08	07/30/2028
	07/30/2018	1,271	424	89.08	07/30/2028
	07/29/2019	38,756	38,758	103.26	07/29/2029
	07/29/2019	807	808	103.26	07/29/2029
	08/03/2020	17,002	51,008	97.33	08/03/2030
	08/03/2020	393	1,182	97.33	08/03/2030
	08/03/2020	10,075	30,227	97.33	08/03/2030
	08/02/2021	—	1,085	131.26	08/02/2031
	08/02/2021	—	52,074	131.26	08/02/2031
Rob ten Hoedt	10/29/2012	2,404	—	41.6	10/29/2022	7/29/2019			9,569	998,621
	7/29/2013	1,808	—	55.32	7/29/2023	8/3/2020	5,967	622,716
	7/29/2013	3,706	—	55.32	7/29/2023	10/9/2020			13,289	1,386,840
	7/28/2014	1,594	—	62.76	7/28/2024	8/2/2021	4,493	468,889
	7/28/2014	10,357	—	62.76	7/28/2024	8/2/2021			11,232	1,172,172
	8/3/2015	1,283	—	78	8/3/2025	11/1/2021	842	87,871
	8/3/2015	39,317	—	78	8/3/2025	11/1/2021			2,105	219,678
	8/1/2016	1,136	—	88.06	8/1/2026
	8/1/2016	34,825	—	88.06	8/1/2026
	7/31/2017	36,521	—	83.97	7/31/2027
	08/01/2016	34,825	0	88.06	08/01/2026
	07/31/2017	36,521	0	83.97	07/31/2027
	07/31/2017	1,191	0	83.97	07/31/2027
	07/30/2018	1,271	424	89.08	07/30/2028
	07/30/2018	44,058	14,687	89.08	07/30/2028
	07/29/2019	30,144	30,144	103.26	07/29/2029
	07/29/2019	807	808	103.26	07/29/2029
	08/03/2020	393	1,182	97.33	08/03/2030
	08/03/2020	13,224	39,672	97.33	08/03/2030
	08/03/2020	10,547	31,644	97.33	08/03/2030
	08/02/2021	—	37,754	131.26	08/02/2031
	08/02/2021	—	1,085	131.26	08/02/2031
	11/01/2021	—	6,670	120.23	11/01/2031

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Executive Compensation

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)					Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (1)
Name	Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number (#) (1)	Market Value ($)	Number (#) (1)	Market or Payout Value ($)
Bradley E. Lerman	08/01/2016	45,424	—	88.06	08/01/2026	07/29/2019			10,936	1,141,281
	08/01/2016	1,136	—	88.06	08/01/2026	08/03/2020	8,079	842,185
	07/31/2017	47,637	—	83.97	02/01/2027	10/09/2020			18,747	1,956,437
	07/31/2017	1,191	—	83.97	02/01/2027	08/02/2021	5,866	612,280
	07/30/2018	67,782	—	89.08	02/01/2027	08/02/2021			15,298	1596499
	07/30/2018	1,695	—	89.08	02/01/2027
	07/29/2019	68,901	—	103.26	02/01/2027
	07/29/2019	1,615	—	103.26	02/01/2027
	08/03/2020	74,622	—	97.33	02/01/2027
	08/03/2020	39,043	—	97.33	02/01/2027
	08/03/2020	1,575	—	97.33	02/01/2027
	08/02/2021	51,423	—	131.26	02/01/2027
	08/02/2021	1,085	—	131.26	02/01/2027

(1)	Amounts in these columns may include dividend equivalent units that will be distributed upon distribution of the underlying awards.

The table below shows the vesting schedule for all unexercisable options, which generally vest 25% on each anniversary of the date of grant over a four-year period, generally subject to continued service.

		Vesting Schedule for Unexercisable Options
Name	Grant Date	2022	2023	2024	2025	2026

Geoffrey S. Martha	07/30/2018	424

	07/30/2018	16,946

	07/29/2019	20,455	20,455

	07/29/2019	404	404

	10/28/2019	16,293	16,293

	08/03/2020	53,132	53,132	53,133

	08/03/2020	17,789	17,790	17,790

	08/02/2021	40,682	40,683	40,683	40,683

Karen L. Parkhill	07/30/2018	21,267

	07/30/2018	424

	07/29/2019	23,685	23,685

	07/29/2019	404	404

	08/03/2020	12,594	12,595	12,595

	08/03/2020	20,781	20,781	20,781

	08/03/2020	394	394	394

	08/02/2021	15,296	15,297	15,297	15,297

	08/02/2021	271	271	271	272

Ivan Fong	02/01/2022	12,619	12,619	12,619	12,619

	02/01/2022		36,463	36,463	36,463	36,463

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		Vesting Schedule for Unexercisable Options
Name	Grant Date	2022	2023	2024	2025	2026

Robert J. White	07/30/2018	424

	07/30/2018	15,816

	07/29/2019	404	404

	07/29/2019	19,379	19,379

	08/03/2020	17,002	17,003	17,003

	08/03/2020	394	394	394

	08/03/2020	10,075	10,076	10,076

	08/02/2021	271	271	271	272

	08/02/2021	13,018	13,018	13,019	13,019

Rob ten Hoedt	07/30/2018	424

	07/30/2018	14,687

	07/29/2019	404	404

	07/29/2019	15,072	15,072

	08/03/2020	13,224	13,224	13,224

	08/03/2020	394	394	394

	08/03/2020	10,548	10,548	10,548

	08/02/2021	271	271	271	272

	08/02/2021	9,438	9,438	9,439	9,439

	11/01/2021	1,677	1,667	1,668	1,668

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The table below shows the vesting schedule for all unvested restricted stock units and performance share units. Time-vested restricted stock units granted in fiscal years 2021 and 2022 cliff vests on the third anniversary of the grant date, generally subject to continued service. Performance-based restricted stock units and performance share units are reported as if target performance goals have been met. Mr. Fong’s new hire restricted stock unit award will vest over three years in December (50% year one, 25% year two, and 25% year three).

		Vesting Schedule for Unvested
		Restricted Stock Units and Performance Share Units
Name	Grant Date	2022	2023	2024

Geoffrey S. Martha	07/29/2019	12,986

	10/28/2019	10,248

	08/03/2020		23,974

	10/09/2020		53,392

	08/02/2021			48,410

	08/02/2021			19,365

Karen L. Parkhill	07/29/2019	15,036

	08/03/2020		9,377

	10/09/2020		20,882

	08/02/2021			18,203

	08/02/2021			7,282

Ivan Fong	02/01/2022			21,363

	02/01/2022			15,683

	02/01/2022	12,138	6,069	6,070

	02/01/2022			6,274

Robert J. White	07/29/2019	12,303

	08/03/2020		7,364

	10/09/2020		17,086

	08/02/2021			15,492

	08/02/2021			5,948

Rob ten Hoedt	07/29/2019	9,569

	08/03/2020		5,967

	10/09/2020		13,289

	08/02/2021			11,232

	08/02/2021			4,493

	11/01/2021			2,105

	11/01/2021			842

Bradley E. Lerman	07/29/2019	10,936

	08/03/2020		8,070

	10/09/2020		18,747

	08/02/2021			15,298

	08/02/2021			5,867

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2022 Option Exercises and Stock Vested

The table below includes information related to options exercised by each of the NEOs and restricted stock units that vested during fiscal year 2022. The table also includes the value realized for such options and restricted stock units. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Geoffrey S. Martha	23,081	$1,625,301	11,950	$1,569,155

Karen L. Parkhill	—	—	14,997	$1,969,256

Ivan Fong	—	—	—	—

Robert J. White	—	—	11,399	$1,493,986

Rob ten Hoedt	—	—	10,357	$1,359,978

Bradley E. Lerman	99,922	$5,400,042	12,200	$1,599,120

2022 Pension Benefits

The table below includes information with respect to Medtronic’s pension plans for each of the NEOs as of April 29, 2022, which is the measurement date used for financial statement reporting purposes. A narrative description of the material factors necessary to understand the information in the table is provided below.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year (2)(3) ($)

Geoffrey S. Martha (1)(2)	Medtronic, Inc. NRPS	10.667	—

Karen L. Parkhill (1)	—	—	—	—

Ivan Fong (1)	—	—	—	—

Robert J. White (1)	—	—	—	—

Rob ten Hoedt (3)	Medtronic Pension Fund	15.333	8,688,551	80,758

Bradley E. Lerman (1)	—	—	—	—

(1)	Mr. Martha, Ms. Parkhill, Mr. Fong, Mr. White and Mr. Lerman do not participate in the Company’s defined benefit pension plans.

(2)

Mr. Martha was a participant in the tax-qualified GE Pension Plan with his former employer. Upon hire in 2011, Mr. Martha was provided a special benefit to his NRPS. Upon retirement, Mr. Martha receives the present value of the amount that he would have received from the GE Pension Plan as if he had continued to work at GE until retirement, less the sum of: (a) the value of Mr. Martha’s vested PIA account at retirement, (b) the value of Mr. Martha’s vested NRPS account at retirement; and (c) the present value of the benefit Mr. Martha was actually entitled to receive under the GE Pension plan as of November 28, 2011. This amount will be paid as a lump sum.

(3)

Mr. ten Hoedt participates in a pension plan for Swiss employees. The amount for Mr. ten Hoedt represents ordinary contributions and a voluntary purchase into the pension plan. Both amounts are shown as a negative payment. The increase in the Present Value of Accumulated Benefit includes these amounts.

The Medtronic Retirement Plan consists of two types of benefits, the Final Average Pay Pension benefit and the Personal Pension Account (PPA) benefit. Effective May 1, 2005, the Company froze the Final Average Pay Pension to new entrants and provided all eligible employees the option of continuing to accrue retirement benefits under the Final Average Pay Pension or to participate in either the PPA or Personal Investment Account (PIA) described below. Employees hired on or after May 1, 2005 but prior to January 1, 2016, were eligible to elect to participate in the PPA – a cash balance component of the MRP –

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or the PIA – a component of the Medtronic 401(k) Plan. The benefits provide an annual 5% employer contribution. Effective January 1, 2016, the Company froze the PIA and the PPA to new entrants. All eligible employees continue to accrue retirement benefits under the PIA or PPA. New employees hired on or after January 1, 2016 are eligible for the Medtronic Core Contribution (MCC), which provides an annual 3% employer contribution.

Mr. ten Hoedt participates in the Medtronic Pension Fund (“MPF”). The MPF is a qualified cash balance pension plan available to all eligible employees working for Medtronic entities in Switzerland. The Company and employee contributions vary by age. For Mr. ten Hoedt specifically, the annual contributions during fiscal year 2022 were 15.5% for the Company and 9% for the employee. Pensionable salary includes base salary and paid annual incentive. Additionally, each year a participant’s account will earn interest, as set by the Pension Board, credited at the end of the calendar year. For fiscal year 2022, interest of 6% was credited. The MPF also provides risk benefits in case of a participant’s death or disability, which are fully insured. There is no vesting, meaning that the full pension account is granted to the participant on termination of employment. A participant leaving the Company may receive the accrued pension fund in the following ways: (1) transfer the fund to a block account; (2) receive the fund in cash, subject to taxation; or (3) in the case of a retirement, receive the funds as an annual pension, either in cash or a combination of pension and cash.

The benefits currently paid under the Medtronic Retirement Plan for Certain Participants and Beneficiaries (the “MRP for CPB”) are limited to an annual maximum of $305,000, in accordance with IRS requirements. The Company also has an unfunded Nonqualified Retirement Plan Supplement (the “NRPS”) that provides an amount substantially equal to the difference between the amount that would have been payable to the executive under the MRP for CBP in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the plan. The NRPS is available to all participating employees whose income or benefits exceed the IRS maximum, not just the executive officers. Compensation used in the calculation of the NRPS benefit includes eligible compensation in excess of the IRS limitation and amounts deferred (excluding amounts paid and deferred under the LTPP or the performance share plan) pursuant to the Capital Accumulation Plan. NRPS benefits are determined based on the qualified plan formula (MRP or PPA) in which the executive elected to participate. The NRPS benefit calculated on the MRP formula is reduced based on the participant’s age at the end of the month following separation from service (within the meaning of Section 409A of the Internal Revenue Code, generally retirement, termination of employment, or significant reduction in work schedule). The monthly benefit is the sum of the monthly principal amount and the monthly interest. The monthly interest is determined based on a declining balance schedule using an interest rate of 6%. The amount of retirement benefit earned under the NRPS is calculated upon separation from service. If the aggregate value is less than or equal to $100,000, it is paid out as a lump sum six months after separation from service. If the aggregate value exceeds $100,000, the value is paid out over a 15-year period in the form of a monthly annuity commencing six months after the separation from service. In the event of the employee’s death prior to the completion of the 15-year payment cycle, any remaining benefits from the NRPS are payable per the beneficiary designation on record. If a beneficiary is not named, the benefit is payable to the employee’s surviving spouse, or if there is no surviving spouse, to the children, or if there are no survivors, to the estate.

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2022 Nonqualified Deferred Compensation

Name		Executive Contributions in Last FY (2) ($)	Registrant’s Contributions in Last FY (3) ($)	Aggregate Earnings in Last FY (4) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (5) ($)

Geoffrey S. Martha	CAP	272,500	—	(108,380)	—	2,873,747

	NRPS	—	135,260	(25,996)	—	657,079

Karen L. Parkhill (1)	CAP	—	—	—	—	—

	NRPS	—	46,974	(8,797)	—	237,167

Ivan Fong	CAP	12,846		(562)		12,285

	NRPS	—	385	—	—	385

Robert J. White	CAP	—	—	(7,873)	—	191,012

	NRPS	—	63,397	(13,948)	—	391,286

Rob ten Hoedt (1)	N/A	—	—	—	—	—

Bradley E. Lerman	CAP	—	—	(18,922)	—	737,847

	NRPS	—	57,598	(17,851)	—	511,591

CAP = Capital Accumulation Plan

NRPS = Nonqualified Retirement Plan Supplement

(1)

Ms. Parkhill and Mr. ten Hoedt have not participated in the Capital Accumulation Plan (CAP) or in the defined contribution Personal Investment Account portion of the Nonqualified Retirement Plan Supplement (NRPS).

(2)	The following amounts of Executive Contributions from the table above have been reported in Salary and Non-Equity Incentive Plan Compensation columns in the current year’s Summary Compensation Table.

Name	Contributions

Geoffrey S. Martha	$272,500

Karen L. Parkhill	$—

Ivan Fong	$12,846

Robert J. White	$—

Rob ten Hoedt	$—

Bradley E. Lerman	$—

(3)	These amounts are included in the current year’s Summary Compensation Table in the All Other Compensation column. Mr. Fong’s $385 value is unvested.

(4)	No amounts of Aggregate Earnings from the table above have been reported in the current year’s Summary Compensation Table for any of our NEOs since the earnings were not preferential or above market.

(5)	The following amounts of Aggregate Balance from the table above have been reported in the Summary Compensation Table from prior fiscal years:

Name	Contributions

Geoffrey S. Martha	$1,843,100

Karen L. Parkhill	$146,209

Ivan Fong	$—

Robert J. White	$—

Rob ten Hoedt	$—

Bradley E. Lerman	$667,331

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CAPITAL ACCUMULATION PLAN

The Capital Accumulation Plan allows U.S. executives of Medtronic to defer:

•	Up to 50% of their base salary;

•	Up to 80% of their annual incentive plan payments;

•	Up to 80% of their commissions (applicable only to those executives in a commission plan); and

•	Up to 80% of their cash long-term incentive plan payments.

The minimum amount of each reward element that may be deferred is 10%. Medtronic does not make any contributions to the Capital Accumulation Plan; the aggregate balances shown above represent amounts that the NEOs earned but elected to defer, plus gains (or losses). Participants receive credits of gains or losses daily based on funds that are indexed to 21 investment alternatives, which are all also available under the 401(k) Plan. Investment returns for these investment alternatives are shown below.

Return on Funds 12 Months as of April 29, 2022

Medtronic plc Stock Fund	-18.43%

Income Fund	-8.00%

Growth Fund	-11.32%

International Equity Index	-12.31%

Capital Preservation Fund	0.50%

U.S. Equity Index	-13.78%

Bond Index	-9.39%

Retirement Income	-8.39%

Retirement 2015	-8.54%

Retirement 2020	-8.75%

Retirement 2025	-9.25%

Retirement 2030	-9.75%

Retirement 2035	-10.25%

Retirement 2040	-10.86%

Retirement 2045	-11.16%

Retirement 2050	-11.45%

Retirement 2055	-11.71%

Retirement 2060	-11.87%

Inflation Protected	-4.98%

10T-100	1.02%

10T-120	1.22%

When participants elect to defer amounts, they also select when the amounts will ultimately be distributed. Distributions may be made on a certain future date (as long as that date is at least five years beyond the period of deferral) or at retirement, or, for specified employees under Section 409A of the Internal Revenue Code, six months after the date of retirement (in the form of a lump sum distribution or installments over 5, 10 or 15 years). All distributions are made in cash, and there are limited opportunities to change the distribution elections. These include a hardship withdrawal and a “redeferral” election that must be made at least 12 months prior to a scheduled payment (and only if the redeferral is for at least an additional five years).

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RSUs

Under the Medtronic, Inc. 2003 Long-Term Incentive Plan, certain participants were allowed to defer the issuance of shares or cash deliverable upon the exercise of an option or stock appreciation right, vesting of restricted stock, or satisfaction of other stock-based awards or other cash-based awards, for a specified period or until a specified date.

PSUs

Under the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan and the 2021 Medtronic plc Long Term Incentive Plan certain participants are allowed to defer the receipt of earned performance share units for a specified period or until a specific date. This deferral election can be between 5%-80% in 5% increments.

NONQUALIFIED RETIREMENT PLAN SUPPLEMENT (NRPS)

The NRPS benefit calculated based on the Personal Investment Account formula is equal to 5% of the eligible compensation in excess of the IRS limitation and amounts deferred (excluding any LTPP CAP deferrals). Upon separation from service, within the meaning of Section 409A of the Internal Revenue Code (generally, retirement, termination of employment, or significant reduction in work schedule), the amount of retirement benefits earned under the NRPS is calculated. If the aggregate value is less than or equal to $100,000, it is paid out as a lump sum six months after separation from service. If the aggregate value exceeds $100,000, the value is paid out over a 15-year period in the form of a monthly annuity commencing six months after separation from service. The monthly benefit is the sum of the monthly principal amount and the monthly interest. The monthly interest is determined based on a declining balance schedule using an interest rate of 6%. In the event of the employee’s death prior to the completion of the 15-year payment cycle, any remaining benefits from the NRPS are payable per the beneficiary designation on record. If a beneficiary is not named, the benefit is payable to the employee’s surviving spouse, or if there is no surviving spouse, to the children, or if there are no survivors, to the estate.

PERSONAL INVESTMENT ACCOUNT (PIA)

Available to employees hired on or before December 31, 2015, the PIA is a defined contribution plan in which employees receive a contribution equal to 5% of eligible pay. Of the 5%, 4% is for retirement income and 1% is intended for retiree medical costs. Employees become vested in the PIA after three years of employment.

MEDTRONIC CORE CONTRIBUTION PLAN (MCC)

Available to employees hired after January 1, 2016, the MCC is a defined contribution plan in which employees receive a contribution equal to 3% of eligible pay at the end of the fiscal year. Employees become vested in MCC after three years of employment.

Potential Payments Upon Termination or Change of Control

COMPANY SEVERANCE PRACTICES

Mr. Martha, Ms. Parkhill and Messrs. Fong, White and ten Hoedt are subject to Medtronic’s Section 16 Officer Severance Practices. These practices, which have received the approval of Medtronic’s Board of Directors, provide severance payments and benefits under certain termination events. In the event that Mr. Martha, Ms. Parkhill or Messrs. Fong, White or ten Hoedt’s employment is terminated by the Company without cause, or, with respect to Mr. Fong, by executive for good reason on or prior to the third anniversary of his employment date, such executive will be entitled to the following payments:

(i) two times the sum of such executive’s annual base salary and the lesser of (a) the target annual cash opportunity under the MIP or (b) the actual or forecasted actual payout of the MIP based on performance, (ii) the value of 24 months of continued health and dental insurance coverage, and (iii) outplacement services. Mr. Fong will also be eligible for (i) continued vesting of his one-time new hire equity awards as if he had remained employed by the Company through each vesting date and (ii) continued exercisability of his vested stock options through the earlier of the fifth anniversary of his termination date or the option’s original expiration date. The forecasted MIP payout must be determined at the time severance is calculated and paid. Our NEOs are not entitled to any severance or other termination benefits in connection with a termination for any other reason.

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The table below illustrates the payments due upon involuntary termination as described in the section above, assuming a termination date of April 29, 2022.

Name	Severance Amount (1)	Welfare Benefits (2)	Equity Continuation (3)	Total

Geoffrey S. Martha	$5,514,750	$54,167	$—	$5,568,917

Karen L. Parkhill	$3,183,901	$60,927	$—	$3,244,827

Ivan Fong	$1,928,245	$26,831	$4,860,283	$6,815,358

Robert J. White	$2,583,047	$60,927	$—	$2,643,974

Rob ten Hoedt	$2,987,587	$42,151	$—	$3,029,738

(1)

Mr. Martha’s amount includes two times his base salary ($2,700,000) and the lesser of the MIP payout or the target value ($2,814,750). Ms. Parkhill’s amount includes two times her base salary ($1,804,421) and the lesser of the MIP payout or the target value ($1,379,480). Mr. Fong’s amount includes two times his base salary ($1,670,000) and the lesser of the MIP payout or the target value ($258,245). Mr. White’s amount includes two times his base salary ($1,589,078) and the lesser of the MIP payout or the target value ($993,969). Mr. ten Hoedt’s amount includes two times his base salary ($1,762,589) and the lesser of the MIP payout or the target value ($1,224,999).

(2)	Amounts represent payments for 24 months of health benefits and outplacement assistance.

(3)

In connection with Mr. Fong’s letter agreement, this amount represents acceleration of one-time new hire restricted stock unit grant, new hire stock option grant, and new hire performance share unit grant.

CHANGE OF CONTROL POLICY

Under Medtronic’s change of control policy, no benefits are payable to an executive officer unless there is both a change of control and a termination of the executive by the Company other than for cause or by the executive for “good reason” as defined by the policy. This is known as a double trigger. Absent a change of control, the policy does not require Medtronic to retain the executives or to pay them any specified level of compensation or benefits.

The policy provides that for three years after a change of control – the first trigger – there will be no adverse change in the executive’s salary, bonus opportunity, benefits or location of employment. If during this three-year period the executive’s employment is terminated by Medtronic other than for cause, or if the executive terminates his or her own employment for good reason (as defined in the policy, and including compensation reductions, demotions, relocation and excess travel) – the second trigger – the executive is entitled to receive payment of accrued salary and annual and long-term incentives through the date of termination as well as accrued pension benefits and any outstanding deferred compensation, and, except in the event of death or disability, a lump sum severance payment equal to the prorated value of the Highest Annual Bonus and three times the sum of his or her base salary and Highest Annual Bonus. For these purposes, Highest Annual Bonus means the greater of the average of the bonuses received by the executive for the last three completed fiscal years preceding the year of termination, and the bonus payable for the most recently completed fiscal year. Additionally, the executive is entitled to certain retirement and welfare benefits as further described below in the footnotes to the table. The change of control policy does not include provisions for a “golden parachute” excise tax gross up. Instead, such payments may be subject to reduction (any such payment a ”Reduced Payment”) to the extent it would cause the recipient to receive an “excess parachute payment” (as defined in the Internal Revenue Code) unless the change of control payments, less the amount of any excise taxes payable by the NEO, is greater than the Reduced Payment.

Generally, and subject to certain exceptions, a change of control is deemed to have occurred if:

•

a majority of Medtronic’s Board of Directors are individuals other than the nominees for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships;

•	another party becomes the beneficial owner of at least 30% of Medtronic’s outstanding voting stock; or

•

Medtronic merges or consolidates with another party (other than certain limited types of mergers), or exchanges shares of voting stock of Medtronic for shares of another corporation pursuant to a statutory exchange, sells or otherwise disposes of all or substantially all of Medtronic’s assets, or is liquidated or dissolved.

If a change of control of Medtronic occurs, awards under Medtronic’s annual incentive plan will accelerate and, subject to certain limitations set forth in the plan, each participant will be entitled to a final award based on certain assumptions as to target performance and salary. On December 9, 2021, shareholders approved the 2021 Medtronic plc Long Term Incentive Plan which replaced the Medtronic, Inc. 2013 Stock Award and Incentive Plan, which previously replaced the Company’s 2008 Stock Award and Incentive Plan, and which was amended and restated in connection with the Covidien acquisition. For

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awards granted under the 2021 Medtronic plc Long Term Incentive Plan, the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan, or the 2008 Stock Award and Incentive Plan, and related award agreements, stock options will only become exercisable in full, and all restrictions under such outstanding restricted stock or units (including PBRSUs) will only lapse, if the award is not replaced by a qualifying replacement award that satisfies certain conditions set forth in the plan or, if a replacement award is granted, upon termination of a participant’s employment by the Company without cause or by the participant for good reason during the two years following the date of the change of control.

If a change of control occurs during a plan year, subject to certain limitations, Medtronic’s matching contribution to the 401(k) Plan will equal the greater of Medtronic’s target percentage matching contribution, or if the change of control occurs after the first quarter of a plan year, the percentage contribution Medtronic would have made upon completion of the plan year based on performance as most recently projected by Medtronic prior to the change of control and disregarding the effects of the change of control.

The table below reflects estimated payments for our NEOs as a result of the change of control policy, assuming on April 29, 2022: (1) the change of control occurred and (2) the Company terminates executive’s employment other than for cause or disability or the executive terminates employment for good reason.

Name	Severance Amount (1)(2)	Long-Term Performance Plan Payouts	Accelerated Vesting of Performance Share Units (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Restricted Stock Units (5)	Present Value Of Increased Pension Benefits (6)	Other (7)	Total

Geoffrey S. Martha	$9,679,500	$—	$10,624,014	$1,807,048	$6,947,346	$—	$543,502	$29,601,410

Karen L. Parkhill	$5,465,591	$—	$4,078,855	$1,096,635	$3,307,569	$—	$266,938	$14,215,588

Ivan Fong	$3,021,489	$—	$3,865,936	$151,176	$3,188,040	$—	$43,604	$10,270,245

Robert J. White	$4,424,515	$—	$3,399,719	$871,060	$2,673,046	$—	$332,933	$11,701,274

Rob ten Hoedt	$5,093,880	$—	$2,778,490	$774,603	$2,177,959	$692,201	$458,496	$11,975,630

(1)

This amount includes three times the sum of (a) the executive’s base salary at the time of termination and (b) the greater of fiscal year 2022’s annual bonus or the average of the annual bonuses for the three most recently completed fiscal years.

(2)	This amount also includes the prorated value of the greater of fiscal year 2022’s annual bonus or the average of the annual bonuses for the three most recently completed fiscal years.

(3)	This amount represents the value of unvested performance share units (at target) and dividend equivalent units as of April 29, 2022, at the closing price on that date of $104.36.

(4)	This amount represents the market gain (or intrinsic value) of unvested options as of April 29, 2022, at the closing price on that date of $104.36.

(5)	This amount represents the value of unvested restricted stock units, PBRSUs and dividend equivalent units as of April 29, 2022, at the closing price on that date of $104.36.

(6)	This amount reflects the estimated present value of additional pension benefits due to the NEO upon a change of control assuming an additional three years of age and service.

(7)

This amount represents the estimated value of the 3-year continuation of Company contributions to certain retirement plans (including the 401(k) plan, the qualified and nonqualified plan), and health and miscellaneous welfare benefits for three years.

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Equity Compensation Plan Information

he following table provides information about Medtronic’s ordinary shares issuable upon the exercise of options, warrants and rights under all existing equity compensation plans in effect as of April 29, 2022, including the Medtronic plc 2021 Long Term Incentive Plan, the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan, the Medtronic, Inc. 2008 Stock Award and Incentive Plan, the Medtronic, Inc. 2003 Long-Term Incentive Plan, the Medtronic, Inc. 2014 Employees Stock Purchase Plan, and the Medtronic, Inc. 1998 Outside Director Stock Compensation Plan.

	(a) (3)	(b) (3)	(c) (4)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)(2)	34,741,513	$74.07	134,332,723

Equity compensation plans not approved by security holders (2)	—	—	—

(1)

Awards under the Medtronic plc 2021 Long Term Incentive Plan may consist of stock options, stock appreciation rights, restricted stock, performance-based restricted stock, restricted stock units, other stock-based awards, and performance cash awards. No more than 5% of the shares will be granted pursuant to restricted stock awards if such award will vest in full prior to three years from the award date or if a condition to such vesting is based, in whole or in part, upon performance of the shares or any aspect of Medtronic’s operations and such vesting could occur over a period of less than one year from the award date.

(2)

Amounts disclosed do not include stock options, stock appreciation rights, restricted stock, performance-based restricted stock, restricted stock units, or other stock-based awards to acquire 622,547 Medtronic shares relating to former Covidien awards assumed in the acquisitions with a weighted average exercise price of $43.41.

(3)

Column (a) includes 27,640,282 shares issuable upon exercise of outstanding options, with a weighted average exercise price of $93.10, and the following equity awards, which increase the number of shares in column (a) , decrease the number of shares in column (c), and decreased the weighted average exercise price in column (b): 4,147,944 restricted stock units and their dividend equivalent units in approved plans, 1,222,164 performance-based restricted stock units and their dividend equivalent units in approved plans, 1,581,136 performance share units and their dividend equivalent units in approved plans, 60,813 shares issuable pursuant to a non-qualified employee stock ownership plan in approved plans, and 89,174 vested units or exercised shares deferred and not yet issued in approved plans.

(4)

Column (c) includes 7,029,498 shares available for issuance as of April 29, 2022 under the Medtronic plc Amended and Restated Employees Stock Purchase Plan and 127,303,225 shares available for issuance as of April 29, 2022 under the Medtronic plc 2021 Long Term Incentive Plan.

CEO PAY RATIO

We are required by SEC rules and regulations to disclose the annual total compensation for our CEO, and estimate of the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. For the fiscal year ended April 29, 2022, the annual total compensation for our CEO was $16,849,633 as reported in the “Total” column of the Summary Compensation Table and the annual total compensation for our median employee was $78,244 calculated in accordance with the rules applicable to the Summary Compensation Table. For the year ended April 29, 2022 the annual total compensation for our CEO was 215 times that of our median employee.

For purposes of identifying our median employee, we used our worldwide employee population as of February 1, 2022 which consisted of 101,876 total employees, of which 43,468 employees were employed in the United States and 58,408 were employed in foreign jurisdictions. As permitted by SEC rules and regulations, we excluded leased employees and independent contractors; no employees from entities we acquired during the year ended April 29, 2022, or foreign jurisdiction(s) were excluded. We used income as reported for federal income tax purposes for employees employed in the United States and an equivalent measure for employees employed in foreign jurisdictions for the 12-month period ending December 31, 2021 as our consistently applied compensation measure, and we annualized this amount for employees who commenced employment during that period. We applied this methodology to our worldwide employee population and did not use any form of statistical sampling.

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Report of the Audit Committee

Report of the Audit Committee

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Medtronic’s financial reporting and compliance programs. In particular, the Audit Committee reviews the independence, qualifications and performance of Medtronic’s independent registered public accounting firm and the performance of its internal auditors. The Audit Committee also has responsibility for oversight of Medtronic’s compliance with legal and regulatory requirements. In this role, the Audit Committee, among other things, oversees Medtronic’s policies and programs reasonably designed to ensure that Medtronic’s relationships with, and payments to, health care providers are appropriate and lawful, and receives reports of Company and third-party reviews of such matters. As of the date of this report, the Audit Committee consisted of the four members listed below, each of whom is an independent director in accordance with the Securities and Exchange Commission (“SEC”) and New York Stock Exchange requirements, meets additional independence standards applicable to audit committee members and qualifies as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

Medtronic’s management is responsible for preparing Medtronic’s financial statements and the overall reporting process, including Medtronic’s system of internal controls. The Audit Committee is directly responsible for the compensation, appointment and oversight of Medtronic’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”). That firm reports directly to the Audit Committee. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States (“U.S. GAAP”) and auditing the Company’s internal control over financial reporting. The Audit Committee also meets privately in separate executive sessions periodically with management, internal audit, compliance and representatives from Medtronic’s independent registered public accounting firm.

In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers. Management represented to the Audit Committee that Medtronic’s consolidated financial statements were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers.

PricewaterhouseCoopers has informed the Audit Committee that, in its opinion, the consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows that accompany Medtronic’s 2022 Annual Report present fairly, in all material respects, the financial position of Medtronic and its subsidiaries at April 29, 2022, and April 30, 2021, and the results of Medtronic’s operations and cash flows for each of the three fiscal years in the period ended April 29, 2022, are in conformity with U.S. GAAP.

The Audit Committee also has discussed with PricewaterhouseCoopers the matters required to be discussed by Auditing Standard No. 1301 (Communications With Audit Committees), as amended, and requested any other relevant input from PricewaterhouseCoopers. PricewaterhouseCoopers provided to the Audit Committee, and the Audit Committee received, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers’ communications with the audit committee concerning independence, and the Audit Committee discussed with PricewaterhouseCoopers their independence.

Based on the considerations above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in Medtronic’s Annual Report on Form 10-K for fiscal year 2022 for filing with the SEC. The Audit Committee has appointed PricewaterhouseCoopers as Medtronic’s independent registered public accounting firm for fiscal year 2023 and recommended that the Board of Directors submit this appointment to the Company’s shareholders for ratification at the Annual General Meeting. Audit and any permitted non-audit services provided to Medtronic by PricewaterhouseCoopers are pre-approved by the Audit Committee.

AUDIT COMMITTEE:

Denise M. O’Leary, Chair

Richard H. Anderson

Scott C. Donnelly

Randall J. Hogan III

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Audit and Non-Audit Fees

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of Medtronic’s annual financial statements for the fiscal years ended April 30, 2021 and April 29, 2022, and fees for other services rendered by PricewaterhouseCoopers. All of the audit, audit-related, tax and all other fees were approved by the Audit Committee.

	Fiscal 2021	Fiscal 2022

Audit Fees (1)	$15,466,000	$16,014,000

Audit-Related Fees (2)	$337,000	$464,000

Tax Fees (3)	$952,000	$1,023,000

All Other Fees (4)	$5,000	$2,000

(1)	Audit services consisted principally of domestic and international audits, statutory audits and assessment of internal control over financial reporting.

(2)	Audit-related services consisted principally of procedures related to statutory reporting, employee benefit plans, and other agreed upon audit procedures.

(3)	Tax-related services consisted principally of services related to assistance with transfer pricing, tax compliance, tax planning, and tax audits.

(4)	Other service fees consisted principally of services related to special non-audit reports.

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Proposal 2

Proposal 2 – Non-Binding Ratification of Appointment of Independent Auditor and Binding Authorization of the Board of Directors, Acting Through the Audit Committee, to Set Auditor Remuneration

The Board of Director’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent external auditor for the fiscal year ending April 28, 2023 and recommended that the Board of Directors submit this appointment to the Company’s shareholders for ratification at the Annual General Meeting. PricewaterhouseCoopers LLP has been retained as our external auditor continuously since fiscal year 1963. The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent external audit firm. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers’ new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers to serve as the Company’s independent external auditor is in the best interests of the Company’s shareholders.

As required by the Audit Committee Charter and Irish law, the Board of Directors is submitting for shareholder ratification the selection of PricewaterhouseCoopers LLP and the authorization of the Board of Directors, acting through the Audit Committee, to set the auditor’s remuneration. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

The ratification of the appointment of PricewaterhouseCoopers LLP as the independent external auditor of the Company for the fiscal year ending April 28, 2023 and the authorization of the Board of Directors, acting through the Audit Committee, to set the auditors’ remuneration is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting in order to be approved.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

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Proposal 2

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 2 IS AS FOLLOWS:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent auditor for the Company for the fiscal year ending April 28, 2023, be and is hereby ratified in a non-binding vote and that the Board of Directors, acting through the Audit Committee, be and is hereby authorized in a binding vote to set the remuneration of the auditor.”

Effect of Proposal

Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, but is not bound by the shareholders’ vote.

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Proposal 3

Proposal 3 – Advisory Resolution to Approve Named Executive Officer Compensation (“Say-on-Pay”)

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis (“CD&A”), tabular disclosures and related narrative of this proxy statement. The Board of Directors has adopted a policy of providing for annual “Say-on-Pay” advisory votes. The next such advisory vote will occur at this Annual General Meeting of Shareholders.

As discussed in more detail in the CD&A, Medtronic’s executive compensation program is designed to attract, motivate and retain top talent; emphasize incentive compensation alignment with sustained profitable growth; align with shareholder interests by encouraging executive stock ownership and linking a meaningful portion of compensation to the value of Medtronic ordinary shares; and discourage inappropriate risk taking.

All executive compensation elements are targeted in a competitive range relative to our market definition, with actual compensation delivered based on Company, team and individual performance. At-Risk compensation constitutes 85% to 92% of target NEO compensation, and target long-term performance-based compensation constitutes 70% to 80% of NEO compensation

In addition to aligning total compensation with Company performance, the Company has actively promoted an overall compensation philosophy that is in the best interests of the Company’s shareholders. For example, the change of control policy does not include any excise tax gross-up provisions, and equity awards granted under the 2021 Medtronic plc Long Term Incentive Plan that are replaced in connection with a change of control do not vest on the occurrence of a change in control and instead vest only if a participant is involuntarily terminated with a limited period following the change of control. Further, the Company does not provide excessive perquisites or benefits to our NEOs, requires each executive to retain significant portions of his or her equity compensation awards in support of our stock ownership guidelines, and continues to follow a clawback policy that allows the Company to recapture equity compensation and other incentive awards paid to an executive who engages in misconduct.

Approval on an advisory basis of the compensation of our named executive officers is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting in order to be approved.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 3 IS AS FOLLOWS:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation awarded to the named executive officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for this Annual General Meeting.”

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Proposal 3

Effect of Proposal

The Say-on-Pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding Medtronic’s executive compensation practices. The final decision on the compensation and benefits of our executive officers and on whether, and if so, how, to address shareholder disapproval remains with the Board and the Compensation Committee. The Board, however, values the opinions of our shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the advisory vote on executive compensation and shareholder opinions received from other communications when making future executive compensation decisions.

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Proposal 4

Proposal 4 – Renewal of the Board’s Authority to Issue Shares Under Irish Law

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization, approved by shareholders at our 2021 Annual General Meeting, is to issue up to 33% of the aggregate nominal value of the issued share capital of the Company as of August 4, 2021, which authority will expire on June 9, 2023, unless previously renewed, varied or revoked. We are presenting this proposal to renew the Board’s existing authority to issue authorized but unissued shares on the terms set forth below, which are in line with customary practice in Ireland. If this proposal is not approved, the Company will have a limited ability to issue new shares after June 9, 2023.

It is customary practice in Ireland to seek shareholder authority to issue an aggregate number of shares up to 33% of the company’s issued share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with that customary practice in Ireland, we are seeking approval to issue up to a maximum of 33% of our issued share capital as of August 5, 2022 (the latest practicable date before this proxy statement), for a period expiring on the date which is 18 months from our 2022 Annual General Meeting, unless otherwise varied, revoked or renewed. The Board expects to propose a renewal of this authorization on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association pursuant to the terms set forth below. In addition, because we are a New York Stock Exchange (NYSE)—listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of NYSE and the SEC, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on NYSE. Accordingly, approval of this resolution would merely place us on equal footing with other NYSE-listed companies.

A majority of the votes cast at the Annual General Meeting will be required to renew the authorization of the Board to issue shares.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL 4 (WHICH IS PROPOSED AS AN ORDINARY RESOLUTION) IS AS FOLLOWS:

“RESOLVED, that the directors be and they are, with effect from the passing of this resolution, hereby generally and unconditionally authorized pursuant to section 1021 of the Companies Act 2014 to exercise all the powers of the Company to allot and issue relevant securities (within the meaning of the said section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $43,879.54 (being equivalent to approximately 33% of the aggregate nominal value of the issued share capital of the Company as of August 5, 2022 (the latest practicable date before the proxy statement for this Annual General Meeting)). The authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company; provided that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.”

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Proposal 5

Proposal 5 – Renewal of the Board’s Authority to opt out of Statutory Pre-Emption Rights Under Irish Law

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). At the 2021 Annual General Meeting, our shareholders granted the Board authority to opt out of pre-emption rights with such authority to expire on June 9, 2023, unless previously renewed, varied or revoked. We are therefore proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt out of the pre-emption rights provision in the event of the issuance of shares for cash if the issuance is limited to up to 10% of a company’s issued share capital and provided that the authority granted in respect of 5% of such issued share capital is used only for the purposes of an acquisition or a specified capital investment. It is also customary practice for such authority to be limited to a period of 12 to 18 months.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash without applying statutory pre-emption rights, up to a maximum of approximately 10% of the Company’s issued share capital as of August 5, 2022 (the latest practicable date before this proxy statement), provided that the authority granted in respect of 5% of such issued share capital is used for the purposes of an acquisition or a specified capital investment. The proposed authority is for a period expiring on the date which is 18 months from our 2022 Annual General Meeting, unless otherwise varied, renewed or revoked. The Board expects to propose a renewal of this authorization on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash after June 9, 2023, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders, which could cause delays in the completion of acquisitions and the raising of capital for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on NYSE. Accordingly, approval of this resolution would merely place us on equal footing with other NYSE-listed companies.

75% of the votes cast at the Annual General Meeting will be required to renew the authorization of the Board to opt out of statutory pre-emption rights. In addition, this proposal is conditioned upon the approval of Proposal 4, as required by Irish law.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL 5 (WHICH IS PROPOSED AS A SPECIAL RESOLUTION, AS REQUIRED UNDER IRISH LAW) IS AS FOLLOWS:

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Proposal 5

“RESOLVED, that, subject to and conditional on the passing of the resolution in respect of Proposal No. 4 as set out in the proxy statement for this Annual General Meeting and with effect from the passing of this resolution, the directors be and they are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (within the meaning of section 1023 of the Companies Act 2014) for cash, pursuant to the authority conferred by Proposal No. 4 as if section 1022(1) of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $13,296.83 (being equivalent to approximately 10% of the aggregate nominal value of the issued share capital of the Company as of August 5, 2022 (the latest practicable date before the proxy statement for this Annual General Meeting)) provided that, with respect to 66,484,152 of such shares (being equivalent to approximately 5% of the issued share capital as of August 5, 2022), such allotment is to be used for the purposes of an acquisition or a specified capital investment;

and, in each case, the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

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Proposal 6

Proposal 6 – Authorization of the Company and Any Subsidiary of the Company to Make Overseas Market Purchases of Medtronic Ordinary Shares

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that the Board believes are important to continue.

Pursuant to Article 12 of our Articles of Association, the Board is authorized to effect a repurchase of ordinary shares by way of redemption, and to date all share repurchases have been effected in this manner. However, in order to maintain the flexibility to effect share repurchases by the Company, or any subsidiary of the Company, as “overseas market purchases” for the purposes of the Irish Companies Act 2014, the Board is required under Irish law to obtain shareholder approval. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries will not be able to make open-market purchases of ordinary shares. Passage of this proposal would give the Company flexibility under Irish law to permit subsidiaries to make the purchases.

In this proposal, shareholders are being asked to authorize for a period of 18 months, the Company, or any of its subsidiaries, to make open market purchases of up to 132,968,305 Medtronic ordinary shares, which represents 10% of the Company’s issued and outstanding shares as of August 5, 2022, as and when directed by any plan or program approved by the Board of Directors.

In connection with the parameters established with the Board regarding our proposed share repurchase program, these purchases would be made only at price levels that the directors would consider to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. In addition, the price that may be paid for these shares shall not be less than 70% or more than 120% of the then closing market price of those shares on the New York Stock Exchange the day preceding the day on which the relevant shares are purchased.

As required under Irish law, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL 6 (WHICH IS PROPOSED AS AN ORDINARY RESOLUTION, AS REQUIRED UNDER IRISH LAW) IS AS FOLLOWS:

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Proposal 6

“RESOLVED, that the Company and any subsidiary of the Company are hereby generally authorized to make overseas market purchases of the Company’s ordinary shares, par value US$0.0001 each (“shares”), on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and any subsidiaries of the Company pursuant to this resolution shall not exceed 132,968,305 shares.

(b) The maximum price to be paid for any share shall not be more than 120% of the closing price on the New York Stock Exchange for the shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(c) The minimum price to be paid for any share shall not be less than 70% of the closing price on the New York Stock Exchange for the shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(d) This general authority will be effective from the date of passing of this resolution.

(e) This general authority is to expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

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Questions and Answers About the Annual General Meeting

Questions and Answers About the Annual General Meeting

Medtronic plc

Registered Address –

20 On Hatch, Lower Hatch Street

Dublin 2, D02 XH02

Ireland

This proxy statement, the proxy form, Medtronic’s annual report for the year ended April 29, 2022, and our Irish Statutory Financial Statements for the year ended April 29, 2022, will be made available or sent to shareholders commencing on or about October  27, 2022.

Voting by Proxy

Shareholders of the Company who are entitled to attend and vote at the Annual General Meeting are entitled, by voting over the internet, by voting over the telephone, or by using the form provided (or the form in section 184 of the Irish Companies Act 2014), to appoint a proxy or proxies to attend and vote at the Annual General Meeting on their behalf. A proxy is not required to be a shareholder of the Company.

Appointments of proxies can be made as detailed in the section entitled Proxy Summary. In particular, if you are a shareholder of record of Medtronic and you choose to submit your proxy by telephone, your use of that telephone system, and specifically the entry of your pin number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act 2014, of each of Ivan Fong and Martha Ha as your proxy to vote your shares on your behalf in accordance with your telephone instructions.

How Proxies will be Voted

The individuals named above have advised the Board of their intention to vote at the meeting in accordance with instructions on all proxy forms submitted by shareholders and, where no contrary instruction is indicated on the proxy form, as follows: for the election by separate resolution of the individuals nominated to serve as directors; for the ratification, in a non-binding vote, of PricewaterhouseCoopers LLP as independent auditor for fiscal year 2023 and authorizing, in a binding vote, the Board of Directors, through the Audit Committee, to set the auditor’s remuneration; for approval on an advisory basis of the Company’s executive compensation; for renewal of the Board’s authority to issue shares under Irish law; for renewal of the Board’s authority to opt out of statutory pre-emption rights under Irish law; and for the authorization of overseas market purchases of Medtronic ordinary shares. The Board of Directors knows of no other matter to be presented at the Annual General Meeting. If any other business properly comes before the Annual General Meeting or any adjournment or postponement thereof, the proxies will vote on that business in accordance with their best judgment.

You may revoke a proxy by submitting a later-dated proxy, by notifying Medtronic by email, letter sent to Medtronic’s registered office, or other verifiable communication before the meeting or by revoking it at the meeting. Attendance at the meeting will not, by itself, revoke a proxy. All properly executed or transmitted proxies not revoked will be voted at the meeting.

Voting at the Meeting

Each Medtronic shareholder of record at the close of business on October 11, 2022, is entitled to one vote for each share then held. As of August 5, 2022, 1,329,683,051 Medtronic ordinary shares (par value US $0.0001 each) were outstanding and entitled to vote.

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Questions and Answers About the Annual General Meeting

At the 2022 Annual General Meeting, the inspector of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and tabulate the results of shareholder voting. As provided by the Company’s Articles of Association, one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of Medtronic entitled to vote at the meeting will constitute a quorum. The inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed and transmitted proxies even if marked “abstain” as to some matters. The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting. Adoption of proposals 1, 2, 3, 4, and 6 will require the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy, and adoption of Proposal 5 will require the affirmative vote of 75% of the votes cast by holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Abstentions and broker non-votes will not be considered votes cast at the Annual General Meeting. The practical effect of this is that abstentions and shares held in “street name” by brokers that are not voted in respect of these proposals will not have any effect on the outcome of voting on the proposals.

There is no requirement under Irish law that Medtronic’s Irish Statutory Financial Statements for the fiscal year ended April 29, 2022 or the related directors’ and auditor’s reports thereon be approved by the shareholders, and no such approval will be sought at the Annual General Meeting.

Other than as set out in this Proxy Statement, the Board of Directors know of no other matter to be presented at the Annual General Meeting.

Admission to the Meeting

The well-being of all attendees and participants at the Annual General Meeting is a primary concern for the Company and in this context we are monitoring developments in relation to the COVID-19 pandemic. While all shareholders are invited to attend the Annual General Meeting, the Annual General Meeting will proceed subject to the guidance provided by the Irish Government and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as the Board considers appropriate to address health and safety concerns. As a result, there may be restrictions on travel and/or gatherings that affect or prohibit travel to and in-person attendance at the Annual General Meeting. Furthermore, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. Such additional procedures or limitations may include, but are not limited to, thorough screenings of attendees (including temperature checks), limits on the number of attendees to promote social distancing and requiring the use of face masks.

We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting if attending in person is not feasible or not recommended.

If you wish to attend the Annual General Meeting, you must be a shareholder on the record date and request an admission ticket in advance by visiting www.proxyvote.com and following the instructions provided (you will need the control number included on your proxy card, voter instruction form or notice), or bring proof of ownership of ordinary shares to the meeting. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.

Requests for admission tickets must be received no later than December 6, 2022. On the day of the meeting, each shareholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket. If you do not request an admission ticket in advance, we will need to determine if you owned ordinary shares on the record date by:

•	verifying your name and share ownership against our list of registered shareholders; or

•	asking to review evidence of your share ownership as of October 11, 2022, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting.

Seating will begin at 7:45 a.m. and the meeting will begin at 8:00 a.m. local time, Dublin, Ireland. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You will be required to enter through a security check-point before being granted access to the meeting.

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Other Information

Other Information

Expenses of Solicitation

Medtronic’s Board of Directors solicits your proxy for use at the 2022 Annual General Meeting of shareholders and any adjournments or postponements of the meeting.

Medtronic will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of Medtronic, without extra compensation, may solicit proxies by mail, telephone, email, fax, telex, telegraph or special letter.

We have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, including the reimbursement of customary disbursements, that is not expected to exceed $20,000 in the aggregate. Brokerage firms, nominees, custodians and fiduciaries may be asked to forward proxy soliciting material to the beneficial shareholders. All reasonable soliciting costs will be borne by Medtronic.

Shareholder Proposals and Director Nominations

In order for a shareholder proposal to be considered timely for inclusion in Medtronic’s proxy statement for the 2023 Annual General Meeting, the written proposal must be received by the Company Secretary at Medtronic’s registered office no earlier than May 30, 2023 and no later than June 29, 2023. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

Medtronic’s Articles of Association provide that a shareholder may present a proposal or nominee for director from the floor of the Annual General Meeting that is not included in the proxy statement if proper written notice is received by the Company Secretary at Medtronic’s registered office not less than 50 nor more than 90 days prior to the Annual General Meeting date. If less than 60 days’ notice of the meeting date is given, the submission will be considered timely if it is received by the close of business on the 10th day following the day on which notice of the meeting is given. Any such proposal or nomination must provide the information required by Medtronic’s Articles of Association and comply with any applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, Medtronic may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal.

All submissions to, or requests from, the Company Secretary should be made to Medtronic’s registered office at 20 on Hatch, Lower Hatch Street, Dublin 2, D92 XH02, Ireland, Attn: Company Secretary.

Delivery of Documents to Shareholders Sharing an Address

The SEC has adopted rules regarding delivery of proxy statements and annual reports to shareholders sharing the same address. The Company may satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of its shareholders who are not participating in electronic proxy material delivery. This delivery method, referred to as “householding,” results in significant cost savings for the Company. In order to take advantage of this opportunity, the company has delivered only one proxy statement and annual report to multiple shareholders who share an address unless Medtronic has received contrary instructions from one or more of the shareholders. Medtronic will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered.

If shareholders receive one set of materials due to householding, they may revoke their consent for future mailings at any time by contacting Broadridge, either by calling toll-free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Shareholders will be removed from the householding program within 30 days of their response, following which they will receive an individual copy of our proxy materials. If you are the beneficial owner, but not the record holder, of Medtronic ordinary shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

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Other Information

Other

Medtronic’s 2022 Annual Report, including financial statements, is being made available to shareholders of record as of October 11, 2022, together with the other proxy materials.

MEDTRONIC WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 29, 2022, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS DEPARTMENT, MEDTRONIC, 710 MEDTRONIC PARKWAY, MINNEAPOLIS, MINNESOTA 55432.

The Board of Directors knows of no other matter to be presented at the Annual General Meeting. If any other business properly comes before the Annual General Meeting or any adjournment or postponement thereof, the proxies will vote on that business in accordance with their best judgment.

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Appendix A – Financial and Non-Gaap Reconciliations

Appendix A – Financial and Non-Gaap Reconciliations

Non-Gaap Financial Measures

This proxy statement contains financial measures, including adjusted diluted EPS, free cash flow, and organic revenue, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to annual figures increasing, decreasing or remaining flat are in comparison to fiscal year 2021.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety.

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Appendix A – Financial and Non-Gaap Reconciliations

MEDTRONIC PLC

WORLD WIDE REVENUE (1)

(Unaudited)

	Year-to-Date (2)
	Reported				Constant Currency
(in millions)	Fiscal Year 2022	Fiscal Year 2021	Growth	Currency Impact (3)	Fiscal Year 2022	Growth

Cardiovascular	$11,423	$10,772	6.0%	$(32)	$11,455	6.3%

Cardiac Rhythm & Heart Failure	5,908	5,584	5.8	(19)	5,927	6.1

Structural Heart & Aortic	3,055	2,834	7.8	(12)	3,067	8.2

Coronary & Peripheral Vascular	2,460	2,354	4.5	(1)	2,461	4.5

Medical Surgical	9,141	8,737	4.6	(44)	9,185	5.1

Surgical Innovations	6,060	5,438	11.4	(31)	6,091	12.0

Respiratory, Gastrointestinal, & Renal	3,081	3,298	(6.6)	(13)	3,094	(6.2)

Neuroscience	8,784	8,195	7.2	3	8,781	7.2

Cranial & Spinal Technologies	4,456	4,288	3.9	(7)	4,463	4.1

Specialty Therapies	2,592	2,307	12.4	13	2,579	11.8

Neuromodulation	1,735	1,601	8.4	(2)	1,737	8.5

Diabetes	2,338	2,413	(3.1)	(2)	2,340	(3.0)

TOTAL	$31,686	$30,117	5.2%	$(75)	$31,761	5.5%

Adjustment as contemplated under Annual Incentive Plan (4)					(30)	(0.1)%

Constant currency revenue for Annual Incentive Plan					$31,731	5.3%

(1)	The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.

(2)

Fiscal year 2021 was a 53-week fiscal year with the extra week occurring in the first fiscal month of the first quarter and is included in reported prior year results. While it is difficult to calculate the impact of the extra week, the Company estimates the extra week benefited fiscal year 2021 revenue by approximately $360 to $390 million

(3)	The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.

(4)	These adjustments, reducing the overall revenue growth percent, are allowed under the Annual Incentive Plan

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Appendix A – Financial and Non-Gaap Reconciliations

MEDTRONIC PLC

GAAP TO NON-GAAP RECONCILIATIONS (2)

(Unaudited)

(in millions, except per share data)	Fiscal Year 2022

GAAP Diluted EPS	$3.73

Non-GAAP Adjustments:

Restructuring and associated costs (3)	0.21

Acquisition-related items (1)(4)	0.02

Certain litigation charges	0.06

(Gain)/loss on minority investments (5)	(0.01)

Medical device regulations (6)	0.06

Amortization of intangible assets	1.09

MCS impairment/ costs (7)	0.49

Certain tax adjustments, net (8)	(0.04)

Prior to recasting IPR&D charges	$5.61

Impact of recast IPR&D charges (1)	(0.06)

Non-GAAP Diluted EPS (1)	$5.55

Adjustment as contemplated under the Company 401(k) match (9)	0.06

Diluted EPS for Company 401(k) match	$5.61

Adjustment as contemplated under Annual Incentive Plan and Executive Committee fiscal year 2020-2022 Performance-Based Restricted Stock Unit (PBRSU) payout (10)	(0.26)

Diluted EPS for Annual Incentive Plan and Executive Committee fiscal year 2020-2022 PBRSU Payout	$5.35

(1)

Starting with the quarter ended April 29, 2022, the Company will no longer adjust non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators due to recent industry guidance from the U.S. Securities and Exchange Commission. Historical non-GAAP financial measures have been recast for comparability. The impact of this change is a decrease in diluted EPS for the fiscal year ended April 29, 2022 and April 30, 2021 is $0.06 and $0.02, respectively. As such, fiscal year 2022 and 2021 non-GAAP diluted EPS was $5.55 and $4.42, respectively.

(2)	The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum.

(3)	Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.

(4)	The charges primarily include business combination costs and changes in fair value of contingent consideration.

(5)

We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

(6)

The charges represent estimated incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses, which are expected to be substantially complete by the end of fiscal year 2023.

(7)

The charges relate to the Company’s June 2021 decision to stop the distribution and sale of the Medtronic HVAD System within the Mechanical Circulatory Support Operating Unit (MCS). The charges included $515 million of non-cash impairments, primarily related to $409 million of intangible asset impairments, as well as $366 million for commitments and obligations in connection with the decision, including patient support obligations, restructuring, and other associated costs. Medtronic is committed to serving the needs of the approximately 3,500 patients currently implanted with the HVAD System.

(8)

The net benefit primarily relates to the deferred tax impact associated with a step up in tax basis for Swiss Cantonal purposes and a change in tax rates on deferred taxes associated with intellectual property, which are partially offset by the amortization on previously established deferred tax assets from intercompany intellectual property transactions and a charge related to a change in the Company’s permanent reinvestment assertion on certain historical earnings.

(9)	Adjustment is comprised of certain license payments for, or acquisitions of, technology not approved by regulators. See additional discussion in (1) above.

(10)	Adjustments are comprised of net gains on minority investments (excluding mark-to-market gains on publicly traded investments) and non-cash impairments for the MCS charges discussed in (7) above.

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Appendix A – Financial and Non-Gaap Reconciliations

MEDTRONIC PLC

GAAP TO NON-GAAP RECONCILIATIONS (1)

(Unaudited)

(in millions)	Fiscal Year 2022

Net cash provided by operating activities	$7,346

Additions to property, plant, and equipment	(1,368)

Free Cash Flow (2)	$5,978

Adjustments as contemplated under Annual Incentive Plan (3)	(327)

Free Cash Flow for Incentives	$5,651

(1)	The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.

(2)	Free cash flow represents operating cash flows less property, plant and equipment additions.

(3)	As allowed under the Annual Incentive Plan, these adjustments are comprised of certain litigation settlements, tax audit payments, and restructuring charges.

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Appendix A – Financial and Non-Gaap Reconciliations

DELIVERY OF FUTURE ANNUAL GENERAL MEETING MATERIALS

Medtronic offers shareholders the choice to receive future annual reports and proxy materials electronically over the Internet instead of receiving paper copies through the mail. This will allow us to conserve natural resources and save Medtronic printing and mailing costs. Whether you hold shares registered directly in your name, through a Medtronic stock plan, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•  Go to our website at http://investorrelations.medtronic.com;

•  In the Shareholder Services section, click on Electronic Delivery of Proxy Materials; and

•  Follow the prompts to submit your electronic consent.

Generally, brokers and banks offering this choice require that shareholders vote through the Internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all Internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at https://investorrelations.medtronic.com/annual-meeting-reports.

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Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

710 Medtronic Parkway

Minneapolis, MN 55432-5604

USA

Tel: (763) 514-4000

Fax: (763) 514-4879

www.medtronic.com

MEDTRONIC PLC ATTN: ANNE ZIEBELL 710 MEDTRONIC PARKWAY MS LC300 MINNEAPOLIS, MN 55432-5604 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., EST, on December 7, 2022 (or for shares held through the Medtronic plc SIP and the Medtronic Puerto Rico Employees' SIP, no later than 11:59 P.M., EST, on December 5, 2022). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., EST, on December 7, 2022 (or for shares held through the Medtronic plc SIP and the Medtronic Puerto Rico Employees' SIP, no later than 11:59 P.M., EST, on December 5, 2022). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D90384-P80085 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MEDTRONIC PLC The Board of Directors recommends you vote "FOR" on all proposals. 1.Electing, by separate resolutions, the eleven director nominees named in the proxy statement to hold office until the 2023 Annual General Meeting of Medtronic plc (the "Company"); For Against Abstain 1a. Richard H. Anderson 1b. Craig Arnold 1c. Scott C. Donnelly 1d. Lidia L. Fonseca 1e. Andrea J. Goldsmith, Ph.D. 1f. Randall J. Hogan, III 1g. Kevin E. Lofton 1h. Geoffrey S. Martha 1i. Elizabeth G. Nabel, M.D. 1j. Denise M. O'Leary 1k. Kendall J. Powell Ratifying, in a non-binding vote, the appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for fiscal year 2023 and authorizing, in a binding vote, the Board of Directors, acting through the Audit Committee, to set the auditor's remuneration; Approving, on an advisory basis, the Company's executive compensation; Renewing the Board of Directors' authority to issue shares under Irish law; Renewing the Board of Directors' authority to opt out of pre-emption rights under Irish law; and Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Medtronic ordinary shares. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D90385-P80085MEDTRONIC PLC Annual General Meeting of Shareholders December 8, 2022, 8:00 AM local time, Dublin, Ireland This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Ivan Fong and Martha Ha, each c/o Medtronic plc, 20 Lower Hatch Street, Dublin, Ireland, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to attend, speak and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of MEDTRONIC PLC that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 8:00 AM Local Time, on December 8, 2022, at the Shelbourne Hotel, 27 St. Stephen's Green, Dublin, Ireland and any adjournment or postponement thereof. You may vote at the Annual General Meeting of Shareholders if you were a shareholder of record at the close of business on October 11, 2022. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, with respect to the proposals set forth in the proxy statement and in the discretion of the proxies upon such other matters as may properly come before the Annual General Meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side